UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SIRNA THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share, of Sirna Therapeutics, Inc.

2)	Aggregate number of securities to which transaction applies:

73,410,656	Shares of Sirna common stock
6,439,689	Shares of Sirna common stock issuable upon exercise of in-the-money outstanding stock options
9,715,331	Shares of Sirna common stock issuable upon exercise of in-the-money outstanding warrants
89,565,676	Total Shares of Sirna common stock (including in-the-money options and warrants)

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).
The filing fee of $120,063.81 was calculated pursuant to Exchange Act Rule 0-11(c) and is equal to $107 per million of the sum of:

(i)	the product of 73,410,656 shares of Sirna common stock outstanding as of November 8, 2006 and the merger consideration of $13.00 per share in cash;

(ii)	the product of 6,439,689 shares of Sirna common stock issuable upon the exercise of in-the-money outstanding options to purchase Sirna common stock as of November 8, 2006, and $9.53 per share in cash in consideration for the cancellation of such options (which is the excess of the merger consideration of $13.00 over the weighted average exercise price of such options); and

(iii)	the product of 9,715,331 shares of Sirna common stock issuable upon the exercise of in-the-money outstanding warrants to purchase Sirna common stock as of November 8, 2006, and $10.95 per share in cash in consideration for the cancellation of such warrants (which is the excess of the merger consideration of $13.00 over the weighted average exercise price of such warrants).

4)	Proposed maximum aggregate value of transaction:

$1,122,091,638.62

5)	Total fee paid:

$120,063.81

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

Sirna Therapeutics, Inc. 185 Berry Street, Suite 6504 San Francisco, California 94107

SPECIAL MEETING OF STOCKHOLDERS
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Sirna Therapeutics, Inc. stockholder:

The board of directors of Sirna Therapeutics, Inc. has unanimously approved a merger agreement providing for the acquisition of Sirna by Merck & Co., Inc. through a merger of Spinnaker Acquisition Corp., a wholly-owned subsidiary of Merck, with and into Sirna.

If the merger is approved, holders of Sirna common stock will receive $13.00 in cash, without interest, for each share of Sirna common stock they own.

Stockholders of Sirna will be asked, at a special meeting of Sirna’s stockholders, to consider and vote on a proposal to adopt the merger agreement and to approve a proposal to grant discretionary authority to adjourn the Sirna special meeting to another time or place for the purpose of soliciting additional proxies with respect to the merger agreement. The board of directors of Sirna has unanimously determined that the merger agreement and the transactions contemplated thereby are in the best interests of Sirna and its stockholders and recommends that Sirna’s stockholders vote FOR the adoption of the merger agreement and the adjournment proposal. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement and you are encouraged to read it in its entirety.

The date, time and place of the special meeting to consider and vote upon the proposals are as follows:

[ • ], 2006
[ • ], local time
Grand Hyatt San Francisco
345 Stockton Street
San Francisco, CA 94108

The proxy statement attached to this letter provides you with information about the special meeting of Sirna’s stockholders and the proposals to be considered at the special meeting. We encourage you to read the entire proxy statement carefully.

Your vote is very important.  The affirmative vote of the holders of a majority of the outstanding shares of Sirna common stock is required to adopt the merger agreement. Whether or not you plan to attend the special meeting, if you are a holder of Sirna common stock please take the time to vote by either (i) using the toll-free number as described in the enclosed proxy card (or voting instruction form), (ii) using the Internet as described in the enclosed proxy card (or voting instruction form) or (iii) completing, signing, dating and promptly mailing the proxy card in the postage-paid envelope provided, so your shares are represented at the special meeting. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person. If you do not return your proxy card or vote by proxy by telephone or via the Internet or if you abstain from voting, it will have the same effect as a vote against the merger.

Howard W. Robin
President and Chief Executive Officer

The proxy statement is dated [ • ], 2006, and is first being mailed to stockholders of Sirna on or about [ • ], 2006.

IMPORTANT — PLEASE VOTE YOUR PROXY PROMPTLY.

After reading the proxy statement, please mark, sign, date and return the enclosed proxy card in the accompanying reply envelope, or call the toll-free number or use the Internet by following the instructions included with your proxy card, whether or not you plan to attend the special meeting in person. Please vote as promptly as possible, but no later than [ • ], local time, on [ • ], 2006. If you decide to attend the special meeting and would prefer to vote in person, please notify the Secretary of the Company that you wish to vote in person and your proxy will not be voted. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, VOTE VIA TELEPHONE OR INTERNET OR ATTEND THE SPECIAL MEETING IN PERSON.

Sirna Therapeutics, Inc. 185 Berry Street, Suite 6504 San Francisco, California 94107

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on [ • ], 2006

To the Stockholders of Sirna Therapeutics, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Sirna Therapeutics, Inc., a Delaware corporation, will be held on [ • ], 2006, at [ • ] local time, at the Grand Hyatt San Francisco, 345 Stockton Street, San Francisco, California 94108 for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of October 30, 2006, among Merck & Co., Inc., a New Jersey corporation, Spinnaker Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Merck, and Sirna.

2. To consider and vote upon a proposal to grant discretionary authority to adjourn the Sirna special meeting to another time or place for the purpose of soliciting additional proxies with respect to the merger agreement.

3. To transact such other business as may properly come before the Sirna special meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice, which you are encouraged to read in its entirety. The board of directors of Sirna has fixed the close of business on November 8, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment of it. At the close of business on the record date, Sirna had outstanding and entitled to vote 73,410,656 shares of common stock. Holders of Sirna common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “Appraisal Rights” on page 24 of the proxy statement.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Sirna common stock is required to adopt the merger agreement. Even if you plan to attend the special meeting in person, we request that you either (i) use the toll-free number as described in the enclosed proxy card (or voting instruction form), (ii) use the Internet as described in the enclosed proxy card (or voting instruction form) or (iii) complete, sign, date and promptly mail the proxy card in the postage-paid envelope provided, to ensure that your shares will be represented at the special meeting if you are unable to attend. If you do not return your proxy card or vote by proxy by telephone or via the Internet or if you abstain from voting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Sirna special meeting but will effectively be counted as a vote against adoption of the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Please do not send in your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

The Sirna board of directors recommends that you vote “FOR” the adoption of the merger agreement and the grant of discretionary authority to adjourn the special meeting.

By Order of the Board of Directors,

Bharat M. Chowrira, Secretary

San Francisco, California
[ • ], 2006

IMPORTANT — PLEASE VOTE YOUR PROXY PROMPTLY.

After reading the proxy statement, please mark, sign, date and return the enclosed proxy card in the accompanying reply envelope, or call the toll-free number or use the Internet by following the instructions included with your proxy card, whether or not you plan to attend the special meeting in person. Please vote as promptly as possible, but no later than [ • ], local time, on [ • ], 2006. If you decide to attend the special meeting and would prefer to vote in person, please notify the Secretary of the Company that you wish to vote in person and your proxy will not be voted. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, VOTE VIA TELEPHONE OR INTERNET OR ATTEND THE SPECIAL MEETING IN PERSON.

Annexes

Annex A	Agreement and Plan of Merger
Annex B	Form of Voting Agreement
Annex C	Opinion of Goldman, Sachs & Co.
Annex D	Section 262 of the Delaware General Corporation Law — Appraisal Rights

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Although we encourage you to read the enclosed proxy statement in its entirety, we include this question and answer section for your convenience and to briefly address some commonly asked questions about the proposed merger the special meeting of Sirna stockholders. In this proxy statement, the terms “we,” “us,” “our,” “our company,” and “Sirna” refer to Sirna Therapeutics, Inc. and the term “Merck” refers to Merck & Co., Inc.

Q1:	Why am I receiving this proxy statement and proxy card?

A1:	You are receiving this proxy statement and proxy card because, as of November 8, 2006, the record date for the special meeting, you owned shares of Sirna common stock. This proxy statement describes the issues on which we would like you, as a stockholder, to vote. It also provides you with the important information about these issues to enable you to make an informed decision as to whether or not to vote your shares of Sirna common stock for the merger.

Q2:	When and where is the special meeting of stockholders?

A2:	The special meeting of stockholders will be held on [ • ], 2006, at [ • ] local time, at the Grand Hyatt San Francisco, 345 Stockton Street, San Francisco, California 94108.

Q3:	Who is entitled to vote at the special meeting of stockholders?

A3:	Holders of record of Sirna common stock as of the close of business on November 8, 2006, the record date for the special meeting, are entitled to vote at the special meeting, or at any adjournments or postponements of the special meeting.

Q4:	What stockholder approval is required to adopt the merger agreement?

A4:	A quorum is necessary to hold the special meeting. Pursuant to Sirna’s amended and restated bylaws, holders of at least a majority of the issued and outstanding shares of Sirna common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. Based upon the number of shares of Sirna common stock outstanding as of the record date, 36,705,328 shares of Sirna common stock must be present, in person or by proxy, at the special meeting to constitute a quorum. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Sirna common stock entitled to vote for adoption of the merger agreement.

Q5:	What proposals will be voted on at the special meeting?

A5:	The following two proposals will be voted on at the special meeting:

•	The first proposal to be voted on is a proposal to adopt the Agreement and Plan of Merger, dated as of October 30, 2006, among Merck & Co., Inc., a New Jersey corporation, Spinnaker Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Merck, and Sirna Therapeutics, Inc., which we refer to in this proxy statement as the merger agreement.

•	The second proposal to be voted on is a proposal to grant discretionary authority to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies with respect to the merger agreement, which we refer to in this proxy statement as the adjournment proposal.

Q6:	What will Sirna’s stockholders receive in the merger?

A6:	As a result of the merger, our stockholders will receive $13.00 in cash, without interest, for each share of our common stock they own (other than shares held by stockholders who perfect their appraisal rights; see “The Merger — Appraisal Rights” on page 24), which we refer to in this proxy statement as the merger consideration. For example, if you own 100 shares of our common stock, you will receive $1,300.00 in cash in exchange for your Sirna shares, less any applicable tax withholdings.

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Q7:	What do I need to do now?

A7:	We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Thereafter, simply mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope provided. Should you prefer, you may cast your vote by proxy by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, bank or other nominee that may hold shares of Sirna common stock on your behalf. Please act as soon as possible so that your shares of Sirna common stock can be voted at the special meeting.

Q8:	How does Sirna’s board of directors recommend I vote?

A8:	At a meeting held on October 30, 2006, our board of directors determined unanimously that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Sirna and its stockholders, declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and approved and adopted the merger agreement. Our board of directors recommends that you vote FOR the adoption of the merger agreement and FOR the adjournment proposal.

Q9:	What happens if I do not return a proxy card?

A9:	The failure to return your proxy card will have the same effect as voting against the merger but will have no effect on the adjournment proposal.

Q10:	May I vote in person?

A10:	Yes. If your shares are not held in “street name” through a broker or bank, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card or voting your proxy by telephone or via the Internet. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q11:	May I change my vote after I have mailed my signed proxy card or otherwise voted by proxy?

A11:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of four ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you may submit a later dated proxy instruction by telephone or via the Internet. Fourth, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. See “Information about the Special Meeting — Revocability of Proxies” on page 10.

Q12:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A12:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger (but will have no effect on the adjournment proposal). See “Information about the Special Meeting — Quorums; Abstentions; Broker Non-Votes” on page 12.

Q13:	Should I send in my Sirna stock certificates now?

A13:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $13.00 in cash, without interest, for each share of our common stock.

Q14:	When do you expect the merger to be completed?

A14:	We are working toward completing the merger as quickly as possible. We currently expect to close the merger in December 2006 or the first quarter of 2007. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the expiration of the waiting period under the

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Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the absence of any material adverse effect on Sirna since the signing of the merger agreement.

Q15:	Am I entitled to appraisal rights?

A15:	Yes. Holders of our common stock are entitled to appraisal rights under the Delaware General Corporation Law (referred to in this proxy statement as the DGCL) in connection with the merger if they meet certain conditions. See “The Merger — Appraisal Rights” on page 24.

Q16:	Who can help answer my questions?

A16:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact Sirna Therapeutics, Inc., Bharat M. Chowrira, Secretary, 185 Berry Street, Suite 6504, San Francisco, California 94107, (415) 512-7200 or The Altman Group, our proxy solicitor, at 1200 Wall Street West 3rd Floor, Lyndhurst, New Jersey 07071, (201) 806-7300. Our public filings can be accessed at the Securities and Exchange Commission’s website at www.sec.gov. See “Where You Can Find More Information” on page 46.

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SUMMARY

This summary, together with the preceding question and answer section, highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. See “Where You Can Find More Information” on page 46. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

The Companies

Sirna Therapeutics, Inc.

We are focused on developing therapeutics based on RNA interference (RNAi). We are using our expertise in nucleic acids to design, stabilize, manufacture and deliver short interfering nucleic acids (siRNAs and siNAs) that selectively activate the process of RNA interference. We are in research, preclinical and/or clinical development with product candidates in the following areas: Age-related Macular Degeneration (AMD), chronic hepatitis, dermatology (initially permanent hair removal), asthma, chronic obstructive pulmonary disease, respiratory syncytial virus, Huntington’s disease and diabetes. We are evaluating disease targets and indications for the development of RNA interference-based therapeutics on our own and in collaboration with academic research institutions and commercial enterprises such as our collaboration in AMD and other ocular indications with Allergan, Inc., our collaboration in respiratory diseases with GlaxoSmithKline and our collaboration in Huntington’s disease with Targeted Genetics. In addition, we manufacture and sell cGMP grade oligonucleotides to other companies under contract manufacturing agreements.

Since our inception as Ribozyme Pharmaceuticals, Inc. in 1992, we have dedicated ourselves to engineering RNA-based molecules for therapeutic and diagnostic purposes. In 2001, we began to study RNAi in greater detail and in 2003, based on scientific advancements and the potential of the field, we directed our research and development activities entirely to RNAi technology. Concurrent with our redirection, we changed our name to Sirna Therapeutics, Inc. Our principal executive offices are located at 185 Berry Street, Suite 6504, San Francisco, California 94107. Our telephone number is (415) 512-7200.

Merck & Co., Inc.

Merck is a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures. Merck sells its products primarily to drug wholesalers and retailers, hospitals, clinics, government agencies and managed health care providers such as health maintenance organizations and other institutions. Merck’s professional representatives communicate the effectiveness, safety and value of its products to health care professionals in private practice, group practices and managed care organizations.

Merck was incorporated in the State of New Jersey in 1927 and maintains its principal offices at Whitehouse Station, New Jersey. Its address is P.O. Box 100, One Merck Drive, Whitehouse Station, New Jersey 08889-0100, and its telephone number is (908) 423-1000.

Spinnaker Acquisition Corp.

Spinnaker Acquisition Corp. is a Delaware corporation and a wholly-owned subsidiary of Merck. Spinnaker Acquisition Corp. was organized solely for the purpose of entering into the merger agreement with Sirna and completing the merger and has not conducted any business operations.

Proposed Acquisition

You are being asked to vote to adopt a merger agreement pursuant to which Sirna will be acquired by Merck.

Merger Consideration

If the merger is completed, you will receive the merger consideration of $13.00 in cash, without interest, in exchange for each share of our common stock that you own. After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a Sirna stockholder and will have no rights as a Merck stockholder. Our stockholders will receive the merger consideration after exchanging their Sirna stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after completion of the merger. See “The Merger — Merger Consideration” on page 26.

Board Recommendation to Stockholders

Our board of directors has unanimously:

•	determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of us and our stockholders;

•	declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

•	approved and adopted the merger agreement.

Our board of directors recommends that our stockholders vote FOR adoption of the merger agreement and FOR the adjournment proposal.

See “The Merger — Reasons for the Merger and Board of Directors’ Recommendation” on page 16.

Reasons for the Merger

Our board of directors carefully considered the terms of the proposed transaction and the strategic alternatives available to Sirna in deciding to enter into the merger agreement and to recommend that stockholders vote FOR the adoption of the merger agreement. Among the factors considered by our board of directors were:

•	the consideration of $13.00 per share in cash to be paid in the proposed merger;

•	the strategic alternatives available to Sirna;

•	Sirna’s financial condition, results of operations and business and earnings prospects;

•	the terms and conditions of the merger agreement;

•	the opinion of Goldman, Sachs & Co., subsequently confirmed by delivery of its written opinion dated October 30, 2006, to Sirna’s board of directors that, as of the date of its opinion and based upon and subject to factors and assumptions set forth in the opinion, the $13.00 per share in cash to be received by the holders of the outstanding shares of Sirna common stock pursuant to the merger agreement was fair from a financial point of view to such holders; and

•	the interests of certain officers and directors of Sirna that are different from, or in addition to, the interests of Sirna stockholders generally.

See “The Merger — Reasons for the Merger and Board of Directors’ Recommendation” on page 16.

Treatment of Stock Options and Warrants

Each stock option to purchase our common stock which has an exercise price of less than $13.00 per share that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled in exchange for the right to receive a cash payment, without interest, in an amount equal to the difference between $13.00 and the exercise price of the option. We have agreed to use our commercially reasonable efforts to cause all holders of our warrants to fully exercise the warrants prior to the merger. Each warrant to purchase our common stock that is outstanding immediately prior to the effective time of the merger will receive a cash payment in accordance with its terms. See “The Merger — Effect on Awards Under Sirna’s Stock Plans and Other Convertible Securities” on page 27.

Market Price and Dividend Data

Our common stock is listed on The NASDAQ Global Market under the symbol “RNAI.” On October 27, 2006, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $6.50 on The NASDAQ Global Market. On [ • ], 2006, the last full trading day prior to the date of this proxy statement, our common stock closed at $[ • ] on The NASDAQ Global Market. See “Market Price and Dividend Data” on page 9.

Material United States Federal Income Tax Consequences of the Merger

The exchange of shares of our common stock for cash in the merger generally will be a taxable transaction to our stockholders for United States federal income tax purposes. A U.S. holder who exchanges shares of our common stock in the merger generally will recognize capital gain or capital loss equal to the difference between the cash received and such stockholder’s adjusted tax basis in the shares surrendered. See “The Merger — Material United States Federal Income Tax Consequences of the Merger” on page 27 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. Holders of our common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger.

Opinion of Sirna’s Financial Advisor

On October 30, 2006, Goldman, Sachs & Co., which we refer to in this proxy statement as Goldman Sachs, rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated October 30, 2006, to Sirna’s board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in the opinion, the $13.00 per share in cash to be received by the holders of the outstanding shares of Sirna common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated October 30, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of Sirna’s board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Sirna common stock should vote with respect to the merger. Pursuant to an engagement letter between Sirna and Goldman Sachs, Sirna has agreed to pay Goldman Sachs a transaction fee of approximately $13.5 million, the principal portion of which is payable upon consummation of the merger.

See “The Merger — Opinion of Sirna’s Financial Advisor” on page 17.

The Special Meeting of Sirna’s Stockholders

Time, Date and Place.  A special meeting of our stockholders will be held on [ • ], 2006, at the Grand Hyatt San Francisco, 345 Stockton Street, San Francisco, California 94108 at [ • ], local time, to consider and vote upon a proposal to adopt the merger agreement.

Record Date and Voting Power.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on November 8, 2006, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. On the close of business on the record date, there were 73,410,656 shares of our common stock outstanding and entitled to be voted at the special meeting.

Required Vote.  The adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date. The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting.

Share Ownership of Directors and Management.  Our directors and executive officers and their affiliates own approximately 36% of the shares entitled to vote at the special meeting.

See “Information about the Special Meeting” on page 10.

Interests of Sirna’s Directors and Management in the Merger

When considering the recommendation by our board of directors in favor of the merger, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours, including, among others:

•	certain indemnification arrangements for our current and former directors and officers will be continued if the merger is completed;

•	certain of our officers and directors may be entitled to payments in connection with the merger; and

•	all outstanding in-the-money options to purchase our common stock will be vested and cashed out if the merger is completed.

See “The Merger — Interests of Sirna’s Directors and Management in the Merger” on page 22.

Conditions to the Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

Merck and we are obligated to effect the merger only if the following conditions are satisfied or waived:

•	the holders of a majority of the outstanding shares of our common stock must have voted in favor of adopting the merger agreement;

•	the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated;

•	no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or other governmental entity of competent jurisdiction that has the effect of making the merger illegal or otherwise prohibiting completion of the merger may be in effect; and

•	the other party must have performed in all material respects all obligations required to be performed by it under the merger agreement.

In addition, Merck will not be obligated to effect the merger unless the following additional conditions are satisfied or waived:

•	our representations and warranties regarding capitalization matters must be true and correct in all respects except for such inaccuracies as are de minimis in the aggregate (A) as of the date of the merger agreement and (B) as of the closing date of the merger with the same force and effect as if made as of such date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date);

•	our other representations and warranties must be true and correct (A) as of the date of the merger agreement and (B) as of the closing date of the merger as though made on the closing date (except to the extent that the representation and warranty speaks as of a particular date, in which case the representation and warranty must be true and correct in all respects as of the earlier date), except for failures of such representations and warranties to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us (without giving effect to any qualification as to materiality or material adverse effects set forth in such representations and warranties); and

•	since the date of the merger agreement, no material adverse effect with respect to us has occurred and not been cured.

In addition, we will not be obligated to effect the merger unless the representations and warranties of Merck and Spinnaker Acquisition Corp. are true and correct in all material respects as of the closing date of the merger with the same effect as though such representations and warranties had been made on and as of such date (except to the extent that any representation and warranty expressly speaks as of an earlier date, in which case the representation and warranty must be true and correct as of the earlier date).

See “The Merger Agreement and the Voting Agreements — Conditions to Completion of the Merger” on page 30.

Termination of the Merger Agreement

Merck and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent of Merck and us;

•	by either Merck or us, if the merger has not been completed by June 30, 2007, if our stockholders have not adopted the merger agreement at our stockholders’ meeting (after giving effect to all adjournments or postponements thereof) or if any injunction permanently restraining the consummation of the merger becomes final and non-appealable, provided that the right to terminate the merger agreement for any of these reasons will not be available to any party if the circumstances were caused by the party’s failure to comply with its obligations under the merger agreement;

•	by either Merck or us, if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure of any of the conditions to the merger related to truth and accuracy of the breaching party’s representations and warranties or performance of the breaching party’s obligations under the merger agreement and cannot be cured or is not cured by the breaching party within 20 business days after written notice of the breach or failure (so long as the failure of any the condition to be capable of satisfaction is not the result of a material breach of the merger agreement by the terminating party);

•	by Merck, if our board of directors or any of its committees takes any of the following actions (each referred to in this proxy statement as an adverse recommendation change) before obtaining stockholder approval of the merger:

•	withdraws, modifies, qualifies or changes the recommendation of the merger agreement or the merger in a manner adverse to Merck;

•	approves, endorses or recommends an acquisition proposal by a third party; or

•	resolves or announces its intention to do any of the foregoing;

•	by Merck, if we materially breach certain of our obligations in the merger agreement related to non-solicitation or our board of directors recommendation of the merger and the merger agreement to our stockholders or we materially breach our obligations related to our calling of our stockholders’ meeting for purposes of obtaining approval of the merger and the merger agreement and our preparation of proxy materials related to such stockholders’ meeting and our compliance with all requirements of law applicable to such stockholders’ meeting and such breach is not cured within 10 days after our receipt of written notice asserting such breach or failure from Merck;

•	by us, if prior to obtaining stockholder approval, we receive an unsolicited acquisition proposal and:

•	our board of directors determines in good faith, after consulting with outside counsel, that the failure to take certain actions would result in a breach of its fiduciary obligations under applicable law;

•	our board of directors determines in good faith, after consultation with its outside legal and financial advisors, that the acquisition proposal constitutes a superior proposal;

•	we deliver to Merck a written notice at least four business days before publicly terminating the merger agreement which states expressly that we have received a superior proposal, the material terms and conditions of the superior proposal and the identity of the person or group making the superior proposal, and, if available, a copy of the relevant proposed transaction agreements and other material documents;

•	during the four business day period, we negotiate with Merck in good faith with respect to adjustments to the terms and conditions of the merger agreement that Merck may suggest;

•	during the four business day period, our board of directors does not conclude in good faith that the acquisition proposal (including any adjustments to it during the four business day period) no longer constitutes a superior proposal;

•	we have materially complied with our covenants in the merger agreement related to considering the alternative acquisition proposal;

•	we enter into a definitive acquisition agreement; and

•	contemporaneously with such termination, we pay a $42,100,000 termination fee.

See “The Merger Agreement and the Voting Agreements — Termination” on page 33.

Limitations on Considering Other Acquisition Proposals

We have agreed that neither we nor any of our subsidiaries nor any of our or our subsidiaries’ officers and directors will, and that we will not permit our or our subsidiaries’ employees, agents and representatives on our behalf to:

•	engage in any discussions or negotiations with, or provide any confidential or non-public information or data to, any person relating to another acquisition proposal;

•	knowingly encourage any effort or attempt to make or implement an acquisition proposal;

•	approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept any acquisition proposal;

•	approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any acquisition proposal;

•	withdraw, modify, qualify or change the recommendation of our board of directors regarding the merger with Merck; or

•	resolve, propose or agree to do any of the foregoing.

At any time prior to obtaining our stockholder approval for adoption of the merger agreement, we may nevertheless take the following actions in response to a bona fide acquisition proposal that did not result from a breach of our covenants relating to our consideration of alternative acquisition proposals, if our board of directors determines in good faith, after consultation with its outside legal and financial advisors, that the acquisition proposal constitutes, or is reasonably likely to lead to, an acquisition proposal that, if accepted, is reasonably likely to be consummated, and if consummated, would result in a more favorable transaction (taking into account legal, financial, regulatory and other aspects of such acquisition proposal, the identity of the third party making such acquisition proposal, the terms and conditions of the acquisition proposal and the anticipated timing and prospects for completion of such acquisition proposal) and after consultation with its outside legal advisor, that failure to do so would result in a breach of our board of directors’ fiduciary obligations under applicable law:

•	furnish information to the person making the proposal and its representatives pursuant to a confidentiality agreement containing terms no less favorable to us than those set forth in the Confidentiality Agreement between us and Merck;

•	participate in discussions or negotiations regarding the proposal; and

•	withdraw, modify, qualify or change the recommendation of our board of directors regarding the merger with Merck so as to recommend the alternative transaction, provided we have complied with certain requirements to give Merck notice of the alternative transaction.

See “The Merger Agreement and the Voting Agreements — No Solicitation” on page 31.

Expenses and Termination Fees

The merger agreement provides that regardless of whether the merger is completed, all fees and expenses incurred by the parties shall be borne by the party incurring such fees and expenses. The merger agreement also requires that we pay Merck a termination fee of $42,100,000 under certain conditions. See “The Merger Agreement and the Voting Agreements — Expenses” on page 38 and “The Merger Agreement and the Voting Agreements — Termination Fee” on page 38.

Voting Agreements

In connection with the merger agreement, Merck entered into voting agreements with certain of our stockholders that owned in the aggregate approximately 36% of our outstanding common stock as of October 30, 2006 or, if the stockholders fully exercised each of the warrants they hold, approximately 41% of our outstanding common stock as of October 30, 2006. The stockholders entering into these voting agreements include Howard Robin, our President and Chief Executive Officer; James Niedel, one of our directors; Sprout Capital IX, L.P., Sprout Entrepreneurs Fund, L.P. and Sprout IX Plan Investors, L.P., three funds affiliated with Dr. Niedel; Oxford Bioscience Partners IV L.P. and mRNA Fund II L.P., two funds affiliated with our director Douglas Fambrough; and Venrock Associates, Venrock Associates III, L.P. and Venrock Entrepreneurs Fund III, L.P., three funds affiliated with our director Bryan Roberts. Among other things, the voting agreements provide that the stockholder will vote all shares of our capital stock that such person beneficially owns in favor of the approval of the merger and the approval and adoption of the merger agreement and against any alternative proposal, and that the stockholder will not transfer any shares owned or grant any proxies or powers of attorney with respect to any shares in contravention of the obligations under the voting agreements, or subject any shares owned to any pledges, liens or other encumbrances or arrangements. In addition, the voting agreements provide that the stockholder will pay to Merck 50% of such stockholder’s profit above $13.00 generally in the event of (i) the termination of the merger agreement in circumstances under which we are or may become obligated to pay Merck a termination fee and (ii) the consummation of an alternative transaction (or a merger with Merck at a price greater than $13.00) within one year of such termination of the merger agreement. The stockholders signing the voting agreements granted a proxy and power of attorney with respect to any of our shares that they owned with respect to such matters to certain officers of Merck. Except with respect to the obligation to pay a percentage of the profits to Merck, the voting agreements terminate on the earlier of the effective date of the merger and the date that the merger agreement has been terminated. See “The Merger Agreement and the Voting Agreements — Voting Agreements” on page 40.

Regulatory Matters

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. See “The Merger — Regulatory Matters” on page 29.

Appraisal Rights

Our stockholders have the right under Delaware law to dissent from the adoption of the merger and to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock determined in accordance with Delaware law. The fair value of shares of our common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to non-dissenting Sirna stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Dissenting Sirna stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex D. You are encouraged to read these provisions carefully and in their entirety. See “The Merger — Appraisal Rights” on page 24.

Litigation Relating to the Merger

Following the announcement of the merger agreement, several putative class action lawsuits have been filed challenging aspects of the proposed merger. The lawsuits, all filed in the Superior Court of California, County of San Francisco, name Sirna and all eight of our directors as defendants. The plaintiffs assert causes of action for breach of fiduciary duty and self-dealing, and causes of action of aiding and abetting breach of fiduciary duty. In the complaints, the plaintiffs allege generally that the proposed merger resulted from unfair dealing and the merger consideration of $13.00 was an inadequate purchase price. The complaints seek certification as a class action and various forms of declaratory and injunctive relief, including an injunction against consummation of the merger or, in the alternative, rescission of the transaction and imposition of a constructive trust. The defendants deny any wrongdoing, believe that these actions are without merit and intend to defend the claims vigorously. See “The Merger — Litigation Relating to the Merger” on page 29.

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on The NASDAQ Global Market under the symbol “RNAI.” The following table shows, for the periods indicated, the range of high and low bids for our common stock as quoted on The NASDAQ Global Market.

	High	Low

Year ended December 31, 2004
First quarter	$6.49	$3.90
Second quarter	4.59	2.05
Third quarter	3.42	2.21
Fourth quarter	3.87	2.45
Year ended December 31, 2005
First quarter	$3.48	$2.30
Second quarter	3.15	1.69
Third quarter	5.60	1.60
Fourth quarter	4.58	2.91
Year ended December 31, 2006
First quarter	$7.62	$3.02
Second quarter	8.52	4.50
Third quarter	6.26	4.10
Fourth quarter (through November 10, 2006)	12.74	5.51

The following table sets forth the closing per share sales price of our common stock, as reported on The NASDAQ Global Market on October 27, 2006, the last full trading day before the public announcement of the proposed merger, and on [ • ], 2006, the latest practicable trading day before the printing of this proxy statement:

Sirna Common Stock
Closing Price
Nasdaq

October 27, 2006	$6.50
[ • ], 2006	$ [ • ]

We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Following the merger there will be no further market for our common stock.

FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should” and similar expressions. Those statements include, among other things, the risk that the merger may not be completed in a timely manner, if at all, and other risks detailed in our current filings with the United States Securities and Exchange Commission (referred to in this proxy statement as the SEC), including our most recent filings on Form 10-Q or Form 10-K, which discuss these and other important risk factors concerning our operations. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. Except as may be required by law, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

INFORMATION ABOUT THE SPECIAL MEETING

This proxy statement is being furnished to you in connection with the solicitation of proxies by our board of directors in connection with our special meeting of stockholders.

Date, Time and Place of Special Meeting

We will hold the special meeting of Sirna stockholders at Grand Hyatt San Francisco, 345 Stockton Street, San Francisco, CA 94108 at [ • ], local time on [ • ], 2006.

Purpose of Special Meeting

At the special meeting, Sirna stockholders will be asked to vote upon the following proposals that will be presented:

•	the proposal to adopt the merger agreement; and

•	the proposal to grant discretionary authority to adjourn the Sirna special meeting to another time or place for the purpose of soliciting additional proxies with respect to the merger agreement.

Sirna stockholders will also be asked to consider any other business that may properly come before the special meeting or any adjournment of the special meeting. We currently do not contemplate that any other matters will be considered at the special meeting.

Record Date and Voting Securities

Stockholders of record as of the record date, November 8, 2006, are entitled to notice of and to vote at the special meeting. As of the record date, 73,410,656 shares of our common stock were issued and outstanding. Each share of common stock outstanding as of the record date will be entitled to one vote and stockholders may vote in person or by proxy.

Vote Required

The proposal to adopt the merger agreement requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. The adjournment proposal requires a majority of the votes cast in person or by proxy at the special meeting by the holders of shares of our common stock entitled to vote on that proposal.

Voting by Certain of Sirna’s Directors and Executive Officers

Simultaneously with the execution and delivery of the merger agreement, certain of our stockholders that owned in the aggregate approximately 36% of our outstanding common stock as of October 30, 2006 or, if the stockholders fully exercised each of the warrants they hold, approximately 41% of our outstanding common stock as of October 30, 2006 entered into voting agreements with Merck. The stockholders entering into these voting agreements include Howard Robin, our President and Chief Executive Officer; James Niedel, one of our directors; Sprout Capital IX, L.P., Sprout Entrepreneurs Fund, L.P. and Sprout IX Plan Investors, L.P., three funds affiliated with Dr. Niedel; Oxford Bioscience Partners IV L.P. and mRNA Fund II L.P., two funds affiliated with our director Douglas Fambrough; and Venrock Associates, Venrock Associates III, L.P. and Venrock Entrepreneurs Fund III, L.P., three funds affiliated with our director Bryan Roberts.

At the close of business on the record date, these stockholders owned and were entitled to vote 26,159,391 shares of our common stock, which represented approximately 36% of the shares of our common stock outstanding on that date.

The stockholders signing the voting agreements agreed, among other things, that the stockholder would vote all shares of our capital stock that such person beneficially owns in favor of the approval of the merger and the approval and adoption of the merger agreement and against any alternative proposal, and that the stockholder would not transfer any shares owned or grant any proxies or powers of attorney with respect to any shares in contravention of the obligations under the voting agreement, or subject any shares owned to any pledges, liens or other encumbrances or arrangements. In addition, the voting agreements provide that the stockholder will pay to Merck 50% of such stockholder’s profit above $13.00 generally in the event of (i) the termination of the merger agreement in circumstances under which we are or may become obligated to pay Merck a termination fee and (ii) the consummation of an alternative transaction (or a merger with Merck at a price greater than $13.00) within one year of such termination of the merger agreement. The stockholders signing the voting agreements granted a proxy and power of attorney with respect to any of our shares that they owned with respect to such matters to certain officers of Merck. Except with respect to the obligation to pay a percentage of the profits to Merck, the voting agreements terminate on the earlier of the effective date of the merger and the date that the merger agreement has been terminated.

How to Vote Your Proxy

Mail.  You may vote by mail by signing the enclosed proxy card and mailing it in the enclosed, prepaid and addressed envelope.

Telephone.  You may vote by telephone by following the instructions set forth on the proxy card.

Internet.  You may vote over the Internet by following the instructions set forth on the proxy card.

In person at the meeting.  Written ballots will be passed out to anyone who is eligible and wants to vote at the meeting. If you hold your shares in “street name” (i.e., through a broker, bank or other nominee), you must request a legal proxy from your broker or other nominee before the meeting to vote at the meeting.

You have the option to vote over the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. We believe the procedures that have been put in place are consistent with the requirements of applicable law.

Revocability of Proxies

Stockholders of Record

If you are listed as a stockholder in our official records (which are maintained by our transfer agent), you are a stockholder of record. For example, if you hold a certificate for our stock issued in your name, you are a stockholder of record. Any stockholder of record giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by:

•	filing a written notice of revocation or filing a duly executed proxy bearing a later date with the Secretary of Sirna at our principal executive offices at 185 Berry Street, Suite 6504, San Francisco, California 94107;

•	completing and submitting a duly executed proxy bearing a later date;

•	submitting a later dated proxy instruction by telephone or via the Internet; or

•	attending the meeting and voting in person; however, attendance at the meeting will not, by itself, revoke a proxy.

If you choose any of the first three methods, you must submit the notice of revocation, the new proxy or the proxy instruction to us before the special meeting.

Holders in “Street Name”

If you hold a beneficial interest in shares of our common stock through a broker, bank or other nominee, you are called a holder in “street name.” If you hold in “street name”, you must contact the broker, bank or other nominee through which you hold a beneficial interest in shares of our common stock in order to determine how to revoke any proxies the record holder submitted on your behalf.

Quorum; Abstentions; Broker Non-Votes

The presence in person or by proxy of the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to establish a quorum for the transaction of business. Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of elections. The inspector of elections will also determine whether or not a quorum is present. Abstentions are included in the number of shares present or represented at the special meeting.

Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” and shares which abstain from voting as to a particular matter, will not be voted in favor of such matters. The proposal to adopt the merger agreement requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal to adopt the merger agreement. The adjournment proposal requires a majority of the votes cast in person or by proxy at the special meeting by the holders of shares of our common stock entitled to vote on that proposal. For the purpose of determining whether the adjournment proposal has received the requisite number of votes, abstentions and broker non-votes will have no effect on the outcome of the proposal. In addition, assuming that there is a quorum established at the stockholder meeting, failing to vote will have no effect on the outcome of the adjournment proposal. Broker non-votes will be counted for purposes of determining the absence or presence of a quorum. We encourage all stockholders whose shares are held in “street name” to provide their brokers with instructions on how to vote.

Adjournment

Whether or not a quorum is established at a stockholder meeting, our bylaws permit the presiding officer at the meeting or the stockholders present in person or represented by proxy to adjourn the meeting from time to time by the vote of a majority of the shares represented at that meeting without notice. The DGCL requires that if a meeting is adjourned for more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting must be given to the stockholders.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or personal solicitation by our directors, officers or regular employees. We will not pay any additional compensation to such persons for such services. We have retained The Altman Group to assist in distribution of proxy materials and solicitation of votes. We will pay The Altman Group $10,000 for its services plus reimbursement for certain out-of-pocket expenses.

Recommendation of Board of Directors

Our board of directors unanimously recommends that you vote FOR the adoption of the merger agreement and FOR the adjournment proposal.

Special Meeting Admission

You may vote in person by ballot at the special meeting if you own shares of Sirna common stock registered in your own name. If you bring a legal proxy from your broker, bank or other nominee and present it at the special meeting, you also may vote in person at the special meeting if your shares of Sirna common stock are held in “street name” through a broker, bank or other nominee. You should contact the person responsible for your account to make such arrangements. Please note that stockholders may be asked to present photo identification for admittance to the special meeting.

Assistance

If you have any questions about the proposals or how to vote or revoke a proxy, or if you wish to obtain additional copies of this document free of charge, you should contact:

The Altman Group
1200 Wall Street West 3rd Floor
Lyndhurst, New Jersey 07071
Phone: (201) 806-7300

or

Sirna Therapeutics, Inc.
185 Berry Street, Suite 6504
San Francisco, California 94107
Attention: Bharat M. Chowrira, Secretary
Phone: (415) 512-7200

THE MERGER

This section of the proxy statement describes material aspects of the merger, including the merger agreement and the voting agreements. This summary may not contain all of the information that is important to you. You should carefully read this proxy statement, including the full text of the merger agreement and the voting agreements, which are attached as Annex A and Annex B, respectively, for a more complete understanding of the merger.

Background to the Merger

From time to time, our board of directors discusses with management our business strategy and our plans to achieve our business strategy. In light of our primary strategy of concentrating on the discovery and development of proprietary products and the substantial expenditures for research, development, testing, manufacturing, sales and marketing of pharmaceutical products, we determined that we would enter into partnerships, collaborations or alliances with pharmaceutical and biotechnology companies to develop RNAi-based therapeutics, especially for targets and in therapeutic areas where partners would bring us unique capabilities. We believed that engaging corporate partners and other third parties to help develop, manufacture and market our RNAi-based products would be desirable or necessary for our success and would allow us to share the risks and opportunities associated with developing RNAi-based products.

From early 2005 until the Spring of 2006, our management was exploring potential opportunities to collaborate or form partnerships with at least 26 other parties. In the Summer of 2006, we began more in-depth discussions with several companies regarding potential opportunities to collaborate or form partnerships.

During August and September 2006, we continued our discussions with several companies regarding potential collaborations or partnerships, including Merck. On September 20, 2006, we discussed with Merck a potential licensing transaction. On September 22, 2006, Merck made a verbal and written offer regarding its interest in acquiring us without indicating a valuation.

On September 24, 2006, our board of directors met to consider our alternatives. Representatives of Goldman Sachs and O’Melveny & Myers LLP also attended the meeting. At the meeting, our board of directors discussed the indication of interest from Merck to acquire us.

On September 27, 2006, Merck reiterated in writing its interest in an acquisition and provided a price range of $9 to $10 per share for such a transaction. On September 27, 2006, our board of directors met to consider the Merck proposal. Representatives of Goldman Sachs and O’Melveny & Myers also attended the meeting. Representatives of O’Melveny & Myers reviewed with our board of directors their fiduciary duties in the context of a business combination. At the meeting, our board of directors discussed the valuation proposed by Merck and a strategy to move forward with such a transaction.

On September 28, 2006, Goldman Sachs contacted other parties with whom we had been negotiating a collaboration or partnership alliance to notify them of the proposal that we received regarding an acquisition. We engaged in discussions with several parties, one of which made a written offer regarding its interest in acquiring us and provided a price range in excess of the range of the September 27 Merck offer. However, none of these discussions, including discussions with the party that made the written offer, resulted in a proposed transaction that our board of directors preferred to the transaction that we negotiated with Merck. On September 29, 2006, our board of directors met to receive an update from Goldman Sachs regarding our discussions with interested parties. Representatives of O’Melveny & Myers also attended the meeting.

On October 2, 2006, our board of directors met to consider various potential transactions. Representatives of Goldman Sachs and O’Melveny & Myers also attended the meeting. The board of directors authorized us to enter into confidentiality agreements or amendments to pre-existing confidentiality agreements, as the case may be, that were appropriate in connection with acquisition discussions with interested parties.

On October 5, 2006, we delivered a draft merger agreement to interested parties, including Merck. On October 9, 2006, we amended our existing confidentiality agreement with Merck to encompass our acquisition discussions. We proceeded with the due diligence process and made available documentary due diligence materials regarding us.

On October 10, 2006, representatives of Sirna, Goldman Sachs and Merck met in our Boulder, Colorado facility for due diligence meetings.

On October 17, 2006, our board of directors met to discuss the progress on the various transactions that we were considering. Representatives of Goldman Sachs and O’Melveny & Myers also attended the meeting.

On October 18, 2006, we engaged Goldman Sachs to act as our financial advisor in connection with a possible acquisition transaction involving us.

Merck continued its due diligence investigation. On October 25, 2006, Merck submitted a revised offer with a per share price of $12.25 for the acquisition and its comments on the merger agreement that had been provided by us.

On October 25, 2006, our board of directors met to review the status of discussions with interested parties, including the revised proposal from Merck. Representatives of Goldman Sachs and O’Melveny & Myers also attended the meeting. Representatives of O’Melveny & Myers reviewed with our board of directors their fiduciary duties in the context of a business combination. Then, representatives of Goldman Sachs discussed with our board of directors the status of the negotiations with all interested parties and Merck’s revised offer. Our board of directors authorized management, legal counsel and our financial advisor to request revised proposals from interested parties, including Merck.

On October 26 and October 27, 2006, our advisors had meetings with Merck and its advisors and requested Merck to improve its offer. In response, Merck offered $13.00 per share on the condition that we would negotiate exclusively with Merck. We entered into an agreement with Merck on October 27, 2006 providing that we would negotiate exclusively with Merck until November 3, 2006.

On October 27, we provided Merck with a draft form of voting agreement.

From October 27, 2006 through October 30, 2006, members of our management and our legal and financial advisors negotiated the final terms of the merger agreement and the voting agreements with Merck and its advisors. On October 29, 2006, our board of directors met to receive an update from management and our advisors on the status of negotiations with Merck. Representatives of O’Melveny & Myers and Goldman Sachs also attended the meeting. Representatives of O’Melveny & Myers then summarized the material terms of the merger agreement and the voting agreements and open issues under these agreements, among other issues. A representative of Goldman Sachs then reviewed with our board of directors its financial analyses with respect to the proposed transaction. Our board of directors then discussed with management and our legal and financial advisors the next steps to be taken in connection with the transaction. Our board of directors posed questions to Mr. Robin, legal counsel and our financial advisors. After extensive discussion and deliberation, our board of directors agreed to reconvene for a meeting on October 30, 2006 to review the final proposal from Merck.

On October 30, 2006, our board of directors met with representatives of Goldman Sachs and O’Melveny & Myers. Representatives of O’Melveny & Myers then summarized the resolution of the open issues under the merger agreement and the voting agreements. A representative of Goldman Sachs then reviewed with our board of directors its financial analyses with respect to the proposed transaction. Following its presentation, Goldman Sachs delivered its oral opinion to our board of directors, which was later confirmed by a written opinion dated October 30, 2006, to the effect that, as of October 30, 2006 and based on and subject to the assumptions, qualifications and limitations set forth in its written opinion, the consideration of $13.00 in cash per share offered by Merck and to be received by the holders of our common stock pursuant to the merger agreement with Merck was fair from a financial point of view to those holders (see “The Merger — Opinion of Sirna’s Financial Advisor” on page 17). Following discussion of the final proposal and Goldman Sachs’ presentation, our board of directors determined to proceed with Merck’s proposal. Our board of directors then discussed with management, legal counsel and our financial advisors the next steps to be taken in connection with the execution and announcement of the transaction. After posing questions to Mr. Robin, legal counsel and our financial advisors, our board of directors unanimously: (1) determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of us and our stockholders, (2) declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (3) approved and adopted the merger agreement and the voting agreements and (4) authorized execution of the merger agreement.

During the afternoon of October 30, 2006, after the close of regular hours trading of the United States securities markets, the parties executed the merger agreement and the voting agreements. Sirna and Merck issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger and Board of Directors Recommendation

Reasons for the Merger

In the course of reaching its decision to approve the merger and approve and adopt the merger agreement, our board of directors consulted with our senior management, legal counsel and financial advisor, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•	historical information concerning our business, financial performance and condition, operations, technology and competitive position;

•	our financial condition, results of operations, business and strategic objectives;

•	current financial market conditions and historical market prices, volatility and trading information with respect to our common stock;

•	the consideration to be received by our stockholders in the merger;

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; and

•	our business and financial prospects if we were to remain an independent company in light of the cost and resources required to produce and market pharmaceutical products.

In the course of its deliberations, our board of directors also considered, among other things, the following positive factors:

•	the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement;

•	the fact that the $13.00 per share to be paid as the consideration in the merger represents a premium of 100% over the $6.50 closing sale price for the shares of our common stock on The NASDAQ Global Market on October 27, 2006, the last trading day prior to the public announcement of the execution of the merger agreement, an 86.5% premium to the closing price of our common stock of $6.97 on October 20, 2006, one week prior to the last trading day prior to the date of the merger agreement, and a 133.4% premium to the closing price of our common stock of $5.57 on September 29, 2006, four weeks prior to the last trading day prior to the date of the merger agreement;

•	Goldman Sachs’ opinion delivered to our board of directors to the effect that, as of October 30, 2006 and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration of $13.00 in cash per share to be received by the holders of our common stock pursuant to the merger agreement was fair from a financial point of view to those holders; Goldman Sachs’ opinion is directed to our board of directors. Stockholders are urged to read Goldman Sachs’ opinion, which is attached as Annex C to this proxy statement, in its entirety;

•	the likelihood that the proposed merger would be completed, in light of the experience, reputation and financial capabilities of Merck; and

•	the fact that pursuant to the merger agreement, we are not prohibited from responding in the manner provided in the merger agreement to certain acquisition proposals (as described below in “The Merger Agreement and the Voting Agreements — No Solicitation” on page 31), and we may terminate the merger agreement under certain circumstances to enter into a superior proposal (as described below in “The Merger Agreement and the Voting Agreements — Termination” on page 33).

In the course of its deliberations, our board of directors also considered, among other things, the following negative factors:

•	the fact that our stockholders will not participate in our future growth potential or benefit from any future increase in our value;

•	the possibility that the merger might not be completed and the effect of the public announcement of the merger on our stock price and our ability to attract and retain key management and other personnel;

•	the conditions to Merck’s obligation to complete the merger and the right of Merck to terminate the merger agreement under certain circumstances; and

•	the interests that certain of our directors and executive officers may have with respect to the merger in addition to their interests as stockholders of Sirna generally as described in “The Merger — Interests of Sirna’s Directors and Management in the Merger” on page 22.

The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors, but rather, our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management and legal and financial advisors.

Board of Directors Recommendation

After careful consideration, our board of directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of us and our stockholders, has declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and has approved and adopted the merger agreement. Our board of directors unanimously recommends that our stockholders vote FOR the adoption of the merger agreement.

Opinion of Sirna’s Financial Advisor

On October 30, 2006, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated October 30, 2006, to our board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in the opinion, the $13.00 per share in cash to be received by the holders of the outstanding shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated October 30, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of our common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	our annual reports to stockholders and Annual Reports on Form 10-K for the five fiscal years ended December 31, 2005;

•	certain of our interim reports to stockholders and Quarterly Reports on Form 10-Q;

•	certain other communications from us to our stockholders; and

•	certain internal financial analyses and forecasts prepared by our management.

Goldman Sachs also held discussions with members of our senior management regarding their assessment of the past and current business operations, financial condition and future prospects of Sirna.

In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for our common stock;

•	compared certain financial and stock market information for us with similar information for certain other companies the securities of which are publicly traded;

•	reviewed the financial terms of certain recent business combinations in the pharmaceutical industry specifically and in other industries generally; and

•	performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of our assets and liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) or any of our subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs’ opinion does not address our underlying business decision to engage in the merger. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

The following is a summary of the material financial analyses presented by Goldman Sachs to our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs attached as Annex C to this proxy statement. The order of analyses described does not represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 27, 2006, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the reported price and trading activity for our common stock for the one-year period ended October 27, 2006, noting that our common stock traded at a low of $3.03 on December 30, 2005 and a high of $8.36 on April 20, 2006. Goldman Sachs also noted that the $13.00 per share of our common stock to be paid in cash in connection with the merger, which is referred to in this discussion as the offer price, represented:

•	a 100.0% premium to the closing price of our common stock of $6.50 on October 27, 2006, which was the last trading day prior to the date of the merger agreement;

•	an 86.5% premium to the closing price of our common stock of $6.97 on October 20, 2006, one week prior to the last trading day prior to the date of the merger agreement; and

•	a 133.4% premium to the closing price of our common stock of $5.57 on September 29, 2006, four weeks prior to the last trading day prior to the date of the merger agreement.

Selected Companies Analysis

Goldman Sachs reviewed the reported price and trading activity of our common stock and the nine companies listed below for the one-year period ended October 27, 2006 and calculated the reported price for each company’s common stock as of October 27, 2006 as a percentage of the high trading price for each company’s common stock for the 52-week period ended October 27, 2006. In addition, Goldman Sachs calculated and reviewed the market capitalization less the cash and cash equivalents for us and each of these nine companies based on the most recent publicly available financial statements for each, which value is referred to in this discussion as the technology value. Although these selected companies are not directly comparable to us, the companies included were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered similar to certain operations of ours. The nine selected companies were:

•	Alnylam Pharmaceuticals, Inc.

•	Coley Pharmaceutical Group, Inc.

•	Exelixis, Inc.

•	Human Genome Sciences, Inc.

•	Isis Pharmaceuticals, Inc.

•	Medarex, Ltd.

•	Momenta Pharmaceuticals, Inc.

•	Regeneron Pharmaceuticals, Inc.

•	Sangamo Biosciences, Inc.

The results of the calculations described above are summarized as follows:

	Percentage of
	52-Week High	Technology
	Trading Price	Value
		(Dollars in millions)

High	99%	$1,354
Mean	80%	$607
Median	82%	$480
Low	58%	$117
Sirna	78%	$447
Sirna (at the offer price)	156%	$1,030

Illustrative Present Value of Future Stock Price Analysis

Goldman Sachs performed an illustrative analysis of the present value of the future price of our common stock, which is designed to provide an indication of the present value of a company’s potential future stock price as a function of our company’s estimated future earnings and its assumed price to future earnings per share, or EPS, multiple. For this analysis, Goldman Sachs used the financial forecasts for us prepared by our management assuming that we entered into additional partnerships with third parties. Goldman Sachs first calculated implied per share prices for our common stock for the end of fiscal year 2017 by applying price to forward EPS multiples ranging from 18.0x to 26.0x, based on the range of a selected group of currently profitable biotechnology companies, to estimates prepared by our management of our EPS for fiscal year 2018. Goldman Sachs then calculated the present values of the implied per share future stock prices for our common stock in fiscal year 2017 discounted to October 27, 2006, using discount rates ranging from 13.00% to 17.00% based on estimates relating to our weighted average cost of capital. This analysis resulted in a range of implied present values of $4.67 to $9.50 per share of our common stock.

Using the same set of forecasts, Goldman Sachs also performed a sensitivity analysis to analyze the effect of dilution from potential future financings on the illustrative analysis of the present value of the future price of our common stock. This analysis utilized:

•	a price to forward EPS multiple of 22.0x;

•	discount rates ranging from 13.00% to 17.00%; and

•	dilution from potential future financings ranging from 10.0% to 30.0%.

This analysis resulted in a range of implied present values of $4.33 to $7.36 per share of our common stock.

Illustrative Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of implied present values per share of our common stock. All cash flows were discounted to December 31, 2006, and terminal values were based upon price to forward EPS multiples ranging from 18.0x to 26.0x to estimates prepared by our management of our EPS for fiscal 2018, assuming that we entered into additional partnerships with third parties. For this analysis, Goldman Sachs used discount rates ranging from 13.0% to 17.0%, reflecting estimates of the weighted average cost of capital for us, and financial forecasts for us prepared by our management. This analysis resulted in a range of implied present values of $5.36 to $10.02 per share of our common stock. Goldman Sachs then performed this same analysis using estimates prepared by our management assuming that we operated on a theoretical standalone basis in lieu of entering into additional partnerships with third parties. This analysis resulted in a range of implied present values of $5.65 to $13.53 per share of our common stock.

Using the same set of forecasts, Goldman Sachs also performed a sensitivity analysis to analyze the effect of increases or decreases in our estimated peak sales of certain products that we might ultimately be able to sell and the probability of these products successfully reaching the market based on their current stages of pre-clinical or clinical development, as the case may be, on the illustrative discounted cash flow analysis. This analysis utilized:

•	a range of peak sales per potentially marketed product of $500 million to $1.5 billion;

•	a range of incremental probability of success of a compound in pre-clinical or clinical development reaching the market of positive 1.0% to negative 1.0%;

•	a price to forward EPS multiple of 22.0x; and

•	a discount rate of 15.0%.

This analysis resulted in a range of implied present value of $3.49 to $11.30 per share of our common stock. Goldman Sachs then performed this same analysis using estimates prepared by our management of our EPS for fiscal 2017 assuming that we operated on a standalone basis in lieu of entering into a strategic partnership with a third party. This analysis resulted in a range of implied present value of $4.22 to $14.19 per share of our common stock.

Goldman Sachs also performed an illustrative discounted cash flow analysis of the implied total value per share of our common stock to an acquirer of us that was able to avail itself of our United States federal net operating losses, or NOLs. This analysis utilized:

•	price to forward EPS multiples ranging from 18.0x to 26.0x to estimates prepared by our management of our EPS for fiscal 2017, assuming that we operated on a standalone basis in lieu of entering into a strategic partnership with a third party;

•	discount rates ranging from 13.0% to 17.0%, reflecting estimates of the weighted average cost of capital for us;

•	estimated usable United States federal NOLs for us of $130 million transferred to the acquirer in a transaction valuing shares of our common stock at $13.00 per share as per our management’s estimates;

•	estimated future NOLs created by the future losses generated by us as per our management’s estimates; and

•	a tax rate of 38%.

This analysis resulted in a range of implied total value of $7.62 to $15.69 per share of our common stock to an acquirer.

Selected Transactions Analysis

Goldman Sachs reviewed available information for the following announced merger or acquisition transactions involving companies in the pharmaceutical industry. While none of the companies participating in the selected transactions are directly comparable to us, the companies participating in the selected transactions are companies with operations that, for purposes of this analysis, may be considered similar to certain operations of ours. Goldman Sachs calculated and compared the premium implied by the per share consideration paid for the equity of the target company in the applicable transaction over the trading price for the common stock of the target company on both the trading day prior to and the 20th trading day prior to the announcement of the applicable transaction. The transactions reviewed, listed by acquirer/target and month and year announced, were:

•	Genzyme Corporation/AnorMED Inc. (October 2006)

•	Eli Lilly and Company/ICOS Corporation (October 2006)

•	Gilead Sciences, Inc./Myogen, Inc. (October 2006)

•	Novartis AG/NeuTec Pharma plc (June 2006)

•	AstraZeneca PLC/Cambridge Antibody Technology Group plc (May 2006)

•	Amgen Inc./Abgenix, Inc. (December 2005)

•	OSI Pharmaceuticals, Inc./Eyetech Pharmaceuticals, Inc. (August 2005)

•	Pfizer Inc./Vicuron Pharmaceuticals Inc. (June 2005)

•	Genzyme Corporation/Bone Care International, Inc. (May 2005)

•	GlaxoSmithKline plc/Corixa Corporation (April 2005)

•	Amgen Inc./Tularik Inc. (March 2004)

•	Pfizer Inc./Esperion Therapeutics, Inc. (December 2003)

•	Merck & Co., Inc./Rosetta Inpharmatics, Inc. (May 2001)

The results of the calculations described above are summarized as follows:

	Premium to Trading	Premium to Trading
	Price One Trading Day	Price 20 Trading Days
	Prior to Announcement	Prior to Announcement

High	108.7%	131.0%
Mean	52.7%	60.7%
Median	49.7%	57.6%
Low	(2.2)%	24.6%
Sirna (at the offer price)	100.0%	133.4%

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ analyses and opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to us, our various businesses or the merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to our board of directors as to the fairness from a financial point of view of the $13.00 per share in cash to be received by the holders of the outstanding shares of our common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of us, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs’ opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the merger agreement.

The merger consideration was determined through arm’s-length negotiations between us and Merck and was approved by our board of directors. Goldman Sachs provided advice to us during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to us or our board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to us in connection with, and has participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs has provided certain investment banking services to Merck, including having acted as co-manager with respect to a public offering of Merck’s 4.75% Notes due 2015 (aggregate principal amount $1,000,000,000) in February 2005. Goldman Sachs also may provide investment banking services to us and Merck in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.

Our board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated October 18, 2006, we engaged Goldman Sachs to act as our financial advisor in connection with the exploration of the possible sale of all or a portion of us. Pursuant to the terms of this letter agreement, Goldman Sachs is entitled to receive a transaction fee of approximately $13.5 million, the principal portion of which is payable upon consummation of the merger. We have also agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs against various liabilities, including certain liabilities under the federal securities laws.

Interests of Sirna’s Directors and Management in the Merger

In considering the recommendation of our board of directors in favor of the merger, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours.

All such additional interests are described below, to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of stockholders generally. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the merger.

Indemnification and Insurance

The merger agreement provides that the indemnification, advancement and exculpation provisions of our certificates of incorporation, by-laws and other indemnification agreements we have entered into in favor of our directors and certain executive officers in effect as of the date of the merger agreement will survive the merger. Merck and the surviving corporation will not amend, repeal or otherwise modify such provisions for a period of six years from the effective time of the merger in any manner that would adversely affect the rights under such provisions of our existing directors, officers or employees.

The merger agreement further provides that for six years after the effective time of the merger, Merck will cause the surviving corporation to maintain in effect the directors’ and officers’ liability insurance policies currently maintained by us covering acts or omissions occurring on or prior to the effective time of the merger with respect to those persons who are currently covered by our directors’ and officers’ liability insurance policies on terms with respect to coverage and in amounts no less favorable than those set forth in the relevant policy in effect on the date of the merger agreement. However, in no event will Merck or the surviving corporation be required to expend annually in excess of 250% of the annual premium currently paid by us for our coverage, and to the extent the annual premium would exceed 250% of the annual premium currently paid by us for our coverage, the surviving corporation will use all reasonable efforts to maintain the maximum amount of coverage as is available for 250% of our current annual premium. In addition, we may satisfy the surviving corporation’s obligations by purchasing a six-year “tail” prepaid policy, at no more than three times the maximum annual premium currently paid by us for our coverage, on terms and conditions no less advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by us.

Change of Control Payments

The merger agreement provides for us to adopt a severance plan prior to the closing of the merger, which plan will be maintained by Merck for a period of two years following the closing. The consummation of the merger will constitute a change of control for purposes of the severance plan. The severance plan will provide for 2006 bonus payments, aggregating up to $1,700,000, to be distributed to our employees at any time prior to the closing of the merger, at the discretion of our board and management; provided that no vice president level or more senior officer will be granted a bonus for 2006 of more than 200% of such officer’s target bonus for 2006.

The severance plan will also provide our employees with certain payments and benefits in the event that such employee is terminated without “cause” or resigns for “good reason” (each, as defined in the severance plan) within 18 months following the closing of the merger, including:

•	A lump sum cash payment equal to:

•	Two times the sum of annual base salary and target bonus for our CEO

•	One times the sum of annual base salary and target bonus for vice president level employees

•	Six months’ base salary for director level employees

•	Three months’ base salary for all other full-time employees

•	Payment of COBRA premiums by the surviving corporation for:

•	18 months for our CEO.

•	One year for vice president level employees

•	Six months for director level employees

•	Three months for all other full-time employees

•	Full vesting of all of the employee’s outstanding stock options.

•	Outplacement services for up to 30 days.

To the extent that the payments and benefits payable under the severance plan result in liability for excise taxes by reason of sections 280G and 4999 of the Internal Revenue Code, our CEO will be entitled to a full gross-up payment for any such excise taxes such that the amount he retains after-tax is equal to the after-tax amount he would have retained had no excise tax applied. Our board of directors may determine to provide such a gross-up payment to any named executive officers as well. We do not expect any section 280G tax liability for our CEO in connection with the merger.

In addition, we have previously entered into change of control severance agreements with certain executive officers at or around the time such executive officer’s employment with us originated. To the extent the severance plan provides better terms than those included in the pre-existing employment agreements for such officers, the corresponding provisions in such employment agreements will be superseded by the terms in the severance plan. The only executive officer with better terms in his employment agreement is Roberto Guerciolini, our Senior Vice President and Chief Medical Officer. Dr. Guerciolini’s employment agreement provides that if he is terminated without cause or terminates his employment for good reason (as such terms are defined in the agreement) at any time following a change in control, he will be entitled to (1) a severance amount equal to one year of his base salary plus the lesser of 20% of his then current base salary or the average of his actual annual bonuses for the previous two years and (2) the payment of COBRA premiums for 18 months by the surviving company. The severance payment is subject to reduction for amounts earned with a subsequent employer and the payment of COBRA premiums terminates upon his obtaining comparable health care coverage from a future employer.

Stock Options

Each stock option to purchase our common stock that is outstanding immediately prior to the effective time of the merger (including those held by our directors and executive officers) will become fully vested at that time. Each such option will automatically be converted into cash in the amount, if any, by which $13.00 exceeds the exercise price of the option. Any options with an exercise price that is equal to or exceeds $13.00 will receive no cash payment. As of November 8, 2006, our directors and officers, in the aggregate, held options to purchase 1,516,848 unvested shares of common stock. Based upon the $13.00 being offered in the merger, these options, in the aggregate, have a value of $14,479,758 in excess of their exercise prices.

Employee Benefits

To the extent our employees remain employed by us after the closing of the merger, they will be entitled to certain of the employee benefits Merck has agreed to provide under the terms of the merger agreement. See “The Merger Agreement and the Voting Agreements — Employee Benefits” on page 40.

Appraisal Rights

The discussion of the provisions set forth below is not a complete statement regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of these rights.

If the merger is completed, dissenting holders of our common stock who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262 of the DGCL, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262 of the DGCL. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262 of the DGCL. A written demand for appraisal of shares must be filed with us before the special meeting on [ • ], 2006. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “for” the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate or on our transfer books. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

A Sirna stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 185 Berry Street, Suite 6504, San Francisco, California 94107, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its Sirna common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 of the DGCL and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 of the DGCL may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of ten days after the stockholders’ request is received by us or ten days after the latest date for delivery of a demand for appraisal under Section 262 of the DGCL.

Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Sirna shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262 of the DGCL, service of a copy must be made upon us, which we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Sirna stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 of the DGCL could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will generally be a taxable transaction for United States federal income tax purposes.

Any stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any Sirna stockholder to comply fully with the procedures described above and set forth in Annex D to this proxy statement may result in termination of such stockholder’s appraisal rights.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Spinnaker Acquisition Corp., a wholly-owned subsidiary of Merck and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly-owned Delaware subsidiary of Merck.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by Merck, shares held by our subsidiaries or subsidiaries of Merck (including Spinnaker Acquisition Corp.), and those shares held by stockholders who perfect their appraisal rights (as described in “The Merger — Appraisal Rights” on page 24), will be converted into the right to receive $13.00 in cash, without interest. Treasury shares and shares held by Merck and our subsidiaries or subsidiaries of Merck (including Spinnaker Acquisition Corp.) will be canceled immediately prior to the effective time of the merger.

As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of any shares of our common stock (other than stockholders who have perfected their appraisal rights) will cease to have any rights as a Sirna stockholder, except the right to receive $13.00 per share in cash. The price of $13.00 per share was determined through arm’s-length negotiations between Merck and us.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of our common stock into the right to receive $13.00 per share in cash, without interest, will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, a paying agent selected by Merck and reasonably acceptable to us will send a letter of transmittal to each former Sirna stockholder. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock. You should not return stock certificates with the enclosed proxy.

Upon surrender of a stock certificate representing shares of our common stock or compliance with the instructions in the letter of transmittal for shares held in book entry form, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the paying agent, a former holder of Sirna shares will be entitled to receive from the paying agent, on behalf of Merck, $13.00 in cash for each share of Sirna common stock and that holder’s shares of Sirna common stock will be cancelled.

In the event of a transfer of ownership of our common stock that is not registered in our stock transfer records, the merger consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer and

•	the person requesting such payment pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or establishes to our reasonable satisfaction that the tax has been paid or is not applicable.

No interest will be paid or accrue on any cash payable upon conversion of shares of our common stock. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

Effect on Awards Under Sirna’s Stock Plans and Other Convertible Securities

Stock Options

Each stock option to purchase our common stock which has an exercise price of less than $13.00 per share that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled in exchange for the right to receive a cash payment, without interest, in an amount equal to the difference between $13.00 and the exercise price of the option less any applicable tax withholding. Any payment made with respect to stock options will be made within 10 business days of the effective time of the merger.

Employee Stock Purchase Plan

Our employee stock purchase plan, or ESPP, will be terminated prior to the effective time of the merger. In connection with that termination, any right to purchase a share of our common stock under the ESPP will be cancelled and each participant in the ESPP for the then-current offering period will be entitled to receive, within 10 business days after the effective time of the merger, an amount in cash equal to $13.00 multiplied by the number of whole and fractional shares of Sirna common stock that would have been issuable upon the exercise of the purchase right if it had been issued at the effective time of the merger and the participant in the ESPP purchased the maximum number of shares using his or her full contribution less any applicable tax withholding.

Warrants

We have agreed to use our commercially reasonable efforts to cause all holders of our warrants to fully exercise their warrants prior to the merger. Each warrant to purchase our common stock that is outstanding immediately prior to the effective time of the merger will be entitled to receive a cash payment in accordance with its terms.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by Merck and us and specified in the certificate of merger. The filing of the certificate of merger will occur on the closing date, which will not be later than the second business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement.

Delisting and Deregistration of Sirna Common Stock

If the merger is completed, our common stock will no longer be traded on The NASDAQ Global Market and will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences of the Merger

This section discusses certain material United States federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock whose shares are surrendered in the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to United States federal income tax regardless of its source.

The discussion applies only to U.S. holders that hold our common stock as a capital asset at the time of the merger, and the discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders that are subject to special rules or that may be important in light of such stockholders’ individual circumstances, such as:

•	financial institutions, mutual funds, insurance companies, dealers in securities or foreign currencies, persons that mark-to-market their securities, or persons that hold our common stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	persons with a “functional currency” other than the U.S. dollar;

•	stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”);

•	holders of options, warrants or similar rights to acquire our stock;

•	United States expatriates;

•	partnerships, limited liability companies or other pass-through entities, or investors in such entities;

•	retirement plans and tax-exempt organizations;

•	stockholders who acquired our common stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation; or

•	persons deemed to sell their shares of our common stock under the constructive sale provisions of the Code.

Sirna did not obtain a ruling from the Internal Revenue Service or an opinion of counsel with respect to any of the matters discussed herein. The summary is not binding upon the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth herein.

The discussion below is based upon United States federal income tax laws as in effect and interpreted as of the date of this proxy statement and does not take into account possible changes in these tax laws or interpretations, any of which may be applied retroactively. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to our stockholders.

Sirna stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger to them, including the applicable United States federal, state, local and foreign tax consequences of the merger.

For United States federal income tax purposes, a U.S. holder who exchanges shares of our common stock in the merger generally will recognize capital gain or capital loss equal to the difference between the cash received by such stockholder and the stockholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be long-term capital gain or loss provided that such stockholder’s holding period for such shares is more than 12 months at the effective time of the merger. Long-term capital gain of individuals generally is subject to United States federal income tax at a maximum rate of 15%. If an individual stockholder’s holding period for the shares of common stock is one year or less at the effective time of the merger, any gain will be subject to United

States federal income tax at the same rate as ordinary income. There are limits on the deductibility of capital losses. U.S. holders who acquired different blocks of our common stock at different times or different prices must determine their tax basis and holding period separately with respect to each block of stock.

For corporations, capital gain is taxed at the same rate as ordinary income, and capital loss in excess of capital gain is not deductible. Corporations, however, generally may carry back capital losses up to three taxable years and carry forward capital losses up to five taxable years.

Under the Code, a holder of our common stock may be subject to backup withholding at a rate of 28% with respect to the amount of cash received in the merger, unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s United States federal income tax liability, if any, provided the stockholder furnishes the required information to the Internal Revenue Service in a timely manner.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, tax advice to any particular holder of shares of our common stock. This summary does not purport to be a complete analysis or discussion of all potential tax effects relevant to our stockholders. Holders of our common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of United States federal, state, local and foreign income and other tax laws in their particular circumstances.

Regulatory Matters

Under the Hart-Scott-Rodino Act and the rules thereunder, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. Merck and we filed a notification and report forms pursuant to the Hart-Scott-Rodino Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission on November 13, 2006. As a result, the waiting period under the Hart-Scott-Rodino Act will terminate on December 13, 2006, unless earlier terminated. Even if the waiting period is terminated, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Litigation Relating to the Merger

Following the announcement of the merger agreement several putative class action lawsuits, including Arnold Wandel, on behalf of himself and all others similarly situated, case number CGC06-457680, Sydney Eisikobic, on behalf of himself and all others similarly situated, case number CGC06-457682, and Sheet Metal Workers Local #218 Pension Fund, on behalf of itself and all others similarly situated, case number CGC06-457734, have been filed challenging aspects of the proposed merger. The lawsuits, filed in the Superior Court of California, County of San Francisco, name Sirna and all eight of our directors as defendants. The plaintiffs assert causes of action for breach of fiduciary duty and self-dealing and causes of action of aiding and abetting breach of fiduciary duty. In the complaints, the plaintiffs allege generally that the proposed merger resulted from unfair dealing and the merger consideration of $13.00 was an inadequate purchase price. The complaints seek certification as a class action and various forms of declaratory and injunctive relief, including an injunction against consummation of the merger or, in the alternative, rescission of the transaction and imposition of a constructive trust. The defendants deny any wrongdoing, believe that these actions are without merit and intend to defend the claims vigorously.

THE MERGER AGREEMENT AND THE VOTING AGREEMENTS

The following description summarizes the material provisions of the merger agreement and the voting agreements. Stockholders should read carefully the merger agreement and the voting agreement, which are attached as Annex A and Annex B, respectively, to this proxy statement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties we, on the one hand, and Merck and Spinnaker Acquisition Corp., on the other hand, have made to each other as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in our representations and warranties are qualified by information in confidential disclosure schedules that we have provided to Merck in connection with signing the merger agreement. While we do not believe that these schedules contain information required to be publicly disclosed by us under the applicable securities laws other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us and Merck and are modified in important part by the underlying disclosure schedules.

Conditions to the Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

Merck, Spinnaker Acquisition Corp. and we are obligated to effect the merger only if the following conditions are satisfied or waived:

•	the holders of a majority of the outstanding shares of our common stock must have voted in favor of adopting the merger agreement and the transactions contemplated thereby, including the merger;

•	the waiting period required under the Hart-Scott-Rodino Act must have expired or been terminated and all other required governmental consents disclosed pursuant to the merger agreement shall have been obtained; and

•	no court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered into any law, rule, regulation, judgment, determination, decree, injunction or other order that restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement.

In addition, Merck and Spinnaker Acquisition Corp. will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties contained in the merger agreement must be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date (except to the extent our representations and warranties expressly speak to an earlier date, in which case as of such earlier date), except for any failure of our representations and warranties to be true and correct that would not, or would not reasonably be expected to, either individually or in the aggregate, constitute a material adverse effect on us (other than our representations and warranties as to our capitalization, which must be true and correct except for inaccuracies that are de minimis in the aggregate);

•	we must have performed in all material respects all agreements and obligations required to be performed by us under the merger agreement; and

•	since the date of the merger agreement, there shall not have been any material adverse effect (as described below) or any event, state of fact, circumstance, development, change or effect, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to us;

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	the representations and warranties of Merck and Spinnaker Acquisition Corp. contained in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date (except to the extent those representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and

•	Merck and Spinnaker Acquisition Corp. must have performed in all material respects all agreements and obligations required to be performed by them under the merger agreement.

Material Adverse Effect

Several of our representations and warranties contained in the merger agreement, and certain conditions to closing and termination rights, are qualified by reference to whether the item in question is reasonably likely to have a “material adverse effect” on us. The merger agreement provides that a “material adverse effect” means, when used in connection with us, any change or effect, event, violation, circumstance, occurrence, state of facts or development that (i) is materially adverse to the business, assets, results of operations or financial condition of us or our subsidiaries, taken as a whole or (ii) would prevent or delay, beyond June 30, 2007, the consummation by us of the transactions contemplated by the merger agreement. However, none of the following effects will be taken into account in determining whether there has been or will be a material adverse effect:

•	circumstances generally affecting the biotechnology industry (which changes or developments, in each case, do not materially disproportionately affect us and our subsidiaries taken as a whole);

•	changes affecting the United States economy in general (which changes or developments, in each case, do not materially disproportionately affect us and our subsidiaries taken as a whole) or the financial or securities markets in general, political instability or political conditions in the United States or any acts of terrorism, military actions or war or other national calamity directly involving the Unites States;

•	other than with respect to any required approval or consents, changes resulting from or arising out of the announcement or pendency of the merger agreement or actions pursuant to (or required by) the merger agreement;

•	any change in our stock price or trading volume (but any change in us underlying or contributing to such change in the stock price or trading volume may be taken into account in determining whether there exists a material adverse effect);

•	any determination by, or delay of a determination by, or delay of a submission to, the United States Food and Drug Administration or its European equivalent, or any panel or advisory body empowered or appointed by them;

•	the failure by us to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (but any change in us underlying or contributing to such failure may be taken into account in determining whether there exists a material adverse effect);

•	any changes in applicable law or generally accepted accounting principles (which changes, in each case, do not materially disproportionately affect us or our subsidiaries taken as a whole); or

•	any effect resulting from the actions of Merck or any of its affiliates.

No Solicitation

We have agreed we will not, and will not permit any of our subsidiaries, any of our or our subsidiaries’ directors or officers, and any of our or our subsidiaries’ employees, agents and representatives (including any investment banker, attorney, consultant or accountant (“representatives”) retained by us or any of our subsidiaries) to initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer from any person or group of persons other than Merck or its affiliates, with respect to any of the following:

•	a merger, reorganization, share exchange, consolidation business combination, plan of liquidation or similar transaction involving us;

•	any purchase of 15% of more of any class of our or our subsidiaries’ voting securities; or

•	any purchase or sale of 15% or more of the equity interest in us or the consolidated assets (on a book value basis) of us or our subsidiaries, taken as a whole;

any such proposal or offer referred to in this proxy statement as an “acquisition proposal.”

We have further agreed that we will not, and will not permit any or our subsidiaries, any of our or our subsidiaries’ officers and directors, and any of our or our subsidiaries representatives to:

•	engage in any discussions or negotiations with, or provide any confidential or non-public information or data to, any person relating an acquisition proposal;

•	knowingly encourage any effort or attempt to make or implement an acquisition proposal;

•	approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept any acquisition proposal;

•	approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any acquisition proposal;

•	withdraw, modify, qualify or change any recommendation for stockholder approval of the merger and the merger agreement; or

•	resolve, propose or agree to do any of the foregoing.

We further agreed that we would, and would ensure our subsidiaries would immediately cease and cause to be terminated, and will not permit our representatives to continue, any existing activities, discussions or negotiations with any persons with respect to any acquisition proposal (except with respect to the transactions contemplated by the merger agreement).

Notwithstanding anything contained in the merger agreement, we are not prevented from complying with disclosure obligations under certain tender offer rules of the Securities Exchange Act of 1934 with regard to an acquisition proposal so long as any action taken or statement made does not include a withdrawal, modification, qualification or change of the recommendation of our board of directors to our stockholders regarding approval of the merger and the merger agreement.

Notwithstanding the foregoing, at any time prior to obtaining our stockholders’ approval of the merger and the merger agreement, we may nevertheless take the following actions in response to an unsolicited bona fide written acquisition proposal by another person that does not result in a breach of our covenants relating to our consideration of an acquisition proposal:

•	providing information in response to a request by such person, so long as such person executes a confidentiality agreement on terms no less restrictive than the terms of the confidentiality agreement entered into between Merck and us and we concurrently disclose the same non-public information to Merck, if such non-public information has not been previously disclosed to Merck;

•	engaging in any negotiations or discussions with any person, so long as we receive an executed confidentiality agreement as described above; or

•	withdrawing, modifying, qualifying or changing the recommendation of our board of directors to our stockholders regarding the approval of the merger and merger agreement; only so long as (x) we have provided Merck with prompt notice of our board of directors’ intention to take such action and the material terms and conditions of the acquisition proposal, (y) we shall give Merck four business days notice to propose revisions to the terms of the merger agreement and we shall have negotiated in good faith with Merck with respect to such proposed revisions or other proposals, if any, and (z) our board of directors shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Merck, if any, and after consultation with our outside legal counsel, that such withdrawal, modification, qualification or change is required to comply with its fiduciary obligations to our stockholders;

each, if any only to the extent that:

•	our board of directors determines in good faith, after consultation with outside legal counsel, that such action is required to comply with our directors’ fiduciary duties to our stockholders under applicable law; and

•	our board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, that such acquisition proposal constitutes a superior proposal (as defined below).

In addition, we have undertaken

•	(i) to notify Merck promptly (and in any event within 24 hours of gaining knowledge thereof) of any acquisition proposal, or any inquiry or indication that would reasonably be expected to lead to any acquisition proposal, by any person is received by, any non-public information relating to us or any of our subsidiaries is requested by such a person from, or any inquiry, discussions or negotiations regarding any acquisition proposal are sought to be initiated by such a person with, us, our subsidiaries or our representatives, (ii) include in such notification the identity of the personal making such acquisitions proposal, indication, inquiry, discussions or negotiations regarding any acquisition proposal and (ii) to keep Merck reasonably informed on a current basis (and in any event within 24 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status of such acquisition proposal, indication, inquiry or any material change in the status and terms of such acquisition proposal, indication, inquiry or request;

•	provide Merck with a copy of all written materials provided by or on behalf of the person making the acquisition proposal in connection with the acquisition proposal that describe or relate to the terms and conditions of the acquisition proposal and notice of our intention to enter into negotiations with any third party with respect to a acquisition proposal;

•	contemporaneously with furnishing any nonpublic information with regard to us and our subsidiaries to the third party, furnish the same nonpublic information to Merck (to the extent it has not been previously furnished to Merck); and

•	keep Merck informed of the status and details (including providing notice to Merck promptly, and in any event within 24 hours, of any changes to any material term) of any acquisition proposal.

The merger agreement provides that the term “superior proposal” means an acquisition proposal (which, for all such purposes, shall substitute 50% for 15% in the definition thereof) that, if accepted is reasonably likely to be consummated, and if consummated, would result in a more favorable transaction (taking into account legal, financial, regulatory and other aspects of such acquisition proposal and the merger and other transactions contemplated by the merger agreement deemed relevant by our board of directors, the identity of the third party making such acquisition proposal, the terms and conditions of the acquisition proposal and the anticipated timing and prospects for completion of such acquisition proposal) to our stockholders than the transactions contemplated by the merger agreement (taking into account all of the terms of any proposal by Merck to amend or modify the terms of the merger and other transactions contemplated by the merger agreement).

Termination

Merck and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent of Merck and us;

•	by either Merck or us, if the merger has not been consummated by June 30, 2007, provided that this right to terminate the merger agreement will not be available to a party who has been the cause of or resulted in the failure of the merger to be completed on or before that date;

•	by either Merck or us, if our stockholders do not adopt the merger agreement at a duly held stockholders meeting (after giving affect to all adjournments or postponements thereof);

•	by either Merck or us, if any injunction permanently restraining, enjoining or otherwise prohibiting consummation of the merger shall become final and non-appealable;

•	by us by action of our board of directors, if prior to obtaining stockholder approval:

•	our board of directors shall have withdrawn, qualified or changed its recommendation for approval of the merger and the merger agreement in a manner adverse to Merck and votes in favor of a superior proposal;

•	contemporaneously with such termination, we enter into a definitive acquisition, merger or similar agreement to effect the superior proposal; and

•	contemporaneously therewith, we pay Merck $42,100,000;

•	by us by action of our board of directors, if there has been a breach in any of the representations, warranties, covenants or agreements made by Merck or Spinnaker Acquisition Corp. in the merger agreement or if any such representations and warranties have become untrue or incorrect after the execution of the merger agreement, such that the conditions set forth in the merger agreement by Merck and Spinnaker Acquisition Corp. would not be satisfied and such breach or failure to be true and correct is not cured within 20 business days following receipt of a written notice of such breach or failure, provided that the failure of any such condition to be capable of satisfaction is not the result of a material breach of the merger agreement by us;

•	by Merck by action of its board of directors, if:

•	our board of directors shall have withdrawn, modified, qualified or changed its recommendation for approval of the merger and the merger agreement in a manner adverse to Merck;

•	our board of directors approves, endorses or recommends any acquisition proposal, other than the merger; or

•	we or our board of directors resolves or announces its intention to do either of the preceding two items;

•	by Merck by action of its board of directors, if

•	we materially breach certain of our obligations in the merger agreement related to non-solicitation or our board of directors recommendation of the merger and the merger agreement to our stockholders; or

•	we materially breach our obligations related to our calling of our stockholders’ meeting for purposes of obtaining approval of the merger and the merger agreement and our preparation of proxy materials related to such stockholders’ meeting and our compliance with all requirements of law applicable to such stockholders’ meeting and such breach is not cured within 10 days after our receipt of written notice asserting such breach or failure from Merck;

•	by Merck by action of its board of directors, if there has been a breach in any of the representations, warranties, covenants or agreements made by us in the merger agreement or if any such representation and warranty shall have become untrue or incorrect after the execution of the merger agreement, such that the conditions set forth in the merger agreement by us would not be satisfied and such breach or failure to be true and correct is not cured within 20 business days following receipt of a written notice of such breach or failure, provided that the failure of such condition to be capable of satisfaction is not the result of a material breach of the merger agreement by Merck.

Stockholders’ Meeting

We have agreed to duly call and use commercially reasonable efforts to hold a meeting of our stockholders for the purpose of obtaining their approval of the merger agreement and the merger as promptly as practicable following the date of the merger agreement. We have also agreed to prepare and file with the SEC this proxy statement and any other materials necessary for calling our stockholders’ meeting for approval of the merger and the merger agreement, to respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and provide copies of such comments to Merck and Spinnaker Acquisition Corp., to prepare and file any amendments or supplements necessary to be filed in response to SEC comments or as required by law as promptly as reasonably practicable, to use commercially reasonable efforts to have cleared by the SEC this proxy statement and all other materials for the stockholders’ meeting, to prepare, file and distribute to our stockholders any supplement or amendment to the proxy statement as promptly as reasonably practicable if any event shall require such action at any time prior to our stockholders’ meeting for approval of the merger and the merger agreement and to otherwise comply with all requirements of law applicable to our stockholders’ meeting for approval of the merger and the merger agreement.

Conduct of Business Pending the Merger

We have agreed, as to us and our subsidiaries, that from the date of the merger agreement and continuing until the effective time of the merger, except as expressly permitted by the merger agreement, as disclosed to Merck or to the extent that Merck otherwise consents in advance (which consent cannot be unreasonably delayed), that we and each of our subsidiaries will conduct our businesses only in the ordinary course of business, including using commercially reasonable efforts to:

•	preserve our business intact; and

•	maintain our existing relations and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, employees and business associates.

We have also agreed, as to us and our subsidiaries, that from the date of the merger agreement and continuing until the effective time of the merger, except as expressly permitted by the merger agreement, as disclosed to Merck or to the extent that Merck otherwise consents in advance (which consent cannot be unreasonably delayed), neither we nor any of our subsidiaries will:

•	adopt or propose any change in our certificate of incorporation or bylaws (or similar governing documents);

•	merge or consolidate us or any of our subsidiaries with any other person, except for any such transaction among wholly-owned subsidiaries of us that are not obligors or guarantors of third party indebtedness;

•	acquire assets outside of the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of $100,000, other than acquisitions pursuant to contracts in effect immediately prior to the execution of the merger agreement and as disclosed to Merck or as otherwise disclosed to Merck;

•	other than pursuant to contacts disclosed to Merck, and other than the issuance of shares of our common stock upon exercise of our options outstanding on the date of the merger agreement, granted pursuant to the terms of the merger agreement or pursuant to our employees stock purchase plan, in each case, in accordance with their terms, as in effect on the date of the merger agreement, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of our or our subsidiaries’ capital stock or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities (other than the grant of stock options to new hires in the ordinary course of business consistent with past practice in an amount not to exceed 50,000 per 30-day period and 200,000 in the aggregate);

•	create or incur any lien on our or any of our subsidiaries’ assets that is material, individually or in the aggregate, to us or any of our subsidiaries taken as a whole;

•	other than pursuant to contracts in effect immediately prior to the execution of the merger agreement and as disclosed to Merck, make any loan, advance or capital contribution to or investment in any person (other than one of our wholly-owned subsidiaries) in excess of $100,000 in the aggregate;

•	declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of our or our subsidiaries’ capital stock (other than dividends or other distributions by any of our direct or indirect wholly-owned subsidiaries to us or to any of our other direct or indirect wholly-owned subsidiaries and periodic dividends and other periodic distributions by non-wholly-owned subsidiaries in the ordinary course consistent with past practices) or enter into any agreement with respect to the voting of our capital stock;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock or securities convertible or exchangeable into or exercisable for any shares of our capital stock, except the acceptance of shares of our common stock as payment of the exercise price of stock options or for withholding taxes in connection with the exercise of our stock options or the vesting of restricted stock or other stock-based awards, in each case in accordance with past practices and terms of the applicable award;

•	incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any securities or warrants or other rights to acquire any securities of us or any of our subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business not to exceed $100,000 in the aggregate;

•	except as disclosed to Merck or as provided for in our 2006 capital expenditure budget, make or authorize any capital expenditure in excess of $200,000;

•	make any changes with respect to financial accounting policies or procedures, except as required by changes in generally accepted accounting principles or by law;

•	commence any litigation or settle any litigation or other proceeding or other investigation by or against us or any of our subsidiaries or relating to any of our or our subsidiaries’ businesses, properties or assets, other than settlements (i) entered into in the ordinary course of business consistent with past practice, (ii) requiring of us and our subsidiaries only the payment of monetary damages not exceeding $75,000, (iii) not involving the admission of any wrongdoing by us or any of our subsidiaries and (iv) which would not be reasonably likely to have an adverse impact on the operations of us or any of our subsidiaries or on any current or future litigation or other proceeding of ours;

•	sell, lease, license or otherwise dispose of our or our subsidiaries’ assets, except for ordinary course sales of products or services provided in the ordinary course of business or obsolete assets, and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $50,000 in the aggregate, other than contracts in effect prior to execution of the merger agreement and disclosed to Merck or as otherwise disclosed to Merck;

•	except as required under agreements or benefit plans in effect prior to execution of the merger agreement and disclosed to Merck or as otherwise required by law or in the ordinary course of business consistent with past practices with respect to new hires, (i) enter into or commit to enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any of our or our subsidiaries’ employees, consultants or directors, or except for annual merit increases in the ordinary course of business consistent with past practice for our or our subsidiaries’ employees other than officers, senior managers or directors, (ii) increase the compensation and employee benefits of any of our or our subsidiaries’ employees, consultants or directors, (iii) adopt or amend of any our benefit plans in any respect that would increase the cost of such benefit plans or (iv) accelerate vesting or payment under any of our benefit plans;

•	engage in the conduct of any new line of business, except as expressly disclosed to Merck;

•	make or change any tax election, file any amended tax return (except as required by applicable law), enter into any closing agreement with respect to taxes, settle any tax claim or assessment, surrender any right to claim a tax refund or consent to any extension or waiver of the limitation period for the assessment of any tax;

•	enter into any material agreement with respect to any of our owned licensed-in intellectual property or with respect to the intellectual property of any third party;

•	enter into, modify or amend in a manner adverse to us or any or our subsidiaries, or terminate any of our significant contracts or any material manufacturing or supply agreement for any of our products or compounds or waive, release or assign any material rights or claims thereunder;

•	create any new subsidiaries; or

•	agree, resolve or commit to do any of the foregoing (other than transactions between and among us and any of our subsidiaries).

Commercially Reasonable Efforts; Cooperation

We, Merck and Spinnaker Acquisition Corp. have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable, including, but not limited to the following:

•	the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by the merger agreement;

•	cooperating with the other in connection with the preparation and filing of any such form, registrations and notices and in connection with obtaining any requisite approvals, consents, orders, exemptions or waivers by any third party or governmental entity;

•	the satisfaction of the conditions to the consummation of the merger set forth in the merger agreement; and

•	the execution of any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

Subject to the terms and conditions of the merger agreement and applicable provisions of the Delaware law, each of us, Merck and Spinnaker Acquisition Corp. have agreed to use commercially reasonable efforts to cause the effective time of the merger agreement to occur as soon as practicable after adoption by our stockholders of the merger, the merger agreement and the transactions contemplated by the merger agreement.

We and Merck have agreed to, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as made be reasonably necessary or advisable in connection with this proxy statement or any other statement, filing, notice or application made by or on behalf of us, Merck or any respective subsidiaries to any third party and/or governmental entity in connection with the merger and the transactions contemplated by the merger agreement.

Subject to applicable law, we and Merck have agreed to promptly furnish the other with copies of notices or other communications between us or Merck, as the case may be, or any respective subsidiaries, and any governmental entities with respect to the transactions contemplated by the merger agreement. We have also agreed to give Merck prompt notice of:

•	any written communications from any governmental entity and any counterpart to any of our significant contracts that alone, or together with all other significant contracts with respect to which such communication is received is material to us or our subsidiaries, taken as a whole, alleging that the consent of such party is or may be required in connection with the transactions contemplated by the merger agreement;

•	any written communications from any governmental entity in connection with the transactions contemplated by the merger agreement (and the responses thereto from us or our subsidiaries or representatives);

•	any action commenced against or otherwise affecting us or our subsidiaries that are related to the transactions contemplated by the merger agreement (and the responses thereto from us or our subsidiaries or representatives); or

•	any failure of any condition to Merck’s obligations to effect the merger.

Merck has agreed to give us prompt notice of any change, fact or condition that is reasonably likely to result in a failure of any condition to our obligation to effect the merger. Further, we, Merck and Spinnaker Acquisition Corp.

have agreed not to independently participate in any meeting or engage in any substantive conversation with any governmental entity with respect to the transactions contemplated by the merger agreement without giving the other parties to the merger agreement prior notice of the meeting and the opportunity to attend or participate, if permitted by such governmental entity. Finally, we, Merck and Spinnaker Acquisition Corp. have agreed to consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any governmental entity by or on behalf of any party to the merger agreement in connection with the transactions contemplated by the merger agreement.

Certain Additional Covenants

Pursuant to the terms of the merger agreement, we, Merck and Spinnaker Acquisition Corp. have agreed to certain additional covenants related to the following:

•	sharing of information and access to information of us and our subsidiaries;

•	public announcements related to the merger, the merger agreement and the transactions contemplated thereby;

•	our elimination or minimization of the effects of certain takeover statutes;

•	the inapplicability of our stockholder rights plan to the transaction contemplated by the merger agreement;

•	the confidentiality agreement previously entered into between us and Merck;

•	the resignation of certain our and our subsidiaries’ directors; and

•	Merck’s participation in the defense and settlement of any stockholder litigation relating to the transactions contemplated by the merger agreement.

Amendment and Waiver

The merger agreement may be amended, modified or supplemented by the parties at any time, before or after our stockholder approval has been obtained. Any amendment must be in writing.

Any provisions of the merger agreement may be waived only in a writing executed by the party or parties against whom such waiver is asserted by action of such party or parties’ board of directors.

Expenses

The merger agreement provides that regardless of whether the merger is completed, all costs and expenses incurred by the parties in connection with the merger agreement and the merger shall be paid by the party incurring such expenses.

Termination Fee

We must pay Merck a termination fee of $42,100,000 if:

•	we terminate the merger agreement because (i) our board of directors shall have withdrawn, qualified or changed its recommendation for approval of the merger and the merger agreement in a manner adverse to Merck and voted in favor of a superior proposal and (ii) contemporaneously with such termination, we enter into a definitive acquisition, merger or similar agreement to effect the superior proposal;

•	Merck terminates the merger agreement because (i) our board of directors shall have withdrawn, modified, qualified or changed its recommendation for the merger and the merger agreement in a manner adverse to Merck; (ii) our board of directors approves, endorses or recommends any acquisition proposal other than the merger; or (iii) we or our board of directors resolves or announces its intention to do either of the preceding;

•	Merck terminates the merger agreement because (i) we materially breach certain of our obligations in the merger agreement related to non-solicitation or our board of directors recommendation of the merger and the merger agreement to our stockholders; or (ii) we materially breach our obligations related to our calling of our stockholders’ meeting for purposes of obtaining approval of the merger and the merger agreement and our preparation of proxy materials related to such stockholders’ meeting and our compliance with all requirements of law applicable to the to the stockholders’ meeting and the merger; and such breach is not cured within 10 days after our receipt of written notice asserting such breach or failure from Merck;

•	if we or Merck terminates the merger agreement because:

•	either (i) the merger has not been completed by June 30, 2007 or (ii) our stockholders do not adopt the merger agreement at a duly held stockholders meeting (after giving affect to all adjournments or postponements thereof); and

•	an acquisition proposal (but substituting 50% for 15% in the definition of such term) (an “alternative transaction”) shall have been made public and not been withdrawn prior to the time of the stockholders’ meeting for approval of the merger and the merger agreement (or any adjournment thereof); and

•	we have entered into a definitive agreement with respect to any alternative transaction within 12 months from such termination or an alternative transaction is consummated within 12 months from the date of such termination.

However, in the event that the merger agreement is terminated because (i) it has not been consummated by June 30, 2007, (ii) an alternative transaction is subsequently consummated or a definitive agreement with respect to an alternative transaction is subsequently entered into during the 12-month period following termination with a person other than the person making the alternative transaction at the time of such termination and (iii) the consideration per share of common stock to be paid in such alternative transaction is less that the merger consideration pursuant to the merger agreement, then the termination fee of $42,100,000 will be discounted in the same proportion as the consideration to the paid in the alternative transaction is less than the merger consideration pursuant to the merger agreement.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

•	corporate organization, good standing and similar matters with respect to each of Merck, Spinnaker Acquisition Corp. and us;

•	our, Merck’s and Spinnaker Acquisition Corp.’s organizational documents;

•	our capital structure;

•	authorization, execution, delivery, performance and enforceability of the merger agreement with respect to each of Merck, Spinnaker Acquisition Corp. and us;

•	conflict of the merger agreement with, and consents required under, organizational documents, agreements, laws, permits and licenses with respect to us;

•	required action, consent or approval of, or review by, or registration or filing with, any governmental entity with respect to each of Merck, Spinnaker Acquisition Corp. and us;

•	our compliance with laws and regulations and our possession of material permits;

•	our compliance with our organization document and contracts;

•	documents we have filed with the SEC, the accuracy of the financial statements and other information contained in those documents and our compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of material undisclosed liabilities with respect to us;

•	absence of a material adverse effect on us and the absence of certain events, in each case since June 30, 2006;

•	outstanding and pending material litigation against us and our subsidiaries, and outstanding orders against us and our subsidiaries;

•	our significant contracts;

•	accuracy of information supplied by each of Merck, Spinnaker Acquisition Corp. and us in connection with this proxy statement;

•	our benefit plans;

•	our intellectual property;

•	tax matters with respect to us;

•	title to our properties and rights to our leasehold interests;

•	environmental matters with respect to us;

•	our insurance policies;

•	applicability of certain takeover statutes’ requirements to us and our satisfaction of those statutes;

•	our, Spinnaker Acquisition Corp. and Merck’s engagement of, and payment of fees to, brokers, finders and investment bankers;

•	action pursuant to our rights agreement to render it inapplicable to the merger;

•	our outstanding third party supply agreements;

•	operations of Spinnaker Acquisition Corp.;

•	sufficiency of Merck’s capital resources to complete the merger and the other transactions contemplated by the merger agreement; and

•	Merck’s access to information, documents and materials related to us and Merck’s reliance on such information.

Employee Benefits

Merck has agreed (i) to provide our and our subsidiaries’ employees (other than employees who are subject to collective bargaining agreements) with pension, health, life insurance, disability and vacation benefits that are no less favorable in the aggregate than the benefits provided to them immediately prior to the effective time of the merger for a period of one year after the effective time of the merger and (ii) that our and our subsidiaries’ employees will receive credit for their service with us and our subsidiaries before the effective time of the merger under the relevant employee benefit plans of Merck for purposes of eligibility, vesting and benefit accrual to the same extent as such employees were entitled to such credit under any comparable benefit plan before the effective time of the merger (except to the extent such credit would result in a duplication of accrual of benefits), subject to certain additional restrictions.

Voting Agreements

In connection with the merger agreement, Merck entered into voting agreements with certain of our stockholders that owned in the aggregate approximately 36% of our outstanding common stock as of October 30, 2006 or, if the stockholders fully exercised each of the warrants they hold, approximately 41% of our outstanding common stock as of October 30, 2006. The stockholders entering into these voting agreements include Howard Robin, our President and Chief Executive Officer; James Niedel, one of our directors; Sprout Capital IX, L.P., Sprout Entrepreneurs Fund, L.P. and Sprout IX Plan Investors, L.P., three funds affiliated with Dr. Niedel; Oxford Bioscience Partners IV L.P. and mRNA Fund II L.P., two funds affiliated with our director Douglas Fambrough; and Venrock Associates, Venrock Associates III, L.P. and Venrock Entrepreneurs Fund III, L.P., three funds affiliated with our director Bryan Roberts. Among other things, the voting agreements provide that the stockholder will vote all shares of our capital stock that such person beneficially owns in favor of the approval of the merger and the approval and adoption of the merger agreement and against any alternative proposal, and that the stockholder will not transfer any shares owned or grant any proxies or powers of attorney with respect to any shares in contravention of the obligations under the voting agreements, or subject any shares owned to any pledges, liens or other encumbrances or arrangements. In addition, the voting agreements provide that the stockholder will pay to Merck 50% of such stockholder’s profit above $13.00 generally in the event of (i) the termination of the merger agreement in circumstances under which we are or may become obligated to pay Merck a termination fee and (ii) the consummation of an alternative transaction (or a merger with Merck at a price greater than $13.00) within one year of such termination of the merger agreement. The stockholders signing the voting agreements granted a proxy and power of attorney with respect to any of our shares that they owned with respect to such matters to certain officers of Merck. Except with respect to the obligation to pay a percentage of the profits to Merck, the voting agreements terminate on the earlier of the effective date of the merger and the date that the merger agreement has been terminated.

PROPOSAL TO GRANT AUTHORITY
TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of stockholders on [ • ], 2006, the number of shares of our common stock present or represented and voting in favor of adoption of the merger agreement is insufficient to adopt that proposal under the DGCL, proxy holders Howard W. Robin and Bharat M. Chowrira intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to Messrs. Robin and Chowrira to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

Vote Required and Board Recommendation

The adjournment proposal requires the approval of a majority of the votes cast on the proposal. Broker non-votes and abstentions will have no effect on the outcome of the vote on the adjournment proposal. No proxy that is specifically marked “against” adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “for” the adjournment proposal.

Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of adoption of the merger agreement is insufficient to approve that proposal, it is in the best interests of our stockholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of adoption of the merger agreement to bring about its approval.

Our board of directors recommends that you vote “FOR” the adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of October 30, 2006 the names, addresses and holdings with respect to the beneficial ownership of our common stock by:

•	each person or entity known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our current directors and executive officers as a group.

The table shows beneficial ownership in accordance with the rules of the SEC to include securities over which a named person has or shares voting or investment control (such as securities held by investment funds under his control), as well as securities over which a named person has the right to acquire voting or investment control within 60 days of October 30, 2006 (such as upon exercise of an option that is currently exercisable or that is scheduled to become exercisable within 60 days of October 30, 2006). Unless otherwise indicated by footnote:

•	the persons named in the table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws; and

•	the address of each person named in the table is in care of Sirna Therapeutics, Inc., 185 Berry Street, Suite 6504, San Francisco, California 94107.

	Number of Shares	Percent of Common
Name of Beneficial Owner	Beneficially Owned(1)	Stock Owned(2)

Credit Suisse (Sprout Group)(3)	18,353,127	24.01%
11 Madison Avenue, 26th Floor New York, New York 10010
Heartland Advisors, Inc. and William J. Nasgovitz(4)	7,459,853	10.03%
789 North Water Street Milwaukee, WI 53202
Oxford Bioscience Partners(5)	7,215,682	9.71%
222 Berkeley Street, Suite 1650 Boston, Massachusetts 02116
Venrock Associates(6)	6,686,231	8.96%
30 Rockefeller Plaza, Suite 5508 New York, New York 10112
James Niedel(3)	18,920,625	24.69%
Douglas Fambrough(5)	7,318,955	9.84%
Bryan Roberts(6)	6,792,921	9.09%
R. Scott Greer(7)	226,554	*
Jeremy L. Curnock Cook(8)	94,016	*
Dennis H. Langer(9)	52,419	*
Lutz Lingnau(10)	14,500	*
Howard W. Robin(11)	1,264,184	1.70%
Bharat M. Chowrira(12)	302,180	*
J. Michael French(13)	117,576	*
Roberto Guerciolini(14)	251,087	*
Barry A. Polisky(15)	338,445	*
John Schembri	—	—
Gregory Weaver	15,000	*
All directors and executive officers as a group (14 persons)(16)	35,708,462	43.39%

*	Holdings represent less than 1%

(1)	Shares are considered beneficially owned, for purposes of this table, only if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security. Except as described above, the business address for each of our directors and officers listed in the table is 185 Berry Street, Suite 6504, San Francisco, California 94107.

(2)	Applicable percentages are based on 72,960,367 shares of common stock outstanding on October 30, 2006, adjusted as required by SEC rules.

(3)	We have been advised by the Sprout Group (“Sprout”) of the share ownership of Sprout and related parties as of October 30, 2006 as follows. Credit Suisse, a Swiss bank (the “Bank”) may be deemed the “beneficial owner” of 18,353,127 shares, consisting of (i) 14,132,739 shares of common stock held directly by Sprout Capital IX, L.P. (“Sprout IX”), (ii) 55,697 shares of common stock held directly by Sprout Entrepreneurs Fund, L.P. (“Sprout Entrepreneurs”), (iii) 652,658 shares of common stock held directly by Sprout IX Plan Investors, L.P. (“Plan Investors”), (iv) 30,976 shares of common stock held by DLJ Capital Corporation (“DLJCC”), (v) 3,308,010 shares of common stock issuable under an exchange warrant, which are exercisable within 60 days of October 30, 2006, held directly by Sprout IX, (vi) 13,035 shares of common stock issuable under an exchange warrant, which are exercisable within 60 days of October 30, 2006, held directly by Sprout Entrepreneurs, (vii) 152,763 shares of common stock issuable under an exchange warrant, which are exercisable within 60 days of October 30, 2006, held directly by Plan Investors, and (viii) 7,249 shares of common stock issuable under an exchange warrant, which are exercisable within 60 days of October 30, 2006, held directly by DLJCC. The sole power to vote or direct the vote of, and sole power to dispose or to direct the disposition of 18,353,127 shares of the common stock is held by the Bank. The address of the Bank’s principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland and the Bank’s principal business and office in the United States is 11 Madison Avenue, New York, New York 10010. The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse Credit Suisse Holdings (USA), Inc. (“CSI”), a Delaware corporation. CSI owns all of the voting stock of Credit Suisse (USA), Inc., a Delaware corporation and holding company (“CS-USA”). Sprout IX, Sprout Entrepreneurs and Plan Investors are Delaware limited partnerships. DLJCC, a wholly owned subsidiary of CS-USA, is the general partner of Sprout Entrepreneurs and the managing general partner of Sprout IX, and, as such, is responsible for their day-to-day management. DLJCC makes all of the investment decisions on behalf of Sprout IX and Sprout Entrepreneurs. In addition, share ownership for Dr. James Niedel, one of our directors and a Managing Director of a sub-investment advisor to DLJCC as well as a limited partner of a general partner of Sprout IX, includes 381,336 shares of common stock, 89,258 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days of October 30, 2006, and options to purchase 96,904 shares exercisable within 60 days of October 30, 2006. Except for shares he holds directly and to the extent of his pecuniary interest therein, Dr. Niedel expressly disclaims beneficial ownership of the shares held by Sprout.

(4)	We have been advised by Heartland Advisors, Inc. (“Heartland”) of the share ownership of Heartland and Mr. William J. Nasgovitz as of October 30, 2006 as follows. Heartland and Mr. Nasgovitz have shared voting power over 7,459,853 shares and shared dispositive power over 7,178,333 shares. Such shares may be deemed beneficially owned by (a) Heartland, a registered investment advisor, and (b) Mr. Nasgovitz, President and principal stockholder of Heartland. Mr. Nasgovitz’s position as President and his stock ownership of Heartland could be deemed as conferring upon him voting and/or investment power over the shares Heartland beneficially owns. In addition, amount includes 1,440,000 shares of common stock issuable upon the exercise of warrants. Heartland and Mr. Nasgovitz disclaim beneficial ownership of such shares.

(5)	We have been advised by Oxford Bioscience Partners (“Oxford”) of the share ownership of Oxford and related parties as of October 30, 2006 as follows. Oxford Bioscience Partners IV L.P. (“Oxford IV”) and mRNA Fund II L.P. (“mRNA II”) (collectively, the “Funds”); OBP Management IV L.P. (“OBP IV”) which is the sole general partner of the Funds; and Jeffrey T. Barnes (“Barnes”), Mark P. Carthy (“Carthy”), Jonathan J. Fleming (“Fleming”), Michael E. Lytton (“Lytton”) and Alan G. Walton (“Walton”), who are the general partners of OBP IV (the “Oxford Entities”), are members of a group deemed the “beneficial owner” of our shares of common stock. Oxford IV holds 5,807,127 shares of the common stock and 1,336,875 shares of common stock issuable upon the exercise of warrants, which warrants are exercisable within 60 days of October 30, 2006. mRNA II holds 58,267 shares of common stock and 13,413 shares of common stock issuable under an exchange warrant which is exercisable within 60 days of October 30, 2006. Collectively, the Oxford Entities beneficially own 7,215,682 shares of common stock and each have shared voting and dispositive power over such shares. Oxford IV, OBP IV, Barnes, Carthy, Fleming, Lytton and Walton expressly disclaim beneficial ownership of the shares that mRNA II acquired and mRNA II, OBP IV, Barnes, Carthy, Fleming, Lytton and Walton expressly disclaim beneficial ownership of the shares that Oxford IV acquired, except to the extent of their indirect pecuniary interest therein. In addition, share ownership by Dr. Douglas Fambrough includes options to purchase 103,273 shares exercisable within 60 days of October 30, 2006. Dr. Fambrough is one of our directors and a partner of Oxford and expressly disclaims beneficial ownership of the shares held by Oxford IV and mRNA II except to the extent of his pecuniary interest therein arising from his general partnership interests therein.

(6)	We have been advised by Venrock Associates of the share ownership of Venrock Associates and related parties as of October 30, 2006 as follows. Venrock Associates, Venrock Associates III, L.P., Venrock Entrepreneurs Fund III, L.P., VEF Management III, LLC and Venrock Management III, LLC (the “Venrock Entities”) are members of a group deemed the “beneficial owner” of our shares of common stock. Venrock Associates holds 908,783 shares of common stock and warrants to purchase 294,771 shares of common stock that are exercisable within 60 days of October 30, 2006. Venrock Associates III, L.P. holds 4,038,821 shares of common stock and warrants to purchase 1,310,093 shares of common stock that are exercisable within 60 days of October 30, 2006. Venrock Entrepreneurs Fund III, L.P. holds 101,005 shares of common stock and warrants to purchase 32,751 shares of common stock that are exercisable within 60 days of October 30, 2006. VEF Management III, LLC and Venrock Management III, LLC together hold 7 shares of common stock. Collectively, the Venrock Entities beneficially own 6,686,231 shares of common stock and each have shared voting and dispositive power over such shares. In addition, share ownership of Dr. Bryan Roberts includes 232 shares of common stock and options to purchase 106,458 shares exercisable within 60 days of October 30, 2006. Dr. Roberts is one of our directors and a General Partner of Venrock Associates and a Member of Venrock Management III, LLC and VEF Management III, LLC, which is the General Partner of Venrock Associates III, L.P. and Venrock Entrepreneurs Fund III, L.P., respectively. He expressly disclaims beneficial ownership of the shares held by the Venrock Entities except to the extent of his pecuniary interest therein arising from his general partnership or member interests therein.

(7)	Includes 13,500 shares of common stock issuable upon the exercise of warrants, which warrants are exercisable within 60 days of October 30, 2006, and options to purchase 106,458 shares which are exercisable within 60 days of October 30, 2006.

(8)	Includes options to purchase 94,016 shares exercisable within 60 days of October 30, 2006.

(9)	Includes options to purchase 52,419 shares exercisable within 60 days of October 30, 2006.

(10)	Includes options to purchase 12,500 shares exercisable within 60 days of October 30, 2006.

(11)	Includes options to purchase 1,241,226 shares exercisable within 60 days of October 30, 2006.

(12)	Includes options to purchase 291,935 shares exercisable within 60 days of October 30, 2006.

(13)	Includes options to purchase 109,375 shares exercisable within 60 days of October 30, 2006.

(14)	Includes options to purchase 220,124 shares exercisable within 60 days of October 30, 2006.

(15)	Includes options to purchase 333,401 shares exercisable within 60 days of October 30, 2006.

(16)	Includes 6,571,718 shares of common stock issuable upon the exercise of warrants, which warrants are exercisable within 60 days of October 30, 2006, and options to purchase 2,768,089 shares which are exercisable within 60 days of October 30, 2006.

STOCKHOLDER PROPOSALS

We will hold a 2007 annual meeting of our stockholders only if the merger is not completed.

In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, any stockholder who intends to submit a proposal at our 2007 Annual Meeting of Stockholders and who wishes to have the proposal considered for inclusion in the proxy statement and form of proxy for that meeting must, in addition to complying with the applicable laws and regulations governing submission of such proposals, deliver the proposal to us for consideration no later than January 15, 2007.

SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement. If a stockholder intends to submit a proposal at our 2007 Annual Meeting and the proposal is not intended to be included in our proxy statement relating to such meeting, the stockholder must have given proper notice no later than June 29, 2007. If a stockholder gives notice of such a proposal after the deadline, the proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our company’s 2007 Annual Meeting.

All notices of proposals, whether or not to be included in our proxy materials, should be sent to Bharat M. Chowrira, Secretary, Sirna Therapeutics, Inc., 185 Berry Street, Suite 6504, San Francisco, California 94107.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

Merck and we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Merck and we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, NE, Room 2521
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of The NASDAQ Global Market at 1735 K Street, N.W., Washington, D.C. 20006.

Merck has supplied all information contained in this proxy statement relating to Merck and Spinnaker Acquisition Corp. and we have supplied all such information relating to us.

Our stockholders should not send in any Sirna certificates until they receive the transmittal materials from the paying agent. After receiving the transmittal materials, our stockholders of record who have further questions about their stock certificates or the exchange of our common stock for cash should contact the paying agent by calling the telephone number set forth in the transmittal materials.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [ • ], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the completion of the merger described in this proxy statement creates any implication to the contrary.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
MERCK & CO., INC.,
SPINNAKER ACQUISITION CORP.
a wholly owned subsidiary of MERCK & CO., INC.
and
SIRNA THERAPEUTICS, INC.
Dated as of October 30, 2006

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 30, 2006, by and among MERCK & CO., INC., a New Jersey corporation (“Parent”), SPINNAKER ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and SIRNA THERAPEUTICS, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement (the “Merger”) whereby each issued and outstanding share of common stock, $0.01 par value, of the Company (the “Common Stock”), other than the Common Stock owned by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly owned subsidiaries) and the Dissenting Shares, shall be converted into the right to receive the Merger Consideration as set forth in this Agreement;

WHEREAS, Parent, as the sole stockholder in Merger Sub, will approve the Merger and the transactions contemplated hereby by written consent immediately following the execution hereof;

WHEREAS, Parent, Merger Sub and the Company, desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a Voting Agreement in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of and reliance upon the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II of this Agreement. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).

1.2.  Closing.  Unless otherwise mutually agreed in writing between Parent and the Company, the closing for the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 275 Battery Street, San Francisco, California 94111-3305, at 5:00 P.M. local time on the second (2nd) business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

1.3.  Effective Time.  As soon as practicable following the Closing, Parent and the Company will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Parent and the Company in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws of the Surviving Corporation

2.1.  The Certificate of Incorporation.  The certificate of incorporation of the Company shall be amended in its entirety to read as set forth as Exhibit B hereto and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided therein or by applicable Law.

2.2.  The Bylaws.  The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or in accordance with the Charter and applicable Law.

ARTICLE III

Officers and Directors of the Surviving Corporation

3.1.  Directors.  Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2.  Officers.  Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.  Effect on Capital Stock.  At the Effective Time, on the terms and subject to the conditions herein set forth, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration.  Each share of the Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock (i) owned by Parent or any direct or indirect wholly-owned Subsidiary of Parent (collectively, the “Parent Companies”), (ii) owned by the Company or any direct or indirect Subsidiary of the Company, or (iii) shares of Common Stock (the “Dissenting Shares”) that are owned by stockholders (the “Dissenting Stockholders”) properly exercising appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Common Share” and collectively, “Excluded Common Shares”)) shall be converted automatically into the right to receive $13.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all shares of Common Stock shall no longer be outstanding and shares of Common Stock shall be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) formerly representing any such shares of Common Stock (other than Excluded Common Shares) shall thereafter represent only the right to the Merger Consideration and any Dissenting Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 4.3.

(b) Cancellation of Shares.  Each share of Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies, the Company or any direct or indirect Subsidiary of the Company (in each case, other than such shares of Common Stock that are held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Employee Stock Purchase Plan.  Each right to purchase Common Stock (a “Purchase Right”) outstanding for the Offering Period under the Company’s Employee Stock Purchase Plan ( the “ESPP”) that terminates at the Effective Time shall be cancelled and each participant in the ESPP for that Offering Period shall be entitled to receive, within ten (10) business days of the Effective Time, in lieu of any other consideration otherwise payable to such participant under the ESPP with respect to such Purchase Right, an amount in cash equal to (a) the Merger Consideration multiplied by (b) the number of whole and fractional shares of Common Stock that would have been issuable upon exercise of such Purchase Right had it been exercised at the Effective Time and the participant purchased the maximum number of shares subject thereto using the full amount of his or her accumulated payroll deductions to the ESPP for that Offering Period, all such actions to have the same effect as described in Section 12(b)(iii) of the ESPP. All amounts payable pursuant to this Section 4.1(d) shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

4.2.  Exchange of Certificates for Shares.

(a) Closing of the Company’s Transfer Books.  At the Effective Time, (a) all shares of Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Common Stock outstanding immediately prior to the Effective Time. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article IV.

(b) Paying Agent.  From time to time following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the holders of shares of Common Stock, cash for the prompt payment of the Merger Consideration in exchange for shares of Common Stock outstanding immediately prior to the Effective Time (other than Excluded Common Shares), deliverable upon due surrender of the Certificates, pursuant to the provisions of this Article IV (such cash being hereinafter referred to as the “Exchange Fund”).

(c) Payment Procedures.  Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of shares of Common Stock (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the surrender of a Certificate to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount (after giving effect to any required Tax withholdings) of (x) the number of shares of Common Stock represented by such Certificate multiplied by (y) the Merger Consideration and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holders of shares of Common Stock (other than Excluded Common Shares) who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of (after giving effect to any required Tax withholdings) the Merger Consideration, upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Paying Agent or any other Person shall be liable to any former holder of shares of

Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered prior to the date on which the applicable Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings) of the number of shares of Common Stock represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration upon due surrender of such lost, stolen or destroyed Certificate being surrendered. Any affidavit of loss presented pursuant to this Article IV, to be deemed effective, must be in form and substance reasonably satisfactory to the Surviving Corporation.

4.3.  Dissenters’ Rights.  Any Person who otherwise would be deemed a Dissenting Stockholder shall not be entitled to receive the Merger Consideration with respect to the shares of Common Stock owned by such Person unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Common Stock owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.4.  Adjustments to Prevent Dilution.  In the event that the Company changes the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.

4.5.  Treatment of Company Options and Warrants.

(a) Effective as of the Effective Time each outstanding option to purchase shares of Company Common Stock (each a “Company Stock Option”) that is outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled as of the Effective Time, whether then vested or unvested, in exchange for the right to receive a cash payment, without interest, equal to (i) the Merger Consideration, less the per-share exercise price of such option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option. Such cash payment shall be made to the holder of such option as soon as practicable after the Effective Time. For purposes of clarity, no cash payment will be made with respect to any Company Stock Option so cancelled with a per-share exercise price that equals or exceeds the Merger Consideration.

(b) The Company agrees to use its commercially reasonable efforts to cause all holders of the Company’s outstanding warrants (the “Warrants”) to fully exercise such Warrants prior to the Effective Time. Parent and Company agree to take all actions necessary to comply with the provisions of each of the Company’s Warrants in accordance with their terms as in effect immediately before the Effective Time, including, without limitation, Parent taking any necessary actions or executing any necessary instruments to assume the Company’s obligations thereunder, issuing to the holder a new warrant consistent with the provisions of the Warrant as in effect immediately before the Effective Time or making a cash payment consistent with the provisions of the Warrant as in effect immediately before the Effective Time, as applicable.

4.6.  Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of

Common Stock, Company Stock Options, Purchase Rights or Warrants, as applicable, such amounts as Parent, the Surviving Corporation or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock, Company Stock Options, Purchase Rights or Warrants, as applicable, in respect of which such deduction and withholding was made by such party.

ARTICLE V

Representations and Warranties of the Company

Except as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006, excluding information disclosed in the “Risk Factors” sections and “Forward-Looking Information” sections of such reports filed prior to the date hereof (it being understood that any matter disclosed in the reports shall be deemed to be disclosed for all purposes of this Agreement and the Company Disclosure Schedule, as long as the relevance of such disclosure is readily apparent) and the applicable section of the disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”) (it being understood that any matter disclosed pursuant to any section or subsection of the Company Disclosure Schedule shall be deemed to be disclosed for any other section or subsection so long as the applicability to such other section or subsection is readily apparent from the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

5.1.  Organization, Good Standing and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power or authority, does not have, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of its organizational or governing documents, except for such violations that do not have, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore delivered or made available to Parent accurate and complete copies of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and other organizational documents, as currently in effect, of the Company and each of its Subsidiaries.

(b) Section 5.1(b) of the Company Disclosure Schedule contains a complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company.

5.2.  Capitalization of the Company and its Subsidiaries.

(a) The authorized capital stock of the Company consists of 125,000,000 shares of capital stock, including 120,000,000 shares of Common Stock, of which 72,960,367 shares of Common Stock were issued and outstanding as of the close of business on October 27, 2006, 5,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), none of which Preferred Stock is outstanding (including 200,000 shares of Series AA Junior Preferred Stock, par value $0.01 per share, reserved for issuance in connection with the exercise of preferred stock purchase rights (the “Company Rights”) issued pursuant to that certain Rights Agreement, dated as of November 22, 2000, between the Company and American Stock Transfer & Trust Company, as Rights Agent, as amended by Amendment No. 1 thereto, dated February 11, 2003 (the “Rights Agreement”)). All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no shares of Common Stock or Preferred Stock reserved for or otherwise subject to issuance, except that as of the close of business on October 27, 2006, there were 6,656,963 shares of the Common Stock subject to issuance pursuant to options outstanding under the plans of the Company identified in Section 5.2 of the Company Disclosure Schedule or the Company Stock Plans and 10,382,372 shares of the Common Stock subject to issuance pursuant to the Warrants. The name of the holder of each Company Stock Option, the exercise price of such Company Stock Option and the aggregate number of shares of Common Stock subject to such Company Stock Option are set forth on Section 5.2(a) of the Company Disclosure Schedule. 449,344 shares of the Common Stock are reserved for issuance pursuant to the ESPP, of which 25,000 Shares will be issued at the conclusion of the Offering Period ending October 31, 2006. Each of the outstanding shares of capital stock or other ownership interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, in each case free and clear of any Lien. There are no registration rights or preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind which obligate the Company or any of its Subsidiaries to register, issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(b) As of the date of this Agreement, there are outstanding and unexercised Warrants to purchase 10,382,372 shares of Common Stock. Section 5.2(b) of the Company Disclosure Schedule identifies for each Warrant, (i) the name of the holder of the Warrant as of the date of this Agreement; (ii) the date on which such Warrant was granted; (iii) the exercise price per share of the Warrant; (iv) the number of shares covered by the Warrant; (v) the number of shares of Common Stock as to which such Warrant had vested at such date; (vi) the applicable vesting schedule for such Warrant and whether the exercisability or vesting of the Warrant will be accelerated in any way by the Merger or the transactions contemplated hereby; (vii) whether such Warrant was issued in connection with the performance of services and (viii) the date on which the Warrant expires. All of the shares of Common Stock subject to the issuance pursuant to the Warrants, upon issuance prior to or at the Effective Time on terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company has made available to Parent complete and correct copies of all Warrants.

(c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any of the capital stock of the Company or any of the Subsidiaries. Other than as set forth on Section 5.2 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is obligated under any registration rights or similar agreements to register any shares of capital stock of the Company or any of its Subsidiaries on behalf of any Person.

(d) Since October 12, 2004, no milestone event as described in the Sale Agreement among the Company, Skinetics Biosciences, Inc. and the sellers described therein has occurred and no fact, event or circumstance has occurred that would reasonably be expected to cause such a milestone event to occur.

(e) Prior to the date hereof, the Company has taken all actions with respect to the ESPP as are necessary to provide that the ESPP shall terminate prior to the Effective Time, that no Person will have any right to purchase Common Stock under the ESPP after the Effective Time and that no more than 20,000 shares of Common Stock may be issued in the aggregate with respect to any Offering Period (as defined in the ESPP) that begins after the date hereof (but prior to the Effective Time). The Company has provided to Parent written evidence of each of the foregoing. Any Offering Period (as defined in the ESPP) in effect immediately prior to the Effective Time will terminate at the Effective Time.

5.3.  Corporate Authority; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to adoption of this

Agreement by its stockholders by the Company Requisite Vote, and to consummate the Merger. The affirmative vote of a majority of the outstanding shares of Common Stock (such affirmative vote, the “Company Requisite Vote”), is the only vote of the holders of any class or series of capital stock or securities of the Company necessary to adopt, approve or authorize this Agreement, the Merger and the other transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

(b) The Board of Directors of the Company (the “Company Board”) at a duly held meeting has unanimously (i) approved the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger; (ii) received the oral opinion of its financial advisors, Goldman, Sachs & Co., to be subsequently confirmed in writing, to the effect that as of the date of this Agreement and based upon and subject to the assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of shares of Common Stock (other than the Parent Companies) pursuant to this Agreement is fair from a financial point of view to such holders and such opinion will be included in the Proxy Materials; (iii) determined that this Agreement and the transactions contemplated hereby are in the best interests of the holders of shares of Common Stock, and declared it advisable, to enter into this Agreement; (iv) resolved to recommend adoption of this Agreement, the Merger and the other transactions contemplated hereby to the holders of shares of Common Stock; and (v) directed that such matters be submitted for consideration of the holders of shares of Common Stock for their adoption (the matters described in clauses (i), (iii), (iv) and (v), the “Recommendation”).

5.4.  Consents and Approvals; No Violations.  No filing with or notice to, and no permit, authorization, registration, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, authority or other entity (a “Governmental Entity”) is required on the part of the Company or any of its Subsidiaries for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (i) as set forth in Section 5.4 of the Company Disclosure Schedule; (ii) pursuant to the applicable requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder the “Securities Act”) and the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder the “Exchange Act”); (iii) the filing of the Certificate of Merger pursuant to the DGCL; (iv) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (v) compliance with any applicable requirements of laws, rules and regulations in other foreign jurisdictions governing antitrust or merger control matters; or (vi) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not have and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will: (A) conflict with or result in any breach, violation or infringement of any provision of the respective certificate of incorporation or Bylaws (or similar governing documents) of the Company or of any its Subsidiaries; (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation, whether written or oral (each a “Contract”), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; (C) change the rights or obligations of any party under any Contract; or (D) violate or infringe any order, writ, injunction, judgment, arbitration award, agency requirement, decree, law, statute, ordinance, rule or regulation, concession, franchise, permit, license or other governmental authorization or approval (each a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (B), (C) or (D) for breaches, violations, infringements, defaults or changes which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

5.5.  Compliance with Laws; Licenses.

(a) The businesses of each of the Company and its Subsidiaries have been conducted in accordance with federal, state, local or foreign Laws, including Laws enforced by the United States Food and Drug Administration

(“FDA”) or any similar state or foreign regulatory or Governmental Entities in all material respects. The Company is not debarred under the Federal Food, Drug and Cosmetic Act or otherwise excluded from or restricted in any manner from participation in, any government program related to pharmaceutical products and, to its Knowledge, does not employ or use the services of any individual or entity that is or, during the time when such individual or entity was employed by or providing services to the Company or any of its Subsidiaries, was debarred or otherwise excluded or restricted. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews that would not have, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries each has all governmental permits, licenses, franchises, variances, exemptions, orders issued or granted by a Governmental Entity and all other authorizations, consents and approvals issued or granted by a Governmental Entity (“Licenses”) necessary to conduct the business of the Company and its Subsidiaries as presently conducted, except those the absence of which would not have, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect (the “Material Licenses”). There is not pending or, to the Knowledge of the Company, threatened before any Governmental Entity any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of its Subsidiaries relating to any Material License, in each case, except as would not have, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(c) Each of the products, product candidates and active pharmaceutical ingredients of the Company and its Subsidiaries is being, and at all times since January 1, 2003, as applicable, has been, developed, tested, manufactured, handled, distributed, and stored, as applicable, in compliance in all material respects with all applicable Laws.

(d) The Company has filed and made available to Parent each annual report filed by any of the Company and its Subsidiaries with the FDA and any similar state or foreign regulatory or Governmental Entity with respect to any products of the Company or its Subsidiaries or any similar state or foreign Governmental Entity since January 1, 2003.

(e) Neither the Company nor any of its Subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened, investigation by: (A) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991); (B) Department of Health and Human Services Officer of Inspector General or Department of Justice pursuant to the Federal Anti-Kickback Statute (42. U.S.C. Section 1320a-7(b)) or the Federal False Claims Act (31 U.S.C. Section 3729 et seq.); or (C) any equivalent statute of any country in the European Union. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, (1) any officer or employee of the Company or any of its Subsidiaries, (2) any authorized agent of the Company or any of its Subsidiaries or (3) any principal investigator or sub-investigator of any clinical investigation sponsored by the Company or any of its Subsidiaries has, in the case of each of (1) through (3) on account of actions taken for or on behalf of the Company or any of its Subsidiaries, been convicted of any crime under 21 U.S.C. Section 335a(a) or any similar state or foreign Law or under 21 U.S.C. Section 335a(b) or any similar state or foreign Law.

(f) Since January 1, 2003, no clinical trial of a product of the Company or any of its Subsidiaries has been suspended, put on hold or terminated prior to completion.

(g) There are no third party manufacturers or suppliers of the Company’s products, product candidates and active pharmaceutical ingredients.

(h) The Company has made available to Parent (A) complete and accurate copies of each Investigational New Drug application (“IND”), and each similar state or foreign regulatory filing made by or on behalf of the Company and its Subsidiaries, including all supplements and amendments, (B) any correspondence received from the FDA and similar state and foreign Governmental Entities that concerns a product of the Company or its Subsidiaries covered by an IND described in clause (A) above, and (C) all existing written records relating to all material discussions and all meetings between the Company or its Subsidiaries and the FDA or similar foreign regulatory or Governmental Entities.

(i) Since January 1, 2003, the clinical trials, animal studies and other preclinical tests conducted by or on behalf of the Company or its Subsidiaries were, and if still pending, are, being conducted in all material respects in accordance with all experimental protocols, informed consents, procedures and controls of the Company and its Subsidiaries and applicable FDA requirements including, but not limited to, good clinical practice and good laboratory practice regulations. Neither the Company nor any of its Subsidiaries has received any written notice from the FDA or any other regulatory or Governmental Entity requiring the material modification of any animal study, preclinical study or clinical trial conducted by or on behalf of the Company or any Subsidiary.

(j) Neither the Company nor any of its Subsidiaries or its Affiliates, nor, to the Knowledge of the Company, any of its third party suppliers (with respect to a facility producing materials for the Company or its Subsidiaries) has received a FDA Form 483 notice or similar notice with respect to any production plants. A true and correct copy of any item set forth on Section 5.5(j) of the Company Disclosure Schedule has been made available to Parent.

(k) Neither the Company nor its Subsidiaries has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral which violated any applicable anti-kickback or similar Law, including the Federal Anti-Kickback Statute, or any applicable state anti-kickback Law.

(l) The Company and its Subsidiaries have not failed to comply with any applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, including the regulations promulgated thereunder or any applicable state privacy Laws, except for any such failures to comply, that have not had, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(m) With respect to all third party manufacturers and suppliers of key raw materials used by the Company or its Subsidiaries (each a “Third Party Manufacturer”), the Company has inspected all Third Party Manufacturers and to its Knowledge, each such Third Party Manufacturer:

(i) has complied and is complying in all material respects with all applicable Laws, including Laws enforced by the FDA and any similar state or foreign regulatory or Governmental Entities;

(ii) has all permits to perform its obligations as Third Party Manufacturer and all such permits are in full force and effect, except as either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and

(iii) has not been debarred under the Federal Food, Drug and Cosmetic Act or similar law of any other jurisdiction or otherwise excluded from or restricted in any manner from participation in, any government program related to pharmaceutical products and does not employ or use the services of any individual or entity that is or, during the time when such person or entity was providing services as a Third Party Manufacturer to the Company or any of its Subsidiaries, was debarred or otherwise excluded or restricted.

(n) All inventory of key starting material, reagents, active pharmaceutical ingredient and/or product have been manufactured, handled, stored and distributed in accordance with applicable Laws, including good manufacturing practice in all material respects. The Company has sufficient inventory of key starting materials, reagents, active pharmaceutical ingredients and/or products in order to operate business in the ordinary course.

5.6.  No Default.  Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate of incorporation or Bylaws (or similar governing documents), (ii) any Contract to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound, or (iii) any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except in the case of clause (ii) or (iii) of this sentence for violations, breaches or defaults that have not had, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

5.7.  Company Reports; Financial Statements.

(a) The Company has made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 2005, including, without limitation, (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and (ii) the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006 (the “Balance Sheet Date”), each in the form (including any amendments thereto) filed with the Securities and Exchange Commission (“SEC”). The Company has filed and furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2003 (the forms, statements, reports and documents filed since January 1, 2003, or those filed subsequent to the date of this Agreement, and as amended, the “Company Reports”). The Company Reports were prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act and complied in all material respects with the then applicable accounting standards. As of their respective dates (and, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. There are no outstanding comment letters or requests for information from the SEC with respect to any Company Report.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) filed prior to the date of this Agreement fairly presents, and, if filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company or any other entity included therein and their respective Subsidiaries, as of its date, and each of the consolidated statements of operations, cash flows and of changes in stockholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, and, if filed after the date of this Agreement, will fairly present, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company or any other entity included therein and their respective Subsidiaries for the periods set forth therein (subject, in the case of unaudited financial statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein. The Company: (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Balance Sheet Date.

5.8.  No Undisclosed Liabilities.  There are no liabilities of the Company or any of its Subsidiaries, whether accrued, absolute, fixed or contingent, other than those: (i) set forth or adequately provided for in the condensed consolidated balance sheet of the Company and its Subsidiaries included in the June 30, 2006 Form 10-Q of the Company; (ii) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice that have not had, or which would not reasonably be expected to have either individually or in the aggregate, a Company Material Adverse Effect; (iii) incurred under this Agreement or in connection with the transactions contemplated hereby or (iv) which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.9.  Absence of Certain Changes or Events.  Since the Balance Sheet Date, there has not been any Company Material Adverse Effect or any event, occurrence, discovery, effect, violation, inaccuracy, circumstance, state of facts or development which has had, or would reasonably be expected to have or result, either individually or in the aggregate, in a Company Material Adverse Effect, and since the Balance Sheet Date and through the date hereof, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice, and neither the Company nor any of its Subsidiaries has taken or authorized or agreed to the taking of any action referred to in Sections 7.1(a)(i), 7.1(a)(vi) 7.1(a)(vii), 7.1(a)(viii), 7.1(a)(ix), 7.1(a)(xi), 7.1(a)(xii), 7.1(a)(xiii) and 7.1(a)(xiv).

5.10.  Litigation.  There is no civil, criminal or administrative suit, claim, inquiry, action, proceeding or investigation (each an “Action”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties or assets, or any executive officer or director of the Company or any of its Subsidiaries (in their capacity as an executive officer or director), or which would make the Company or any of its Subsidiaries a party in such Action, which, in any such case, if adversely determined or concluded, (i) involves an amount in controversy in excess of $250,000 or (ii) has had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree. There is no outstanding order against the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound. To the Knowledge of the Company, as of the date of this Agreement, neither the Company, any Subsidiary, nor any officer, director or employee of the Company or any such Subsidiary is under investigation by any Governmental Entity relating to the conduct of the Company’s or any such Subsidiary’s business.

5.11.  Significant Contracts.

(a) True and correct copies have been made available to Parent of all Contracts to which the Company or any of its Subsidiaries is a party which are in effect as of the date hereof and fall within any of the following categories: (i) any Contract required to be disclosed in a Company Report; (ii) any Contract relating to indebtedness for borrowed money or any financial guaranty; (iii) any Contract that limits the ability of the Company, its Subsidiaries or any of their Affiliates to conduct or compete in any activity or business or in any geographic area; (iv) any Contract that involves anticipated future expenditures by the Company or any of its Subsidiaries of more than $250,000; (v) any joint venture, manufacturing, research (other than “material transfer agreements”), supply, collaboration or partnership Contract; (vi) any Contract for the lease or purchase of real property; (vii) any Contract with any director, officer or Affiliate of the Company or any of its Subsidiaries; and (viii) any Contract relating to the acquisition, development, license, transfer or disclosure of Intellectual Property which Contract is material to the business of the Company or any of its Subsidiaries other than “material transfer agreements” in customary form entered into in the ordinary course of business (collectively and with the IP Agreements, “Significant Contracts”). Section 5.11(a) of the Company Disclosure Schedule lists each Significant Contract of the Company or any of its Subsidiaries as of the date hereof.

(b) Each of the Significant Contracts are valid agreements and enforceable against the Company, are in full force and effect and, upon consummation of the Merger, shall continue in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence. The Company and each of its Subsidiaries has in all material respects performed all material obligations required to be performed by it to date under each Significant Contract. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute a default on the part of the Company or any of its Subsidiaries under any such Significant Contract, except where such default has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

5.12.  Disclosure Documents.  The proxy statement and all related SEC filings (the “Proxy Materials”) relating to the Merger and the other transactions contemplated hereby, to be filed by the Company with the SEC in connection with seeking the adoption and approval of this Agreement by the Company stockholders will not, at the date first mailed to stockholders of the Company or at the time of the Stockholders’ Meeting (other than with respect to any information supplied by Parent or Merger Sub for inclusion therein) contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information so provided by the Company that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to Parent, and the Company subsequently prepares, files or disseminates updated information to the extent required by Law. The Company will cause the Proxy Materials to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto. No representation is made by the Company with respect to statements made in the Proxy Materials based on information supplied by Parent or Merger Sub specifically for inclusion therein.

5.13.  Employee Benefit Plans.

(a) Section 5.13 of the Company Disclosure Schedule sets forth a list of all material “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other material plans, policies, agreements, programs and arrangements that provide for compensation, retention, termination, severance, deferred compensation, pension, retirement, employment, change in control, fringe or any other employee benefit or that provide for performance awards and stock or stock-related awards, and that are maintained by the Company or any Subsidiary of the Company, or to which the Company or any Subsidiary of the Company is party thereto or obligated to contribute thereunder for current or former employees or directors of the Company or any Subsidiary of the Company (the “Benefit Plans”). True, correct and complete copies of the following documents, with respect to each Benefit Plan, have been delivered or made available to Parent (in each case, if any): (i) current, accurate and complete copies of all documents embodying or relating to each Benefit Plan, including all amendments thereto, and trust agreements with respect thereto; (ii) the two (2) most recent annual actuarial valuations, if any, prepared for each Benefit Plan; (iii) the two (2) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Benefit Plan or related trust; (iv) the most recent determination letter received from the Internal Revenue Service (“IRS”), if any, for each Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (v) if the Benefit Plan is funded, the most recent annual and periodic accounting of Benefit Plan assets; (vi) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Benefit Plan; and (vi) all material communications to any employee or participant or employees or participants relating to each Benefit Plan that will be required to be described in a summary of material modifications.

(b) Neither the Company nor any Subsidiary of the Company has adopted or announced any plan or commitment (other than any plan or commitment that has already been completed) to establish any new material Benefit Plan, or to modify or to terminate any Benefit Plan (except to the extent required by law or to conform any such Benefit Plan to the requirements of any applicable law, in each case in a manner that would not have the effect of materially increasing benefits thereunder, or as required or contemplated by this Agreement), nor has any intention to do any of the foregoing been communicated to any Company directors, consultants, independent contractors or employees.

(c) No Benefit Plan is subject to Title IV of ERISA, and no circumstances exist that could result in liability to the Company, any Subsidiary of the Company or an ERISA Affiliate under Title IV or Section 302 of ERISA, except for such liability as would not, individually or in the aggregate, be material. At no time during the last six years has the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates contributed to or been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any Benefit Plan that is “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. The term “ERISA Affiliate” means any Person that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code. Neither the Company nor any Subsidiary of the Company maintains, is or will be required to provide, medical or other welfare benefits to employees, directors, former employees, former directors or retirees after their termination of employment or service, other than pursuant to applicable Law or benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Section 5.13 of the Company Disclosure Schedule.

(d) Each Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, has received a favorable determination letter from the IRS.

(e) All Benefit Plans were established and have been maintained and administered in all material respects in accordance with their terms and in accordance with all applicable Laws. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Benefit Plan that would reasonably be expected to result in any material liability. No action or failure to act and no transaction or holding of any asset by, or with respect to, any Benefit Plan has or, to the Knowledge of the Company or any Subsidiary, reasonably would subject the Company, Parent, any Subsidiary of the Company or any ERISA Affiliate or any fiduciary to any material tax, penalty or other liability, whether by way of indemnity or otherwise. No event or transaction has occurred with respect to any Benefit Plan that would result in the imposition of any material tax under Chapter 43 of Subtitle D of the Code. There are no pending or, to the Knowledge of the Company, threatened claims against the Benefit Plans, any related trusts, any Benefit Plan sponsor or plan administrator, or any fiduciary of the Benefit Plans with respect to the operation of such plans (other than routine benefit claims), except for such claims as have not been individually or in the aggregate, and would not reasonably be expected to be, material. Except as would not, individually or in the aggregate, reasonably be expected to be material, all Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment meet all requirements for such treatment and (ii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(f) No Benefit Plan is under audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or the Department of Health and Human Services and to the Knowledge of the Company or any Subsidiary of the Company, no such audit or investigation is pending or threatened. To the Knowledge of the Company, all Benefit Plans are, and have been maintained, to the extent applicable, in “good faith compliance” with Section 409A of the Code (within the meaning of the preambles to the proposed regulations thereunder). Each Benefit Plan can be amended, terminated or otherwise discontinued in accordance with its terms (as in effect on the date hereof) without material liability to the Company or any Subsidiary of the Company.

(g) Except for (i) any acceleration of vesting specifically provided for or contemplated by this Agreement, (ii) any provision of a Benefit Plan disclosed in Section 5.13 of the Company Disclosure Schedule, and (iii) the adoption of the severance plan described in Section 7.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any Benefit Plan or otherwise; (ii) increase any benefits otherwise payable under any Company Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(h) There is no outstanding order against the Benefit Plans that is, and would reasonably be expected to be, material.

(i) There is no commitment covering any employee that, individually or in the aggregate, would be reasonably likely to give rise to the payment of any amount that would result in a material loss of tax deductions pursuant to Section 162(m) of the Code.

(j) The Company is not obligated, pursuant to any Benefit Plan or otherwise, to grant any options to purchase shares of Company stock to any Employees, consultants or directors of the Company after the date hereof.

(k) All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Benefit Plans have been timely made or accrued in all material respects.

(l) The Company and each Subsidiary of the Company (i) is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to each of their current (including those on layoff, disability or leave of absence, whether paid or unpaid), former, or retired employees, officers, consultants, independent contractors providing individual services, agents or directors of the Company or any Subsidiary of the Company (collectively, “Employees”); and (ii) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

(m) No work stoppage or labor strike against the Company or any Subsidiary of the Company by Employees is pending or, to the Knowledge of the Company and its Subsidiaries, threatened. Neither the Company nor any Subsidiary of the Company (i) is involved in or, to the Knowledge of the Company and its Subsidiaries, threatened with any material labor dispute, grievance, or litigation relating to labor matters involving any Employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints; (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act; or (iii) is presently, nor has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no such agreement or contract is currently being negotiated by the Company. No Employees are currently represented by any labor union for purposes of collective bargaining, and, to the Knowledge of the Company and its Subsidiaries, no activities the purpose of which is to achieve such representation of all or some of such Employees are ongoing or threatened, or have resulted in any petition for a representation election filed with the National Labor Relations Board in the past three months.

(n) The Company and its Subsidiaries do not have any material liability, contingent or otherwise, to, or with respect to, any benefit plan (other than the Benefit Plans listed on Section 5.13 of the Company Disclosure Schedule) that is now or previously has been sponsored, maintained, contributed to, or required to be contributed to by, any ERISA Affiliate (other than one of the Company’s Subsidiaries).

5.14.  Intellectual Property.

(a) Section 5.14 of the Company Disclosure Schedule sets forth a true and complete list of all (i) patents, patent applications, trademark registrations and applications therefor, domain name registrations and copyright registrations and applications therefor, in each case, included in the Owned Intellectual Property as of the date hereof (“Owned Registered Intellectual Property”), except Owned Registered Intellectual Property that is not currently material to the Company’s or its Subsidiaries’ business and (ii) material Contracts relating to the acquisition, transfer, development, license, sublicense and disclosure of Intellectual Property used or held for use by the Company or any of its Subsidiaries, excluding Contracts relating to licensing generally available, commercial software, research re-agents, kits, detection systems, instruments, equipment, assays and the like (“IP Agreements”).

(b) To the Knowledge of the Company, all Owned Registered Intellectual Property is valid, subsisting and enforceable. No Owned Intellectual Property is subject to any outstanding settlement, order, ruling, judgment or decree adversely affecting the use thereof or rights thereto by the Company or any of its Subsidiaries. The Company and its Subsidiaries are the exclusive owner(s) or joint owner(s) of all Owned Intellectual Property free and clear of any encumbrances (excluding licenses granted to third parties in the ordinary course of Company’s and its Subsidiaries’ businesses). No Owned Registered Intellectual Property (except Owned Registered Intellectual Property that is not currently material to the Company’s or its Subsidiaries’ business) has lapsed, expired or been abandoned or cancelled or nullified, or is currently subject to any pending, or threatened, opposition, cancellation, nullification, interference, public protest, domain name dispute, reexamination, reissue or other proceeding.

(c) To the Knowledge of the Company, the conduct of the business by the Company and its Subsidiaries since January 1, 2003 has not infringed and does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third Person in any material respect. Since January 1, 2003, no claim, action, litigation or other proceeding has been asserted in writing, or to the Knowledge of the Company, threatened or any basis for threatening (including, without limitation, cease and desist letters or offers for license), against the Company or any indemnitee of the Company concerning the ownership, validity, registerability, enforceability, infringement, dilution, misappropriation, use or licensed right to use any Owned Intellectual Property, Licensed-In Intellectual Property or other Intellectual Property rights of any third Person. To the Knowledge of the Company, no third party is infringing, diluting, misappropriating or violating the Owned Intellectual Property.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except as a result of any agreements, contracts, licenses and agreements that Parent or the Merger Sub is subject to prior to the consummation of the transactions contemplated by this Agreement, the execution, delivery and performance by the Company of the transactions contemplated by this Agreement will not (i) alter, impair, diminish or result in the loss of any rights or interests of the Company or any of its Subsidiaries in any Owned Intellectual Property or Licensed-In Intellectual Property, (ii) grant or require the Company or any of its

Subsidiaries to grant to any Person any rights with respect to any Owned Intellectual Property or Licensed-In Intellectual Property, or (iii) subject the Company or any of its Subsidiaries to any increase in or acceleration of royalties or other payments in respect of any Licensed-In Intellectual Property. The Company and its Subsidiaries have taken and are now taking reasonable measures under the circumstances to maintain the confidentiality of any material trade secrets constituting Owned Intellectual Property.

(e) There are not ongoing interferences, oppositions, reissues, or reexaminations or other inter-party proceedings which could reasonably be expected to result in a loss or limitation of a patent right or claim involving any of the patents or patent applications listed on Section 5.14 of the Company Disclosure Schedule and owned by the Company or any of its Subsidiaries that would reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect.

(f) All personnel, including current and former employees, agents, consultants, officers and contractors who have contributed to or participated in the conception and development of any of the material Intellectual Property owned by the Company or any of its Subsidiaries either (A) have been party to a “work-for-hire” arrangement or agreement with the Company or its Subsidiaries, whether in accordance with applicable federal and state law, domestic or foreign, or otherwise, that has accorded the Company or its Subsidiaries ownership of all tangible and intangible property rights thereby arising, or (B) have executed appropriate instruments of assignment in favor of the Company or its Subsidiaries as assignees that have conveyed to the Company or its Subsidiaries all of such Person’s rights in or to such Intellectual Property.

As used herein,

(1) “Intellectual Property” means, collectively, all United States and non-United States (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations (including statutory invention registrations), invention disclosures, including all renewals, extensions, re-examinations, reissues and supplemental protection certificates thereof and all applications for the foregoing, including all provisionals, divisions, continuations, continuations-in-part and renewal applications; (iii) trade secrets and confidential or proprietary information and know-how, including, without limitation, compositions, processes, methods, data, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and (v) all other intellectual and industrial property not enumerated or described above.

(2) “Licensed-In Intellectual Property” means the Intellectual Property which is licensed to or otherwise made available for use by the Company or any of its Subsidiaries pursuant to any Contracts for Intellectual Property.

(3) “Owned Intellectual Property” means the Intellectual Property owned by the Company or any of its Subsidiaries.

5.15.  Taxes.  (i) The Company and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) the Company and each of its Subsidiaries have timely paid or caused to be paid all Taxes that are required to be paid by any of them (whether or not shown on any Tax Return) and the Company and each of its Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid by any of them in connection with any amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party; (iii) all material deficiencies asserted in writing or assessments made as a result of any examinations or other audits by federal, state, local or foreign taxing authorities have been paid in full, settled or adequately provided for in the financial statements contained in the Company Reports filed on or prior to the date of this Agreement; (iv) no federal or material state, local or foreign tax audit or administrative or judicial proceeding is pending or being conducted with respect to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received from any federal, state, local or foreign taxing authority any written notice indicating an intent to open an audit or other review; (v) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any material Tax Return of the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries is bound by any Tax sharing agreement with third parties; (vii) neither the Company nor any of its Subsidiaries is a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2); and (viii) neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

5.16.  No Payments Not Deductible Pursuant to Section 280G.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its subsidiaries or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or Parent to amend or terminate any Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

5.17.  Real Property; Leasehold.  Neither the Company nor any of its Subsidiaries own any real property or any interest in any real property, except for the leaseholds created under the real property leases identified in Section 5.17 of the Company Disclosure Schedule. The Company and each of its Subsidiaries have a valid leasehold in all real property and other material properties and assets leased by the Company or its Subsidiaries, in each case free of all pledges, claims, liens, encumbrances and security interests of any kind or nature whatsoever, except where the failure to have such title does not have, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

5.18.  Environmental Matters.  (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) no real property (including soils, groundwater, surface water, buildings or other structures thereon or thereunder) owned, operated, used or occupied by the Company or any of its Subsidiaries has been contaminated as a result of release, spill, discharge or disposal of any Hazardous Substance during or, to the Knowledge of the Company, prior to, the ownership or operation or use by the Company or any of its Subsidiaries, in each case that would be reasonably likely to require investigation and/or remediation pursuant to Environmental Law; (ii) no real property formerly owned or operated or used by the Company or any of its Subsidiaries was contaminated as a result of release, spill, discharge or disposal of any Hazardous Substance during or, to the Knowledge of the Company, prior to, the ownership or operation or use by the Company or any of its Subsidiaries, in each case that would be reasonably likely to require investigation and/or remediation pursuant to Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information from any Governmental Entity or other third party indicating that the Company or any of its Subsidiaries may be in material violation of or subject to material liability under any Environmental Law or arising from Hazardous Substances; (iv) neither the Company nor any of its Subsidiaries is subject to any material order, decree, injunction or other arrangement with any Governmental Entity or is a party to any indemnity or any other agreement with any third party under any Environmental Law or otherwise relating to any Hazardous Substances; and (v) the Company and its Subsidiaries have obtained in a timely manner, maintained in effect, and are in material compliance with, all Permits required by applicable Environmental Law in connection with the business of the Company and its Subsidiaries.

(b) The Company has delivered, or made available to Parent true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company pertaining to Environmental Law.

As used herein:

(i) The term “Environmental Law” means any Law (including without limitation principles of common law, directives, statutes, their implementing laws and regulations, related judicial and administrative orders and binding legal interpretations thereof) applicable to the Company or any of its Subsidiaries relating to pollution or protection of the environment, natural resources, human health or safety, including without limitation Laws relating to the generation, handling, use, presence, transportation, recycling, take-back, disposal, release or threatened release of any Hazardous Substance.

(ii) The term “Hazardous Substance” means any substances, mixtures, chemicals, products, materials or wastes that, pursuant to Environmental Law, are listed, classified, characterized, defined or regulated as hazardous, biohazardous, dangerous, infectious, toxic, a pollutant or a contaminant, including without limitation petroleum, petroleum products or by-products, friable asbestos, biological agents, genetically engineered or modified materials, blood-borne pathogens, bacterial or fungal materials, medical waste, unused or “off-spec” products, any material or equipment containing radon or other radioactive materials or polychlorinated biphenyls.

5.19.  Insurance.  The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries. To the Knowledge of the Company, each of such insurance policies is in full force and effect. Since January 1, 2005, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

5.20.  Takeover Statutes; Charter Provisions.  The Company Board has approved the Merger, this Agreement and the Voting Agreements, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the Voting Agreements the limitations on business combinations contained in any restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL to the extent applicable) (“Takeover Statute”) or restrictive provision of any applicable anti-takeover provision in the Company’s Amended and Restated Certificate of Incorporation or Bylaws. No other state takeover statute or similar statute or regulation or other comparable takeover provision of the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws applies to the Merger, this Agreement, the Voting Agreements or any of the transactions contemplated hereby or thereby.

5.21.  Brokers.  No broker, finder, investment banker or other third party other than Goldman, Sachs & Co., is entitled to any brokerage, finders’ or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a correct and complete copy of the Company’s engagement letter with Goldman, Sachs & Co. applicable with respect to the Merger.

5.22.  Rights Agreement.  The Company Board has taken all requisite action such that none of Parent, Merger Sub or any of their affiliates shall become an “Acquiring Person,” and no “Shares Acquisition Date” or “Distribution Date” (as such terms are defined in the Rights Agreement) will occur, solely by reason of the approval, execution or delivery of this Agreement or the Voting Agreements or the consummation of the transactions contemplated hereby or thereby and such that the Expiration Date (as such term is defined in the Rights Agreement) will occur immediately prior to the Effective Time.

5.23.  Third Party Supply.  As of the date hereof, there are no outstanding forecasts or orders with respect to materials supplied or manufactured, or to be supplied or manufactured, by the Company or any of its Subsidiaries to any third parties. No further orders to supply such materials to third parties are expected to be received by the Company or any of its Subsidiaries.

ARTICLE VI

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby represent and warrant to the Company as follows:

6.1.  Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has heretofore delivered or made available to the Company accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of Parent and Merger Sub.

6.2.  Authority Relative to this Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority, and has taken all action necessary, to execute, deliver and perform under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof, except for the consent of Parent as sole stockholder of Merger Sub, which will be effected by written consent immediately after the execution of this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, and assuming due authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

6.3.  Consents and Approvals; No Violations.  No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Parent or Merger Sub or any of their Subsidiaries for the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, other than (i) as set forth in Schedule 6.3; (ii) pursuant to the applicable requirements of the Securities Act and the Exchange Act; (iii) the filing of the Certificate of Merger pursuant to the DGCL; (iv) compliance with the HSR Act; (v) such filings or notices as may be required under any environmental, health or safety Law (including any rules and regulations of the FDA) in connection with the Merger; or (vi) compliance with any applicable requirements of laws, rules and regulations in other foreign jurisdictions governing antitrust or merger control matters.

6.4.  Merger Sub.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

6.5.  Disclosure Documents.  None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion in the Proxy Materials, at the date it is first mailed to stockholders of the Company or at the time of the Stockholders’ Meeting contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information so provided by Parent or Merger Sub that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to the Company, and Parent and Merger Sub reasonably cooperate with the Company in preparing, filing or disseminating updated information to the extent required by Law.

6.6.  Availability of Funds.  Parent has on the date hereof sufficient funds and shall have available at the Effective Time sufficient funds to enable it to consummate the Merger.

6.7.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finders’ or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub that would be binding on the Company if the Agreement is terminated prior to Closing.

6.8.  Access.  Parent, on behalf of itself and Merger Sub, has conducted its own independent investigation of the Company and has, to its Knowledge, been furnished by the Company, or its agents or representatives, with all information, documents and other materials relating to the Company, and its business, management, operations and finances, that Parent and Merger Sub believe is necessary to enter into this Agreement. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub have relied solely upon the representations and warranties of the Company set forth in Article V hereof and have not relied upon any other information provided by, for or on behalf of the Company, or its agents or representatives, to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE VII

Covenants of the Parties

7.1.  Operations of the Company’s Business.

(a) Except as set forth in the corresponding section of the Company Disclosure Schedule, as otherwise contemplated hereby or as may be agreed in advance by Parent (and, if asked, Parent will not unreasonably delay its response), subject to applicable Law, the Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time, the business of it and its Subsidiaries shall be conducted only in the ordinary course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except as set forth in the corresponding section of the Company Disclosure Schedule, as otherwise contemplated hereby or as may be agreed in advance by Parent (and, if asked, Parent will not unreasonably delay its response), subject to applicable Law and the regulations or requirements of any stock exchange or regulatory organization applicable to the Company, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its certificate of incorporation or Bylaws (or similar governing documents);

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company that are not obligors or guarantors of third party indebtedness;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $100,000 other than acquisitions pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and set forth in Section 7.1(a)(iii) of the Company Disclosure Schedule or as otherwise set forth in Section 7.1(a)(iii) of the Company Disclosure Schedule;

(iv) other than pursuant to Contracts set forth in Section 7.1(a)(iv) of the Company Disclosure Schedule, and other than the issuance of shares of Common Stock upon the exercise of Company Stock Options outstanding on the date hereof, granted pursuant to the terms of this Agreement or pursuant to the ESPP, in each case, in accordance with their terms, as in effect on the date hereof, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities (other than the grant of Company Stock Options to new hires in the ordinary course of business consistent with past practice in an amount not to exceed 50,000 per 30-day period and 200,000 in the aggregate);

(v) create or incur any Lien on assets of the Company or any of its Subsidiaries that is material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

(vi) other than pursuant to Contracts to the extent in effect as of immediately prior to the execution of this Agreement and set forth in Section 7.1(a)(vi) of the Company Disclosure Schedule, make any loan, advance or capital contribution to or investment in any Person (other than a wholly-owned Subsidiary of the Company) in excess of $100,000 in the aggregate;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company and periodic dividends and other periodic distributions by non-wholly-owned Subsidiaries in the ordinary course consistent with past practices) or enter into any agreement with respect to the voting of its capital stock;

(viii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock except the acceptance of shares of Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting of restricted stock or other Company stock-based awards, in each case in accordance with past practice and the terms of the applicable award;

(ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any securities or warrants or other rights to acquire any security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business not to exceed $100,000 in the aggregate;

(x) except as set forth in Section 7.1(a)(x) of the Company Disclosure Schedule or as provided for in the Company’s 2006 capital expenditure budget (attached to Section 7.1(a)(x) of the Company Disclosure Schedule), make or authorize any capital expenditure in excess of $200,000;

(xi) make any changes with respect to financial accounting policies or procedures, except as required by changes in GAAP or by Law;

(xii) commence any litigation or settle any litigation or other proceeding or other investigation by or against the Company or any Subsidiary of the Company or relating to any of their businesses, properties or assets, other than settlements (A) entered into in the ordinary course of business consistent with past practice, (B) requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $75,000, (C) not involving the admission of any wrongdoing by, the Company or any of its Subsidiaries and (D) which would not be reasonably likely to have any adverse impact on the operations of the Company or any of its Subsidiaries or on any current or future litigation or other proceedings of the Company;

(xiii) sell, lease, license or otherwise dispose of any assets of the Company or its Subsidiaries except for ordinary course sales of products or services provided in the ordinary course of business or obsolete assets, and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $50,000 in the aggregate, other than pursuant to Contracts in effect prior to the execution of this Agreement and set forth in Section 7.1(a)(xiii) of the Company Disclosure Schedule or as otherwise set forth in Section 7.1(a)(xiii) of the Company Disclosure Schedule;

(xiv) except as required pursuant to existing written, binding agreements or Benefit Plans in effect prior to the execution of this Agreement set forth in Section 7.1(a)(xiv) of the Company Disclosure Schedule, or as otherwise required by Law or in the ordinary course of business consistent with past practice with respect to new hires, enter into, or commit to enter into any new employment or compensatory agreements (including, but not limited to, the renewal of any consulting agreement) with any employee, consultant or director of the Company or any of its Subsidiaries (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such Person has the right to any form of compensation from the Company or any of its Subsidiaries), or, except for annual merit increases in the ordinary course of business consistent with past practice for employees of the Company or its Subsidiaries other than officers, senior managers or directors, increase the compensation and employee benefits of any employee, consultant or director of the Company or any of its Subsidiaries, or adopt or amend any Benefit Plan in any respect that would increase the cost of such Benefit Plan to the Company, or accelerate vesting or payment under, any Benefit Plan;

(xv) engage in the conduct of any new line of business, other than as expressly permitted by Section 7.1(a)(xv) of the Company Disclosure Schedule;

(xvi) make or change any Tax election, file any amended Tax Return (except as required by applicable Law), enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period for the assessment of any Tax;

(xvii) enter into any material agreement with respect to any of its owned or Licensed-in Intellectual Property or with respect to the intellectual property of any third party;

(xviii) (A) enter into, modify or amend in a manner adverse to the Company or any of its Subsidiaries, or terminate, any Significant Contract (or Contract that would be a Significant Contract if such Contract had been entered into prior to the date hereof) or any material manufacturing or supply agreement for any of the Company’s products or compounds or (B) waive, release or assign any material rights or claims thereunder;

(xix) create any new Subsidiaries; or

(xx) agree, resolve or commit to do any of the foregoing; provided, however, that the foregoing covenants shall not prevent the Company and its Subsidiaries from undertaking transactions between or among themselves.

7.2.  Acquisition Proposals.

(a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall not permit its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney, consultant or accountant (“Representatives”) retained by it or any of its Subsidiaries) on its behalf to, initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer from any Person or group of Persons other than Parent or its affiliates, with respect to: (i) a merger, reorganization, share exchange, consolidation, business combination, plan of liquidation or similar transaction involving the Company; (ii) any purchase of 15% or more of any class of voting securities of the Company or its Subsidiaries; or (iii) any purchase or sale of 15% or more of the equity interest in the Company or the consolidated assets (on a book value basis) of the Company and its Subsidiaries, taken as a whole (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall not permit its and its Subsidiaries’ Representatives to, (i) engage in any discussions or negotiations with, or provide any confidential or non-public information or data to, any Person relating to an Acquisition Proposal; (ii) knowingly encourage any effort or attempt to make or implement an Acquisition Proposal; (iii) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept any Acquisition Proposal; (iv) approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal; (v) withdraw, modify, qualify or change the Recommendation or (vi) resolve, propose or agree to do any of the foregoing. The Company agrees that it, and its Subsidiaries will immediately cease and cause to be terminated, and it will not permit its Representatives to continue, any existing activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal (except with respect to the transactions contemplated by this Agreement).

(b) Nothing contained in this Agreement shall prevent the Company or the Company Board from (x) complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply does not include a withdrawal, modification, qualification or change of the Recommendation in a manner adverse to Parent that is made in contravention of Section 7.3(b) (provided, however, that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a withdrawal, modification, qualification or change of the Recommendation in a manner adverse to Parent) and (y) at any time prior to, but not after, the conditions set forth in Section 8.1(a) has been satisfied, and as long as there has not been a material or intentional failure to comply with any of the obligations under this Section 7.2 with respect to the applicable Acquisition Proposal (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms no less restrictive on such Person than the terms contained in the Confidentiality Agreement, and concurrently discloses the same non-public information to Parent if such non-public information has not been previously disclosed to Parent; (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from such Person an executed confidentiality agreement as described in (A) above; or (C) withdrawing, modifying, qualifying or changing the Recommendation so as to recommend such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if and only to the extent that (I) in each case referred to in clause (A), (B) or (C) above, the Company Board determines in good faith, after consultation with its outside legal counsel, that such action is required to comply with the Company directors’ fiduciary duties to stockholders of the Company under applicable Law, (II) in each case referred to in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with its outside legal counsel and financial advisors that such Acquisition Proposal constitutes, or is reasonably likely to lead to, an Acquisition Proposal (which, for all such purposes, shall substitute 50% for 15% in the definition thereof) that, if accepted, is reasonably likely to be consummated, and if consummated, would result in a more favorable transaction (taking into account legal, financial, regulatory and other aspects of such Acquisition Proposal and the Merger and other transactions contemplated by this Agreement deemed relevant by the Company Board, the identity of the third party making such Acquisition Proposal, the terms and conditions of the Acquisition Proposal and the anticipated timing and prospects for completion of such Acquisition Proposal) to the Company’s stockholders than the transaction contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and other transactions contemplated by this Agreement) (any such more favorable Acquisition Proposal is referred to in this Agreement as a “Superior Proposal”), and (III) in the case of clause (C) above, (i) Parent shall have been provided by the Company prompt written notice of (x) the Company Board’s intention to take the action referred to in clause (C) and (y) the material terms and conditions of the Acquisition Proposal, including the identity of the party making such Acquisition Proposal, and, if available, a copy of the relevant proposed transaction agreements with such party and other material documents, (ii) the Company shall have given Parent four business days after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any and (iii) the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, and after consultation with its outside legal counsel, that such withdrawal, modification, qualification or change of the Recommendation is required to comply with its fiduciary obligations to the stockholders of the Company under applicable Law; provided, further that in the event the Company Board does not make the determination referred to in clause (iii) of this paragraph but thereafter determines to withdraw, modify, qualify or change the Recommendation pursuant to this Section 7.2, the procedures referred to in clauses (i), (ii) and (iii) shall apply anew and shall also apply to any subsequent withdrawal, modification, qualification or change.

(c) The Company agrees that it will notify Parent promptly (and in any event within 24 hours of the Company gaining Knowledge thereof) if any Acquisition Proposal, or any inquiry or indication that would reasonably be expected to lead to any Acquisition Proposal, by any Person is received by, any non-public information relating to the Company or any of its Subsidiaries is requested by such a Person from, or any inquiry, discussions or negotiations regarding any Acquisition Proposal are sought to be initiated by such a Person with, the Company, its Subsidiaries or any of its Representatives. Such notice shall include the identity of the person making such

Acquisition Proposal, indication, inquiry or request and a copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Acquisition Proposal, indication, inquiry or request), including any modifications thereto. The Company shall keep Parent reasonably informed on a current basis (and in any event within 24 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status of any such Acquisition Proposal, indication, inquiry or request and of any material changes in the status and terms of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to initiate actions concerning an Acquisition Proposal as permitted by Section 7.2(b) (y) (A) and (B). The Company shall not, and shall cause it Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent.

7.3.  Stockholder Meeting; Proxy Material.

(a) The Company shall duly call and shall use its commercially reasonable efforts to hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the approval of this Agreement and the Merger by the Company stockholders required to satisfy the conditions set forth in Section 8.1(a) as promptly as practicable following the date of this Agreement. In connection with the Stockholders’ Meeting, the Company will (i) as promptly as practicable following the date of this Agreement, prepare and file with the SEC the Proxy Materials to the Merger and the other transactions contemplated hereby; (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Parent and Merger Sub promptly upon receipt; (iii) as promptly as reasonably practicable, prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; (iv) use its commercially reasonable efforts to have cleared by the SEC, and will thereafter mail to its stockholders as promptly as reasonably practicable, the Proxy Materials and all other customary proxy or other materials for meetings such as the Stockholders’ Meeting; (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Proxy Materials if any event shall occur which requires such action at any time prior to the Stockholders’ Meeting; and (vi) otherwise comply with all requirements of Law applicable to the Stockholders’ Meeting and the Merger. The Company will provide Parent and Merger Sub an opportunity to review and comment upon the Proxy Materials, or any amendments or supplements thereto, or any SEC comments received with respect thereto, prior to filing the same with the SEC.

(b) The written consent of Parent will be required to adjourn or postpone the Stockholders’ Meeting; provided, that, in the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Company Requisite Vote, the Company will not adjourn or postpone the Stockholders’ Meeting unless the Company is advised by counsel that failure to do so would result in a breach of the U.S. federal securities laws. Unless the Company Board has changed its Recommendation pursuant to its fiduciary duties under applicable Law and in compliance with Section 7.2(b), the Recommendation of the Company Board shall be included in the Proxy Materials, and the Company Board shall take all reasonable action to secure the adoption of this Agreement by the holders of shares of Common Stock.

7.4.  Commercially Reasonable Efforts; Cooperation.

(a) Upon the terms and subject to the conditions of this Agreement, each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the transactions contemplated hereby as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated hereby (including making or causing to be made the filings required under the HSR Act as promptly as practicable and in any event within fifteen (15) business days after the date of this Agreement); (ii) cooperating with the other in connection with the preparation and filing of any such forms, registrations and notices (including, with respect to the party hereto making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with obtaining any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity; (iii) the satisfaction of the conditions to the consummation of the Merger set forth in Article VIII; and (iv) the execution of any additional instruments, including the Certificate of Merger, necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, each party hereto agrees to use commercially reasonable efforts to cause the Effective Time to occur as soon as practicable after the adoption by the stockholders of the Company of the Merger, this Agreement the other transactions contemplated by this Agreement at the Stockholders’ Meeting. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the officers and directors of each party hereto shall use commercially reasonable efforts to take all such necessary action.

(b) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Materials or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c) Subject to applicable Law, the Company and Parent each shall promptly furnish the other with copies of notices or other communications between Parent or the Company, as the case may be, or any of their respective Subsidiaries, and any Governmental Entity with respect to such transactions. The Company shall give prompt notice to Parent of (i) any written communication from (x) any Governmental Entity and (y) any counterparty to any Significant Contract that alone, or together with all other Significant Contracts with respect to which such written communication is received, is material to the Company and its Subsidiaries, taken as a whole, alleging that the consent of such party is or may be required in connection with the transactions contemplated by this Agreement (and the responses thereto from the Company, its Subsidiaries or its Representatives), (ii) any written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the responses thereto from the Company, its Subsidiaries or its Representatives), (iii) any Action commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), or (iv) any failure of any condition to Parent’s obligations to effect the Merger, and Parent shall give prompt notice to the Company of any change, fact or condition that is reasonably likely to result in a failure of any condition to the Company’s obligation to effect the Merger. No party hereto shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity with respect to the transactions contemplated hereby without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. The parties hereto shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Entity by or on behalf of any party hereto in connection with the transactions contemplated hereby.

7.5.  Access.  Subject to applicable Laws relating to the sharing of information, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford Parent, and its officers, employees, counsel, accountants and other authorized Representatives, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested. At the request of Parent, throughout the period prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain waivers from Persons who are parties to Contracts with the Company or its Subsidiaries that contain confidentiality provisions in order for Parent to be provided reasonable access to such Contracts.

7.6.  Consents.  Subject to other provisions contained in this Agreement, Parent, Merger Sub and the Company each will use commercially reasonable efforts to obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated hereby; provided, however, that without the prior written consent of Parent, the Company and its Subsidiaries may not pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material liability or other obligation, in connection with obtaining such consent, approval or waiver.

7.7.  Public Announcements.  The initial press release regarding the Merger shall be a joint press release mutually agreed upon, and thereafter Parent and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or the NASDAQ Global Market, as determined in good faith by such party.

7.8.  Employee Benefits.

(a) Parent agrees that it shall cause the Surviving Corporation to honor each Benefit Plan in accordance with its terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms. For a period from the Effective Time through at least one (1) year from Closing, Parent shall provide, or shall cause to be provided, to those individuals who as of the Effective Time were employees (other than employees subject to collective bargaining agreements) of the Company and its Subsidiaries (the “Affected Employees”) pension, health, life insurance, disability and vacation benefits (the “Employee Plan Benefits”) that are no less favorable in the aggregate to those Employee Plan Benefits provided to the Affected Employees immediately before the Effective Time. Notwithstanding the foregoing, but subject to Section 7.8(c), nothing contained herein shall obligate Parent, the Surviving Corporation or any of their affiliates to maintain any particular Benefit Plan or retain the employment of any Affected Employee.

(b) Each Affected Employee shall receive credit for his or her service with the Company and its Subsidiaries (and their respective predecessors) before the Effective Time under the employee benefit plans of Parent and its affiliates (other than the Company and its Subsidiaries) providing Employee Plan Benefits to any Affected Employees after the Effective Time (the “New Plans”) for purposes of eligibility, vesting and benefit accrual to the same extent as such Affected Employee was entitled, before the Effective Time, to credit for such service under any comparable Benefit Plans (except to the extent such credit would result in a duplication of accrual of benefits); provided that, notwithstanding the forgoing, such service shall only be recognized to the extent the service would be recognized under the New Plan had the service been performed at the Parent; and provided further that (i) with respect to any pension plan, such service credit will only be recognized by the Parent for purposes of vesting and not for purposes of benefit accrual or early retirement subsidies; and (ii) with respect to retiree health benefits, such service credit will only be recognized for service performed past the age of forty (40). In addition, and without limiting the generality of the foregoing: (i) at the Effective Time, each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plans in which such Affected Employee participated immediately before the Effective Time to the extent permissible by any applicable insurance carrier or vendor; (ii) with respect to the calendar year in which the Effective Time occurs, for purposes of each New Plan providing welfare benefits to any Affected Employee, Parent shall cause all pre-existing condition exclusions of such New Plan to be waived for such Affected Employee and his or her covered dependents; and (iii) each Affected Employee and their eligible dependents shall receive credit for the plan year in which the Effective Time (or commencement of participation in a New Plan) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a New Plan).

(c) Not later than five business days prior to the Stockholders’ Meeting, Company shall adopt a severance plan consistent with the terms set forth in Section 7.8(c) of the Company Disclosure Schedule for the benefit of the Affected Employees. Parent agrees that it shall maintain, or cause to be maintained, such severance plan for a period of two years following the Closing Date.

(d) The Company shall take all actions necessary to ensure that all Company Stock Options that the Company or its Subsidiaries are obligated to grant, as of the date hereof, to any employee, consultant or director of the Company or any of its Subsidiaries at any time after the date hereof shall be fully granted to such employee, consultant or director prior to the Closing Date.

(e) With respect to the ESPP, the Company shall take all actions necessary such that no more than 20,000 shares of Common Stock may be issued in the aggregate in any individual Offering Period that begins after the date hereof.

(f) Without limiting the generality of Section 10.8, nothing herein expressed or implied shall confer upon any current or former employee of the Company or any of its Subsidiaries or upon any representative of any such person, or upon any collective bargaining agent, any rights or remedies, including any third party beneficiary rights or any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

7.9.  Indemnification; Directors’ and Officers’ Insurance.

(a) The indemnification, advancement and exculpation provisions of the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws and those certain Indemnification Agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company. Parent shall cause the Surviving Corporation to comply with all such indemnification, advancement and exculpation provisions.

(b) The Surviving Corporation shall and Parent shall cause the Surviving Corporation to maintain the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) covering each Person covered as of the Effective Time by the Company’s officers’ and directors’ liability insurance policy (each such Person, an “Indemnified Party”) on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six (6) years after the Effective Time; provided, however, that, subject to the immediately succeeding sentence, in no event shall the Surviving Corporation be required to expend in any one (1) year an amount in excess of 250% of the current annual premium paid by the Company for such insurance (such 250% amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. In addition, the Company may and, at Parent’s request, the Company will, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company; provided, that the amount paid by the Company shall not exceed three times the Maximum Annual Premium. If such “tail” prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 7.9(b) shall terminate.

(c) If Parent, the Surviving Company or any of their respective successors or assigns 1) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or 2) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Company, as the case may be, that are set forth under this Section 7.9 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.9. Parent shall be responsible for any breach by the Surviving Company of the provisions of this Section 7.9.

(d) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

7.10.  Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board (or any other appropriate committee of the Company Board) shall grant all approvals and use their commercially reasonable efforts to take all actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

7.11.  Rights Plan.  The Company Board shall take all further action (in addition to that referred to in Section 5.23) reasonably requested by Parent in order to render the Rights issued pursuant to the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, the Company Board shall not, without the prior written consent of Parent, (a) amend the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights, to facilitate an Acquisition Proposal in any manner adverse to Parent.

7.12.  Confidentiality.  Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated as of March 28, 2006, as amended (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

7.13.  Resignations.  To the extent requested by Parent in writing prior to the Closing, on the Closing Date, the Company shall use commercially reasonable efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

7.14.  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Parent’s prior written consent.

ARTICLE VIII

Conditions to Merger

8.1.  Conditions to the Obligations of the Company, Parent and Merger Sub to Effect the Merger.  The respective obligation of each of the Company, Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Stockholder Approval.  This Agreement and the transactions contemplated hereby, including the Merger, shall have been duly adopted by holders of shares of Common Stock constituting the Company Requisite Vote in accordance with applicable Law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

(b) Regulatory Consents.  (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and (ii) all other governmental consents listed on Section 8.1(b) of the Company Disclosure Schedule required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries shall have been obtained and shall remain in full force and effect.

(c) No Injunction.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, determination, decree, injunction or other order that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Injunction”).

8.2.  Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in Section 5.2 (Capitalization of the Company and its Subsidiaries) shall be true and correct in all respects except for such inaccuracies as are de minimis in the aggregate (A) on the date of this Agreement and (B) at and as of the Closing Date with the same force and effect as if made as of such date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date). All other representations and warranties of the Company contained in Article V shall be true and correct in each case (A) on the date of this Agreement and (B) at and as of the Closing Date with the same force and effect as if made as of such date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except for failures of such representations and warranties to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (it being understood that for purposes of determining the accuracy of the representations and warranties described in this sentence, all materiality and Company Material Adverse Effect qualifications contained in such representations and warranties shall be disregarded); and Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this Section 8.2 have been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects the agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the condition set forth in this Section 8.2(b) has been satisfied.

(c) Company Material Adverse Effect.  Except as set forth in the Company Disclosure Schedule, since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, state of fact, circumstance, development, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

8.3.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and the Company shall have received at the Closing a certificate signed on behalf of each of Parent and Merger Sub by a senior executive officer of each to the effect that the condition set forth in this Section 8.3(a) has been satisfied.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects the agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by a senior executive officer of each to the effect that the condition set forth in this Section 8.3(b) has been satisfied.

ARTICLE IX

Termination

9.1.  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption by the stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company and Parent.

9.2.  Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent or by the Company if (a) the Merger shall not have been consummated by June 30, 2007 (the “Termination Date”); (b) the adoption by the Company’s stockholders required by Section 8.1(a) shall not have been obtained at the Stockholders’ Meeting (after giving effect to all adjournments or postponements thereof); or (c) any Injunction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to Section 9.2(a) shall not be available to any party if the circumstances described in Section 9.2(a) were caused by such party’s failure to comply with its obligations under this Agreement.

9.3.  Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned at any time, but, in the case of clause (a) below, only prior to the adoption by stockholders of the Company referred to in Section 8.1(a), by action of the Company Board (a)(i) if the Company Board shall have withdrawn, qualified or changed the Recommendation in a manner adverse to Parent and in favor of a Superior Proposal in the manner provided for in, and in compliance with, Section 7.2 (including, without limitation the right of Parent to propose revisions to the terms of this Agreement) and (ii) contemporaneously with such termination, the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal and (iii) contemporaneously therewith, the Company pays to Parent the amount specified in Section 9.5(b); or (b) if there has been a breach of any representations, warranties, covenants or agreements made by Parent or Merger Sub in this Agreement, or any such representations and warranties shall have become untrue or incorrect after the execution of this Agreement, such that (i) the condition set forth in either Section 8.3(a) or 8.3(b) would not be satisfied and (ii) such breach or failure to be true and correct is not cured within 20 business days following receipt of written notice of such breach or failure from Company; provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the Company.

9.4.  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent (a)(i) if the Company Board shall have withdrawn, modified, qualified or changed the Recommendation in a manner adverse to Parent or (ii) if the Company Board approves, endorses or recommends any Acquisition Proposal other than the Merger or (iii) if the Company or the Company Board resolves or announces its intention to do any of the foregoing, in the case of any of (i), (ii) or (iii) whether or not permitted by Section 7.2; (b) if the Company (i) materially breaches its obligations under Section 7.2 or 7.3(b), or the Company Board or any committee thereof shall resolve to do any of the foregoing, or (ii) materially breaches its obligations under Section 7.3(a) and such breach is not cured within 10 days after the Company’s receipt of written notice asserting such breach or failure from Parent; or (c) if there has been a breach of any other representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, such that (i) the condition set forth in either Section 8.2(a) or 8.2(b) would not be satisfied and (ii) such breach or failure to be true or correct is not cured within 20 business days following receipt of written notice of such breach or failure from Parent; provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by Parent.

9.5.  Effect of Termination and Abandonment; Termination Fee.

(a) In the event of a termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than the Company’s obligation pursuant to Section 9.5(b), if applicable and Article X), shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

(b) In the event that (i) this Agreement is terminated by the Company pursuant to Section 9.3(a) or Parent pursuant to Section 9.4(a) or 9.4(b) or (ii) this Agreement is terminated by the Company or Parent pursuant to Section 9.2(a) or 9.2(b) and (x) an Acquisition Proposal (but substituting “50%” for “15%” in the definition of such term) (an “Alternative Transaction”) shall have been made public and not been withdrawn prior to the time of the Stockholders’ Meeting (or at any adjournment thereof), and (y) the Company enters into a definitive agreement with respect to any Alternative Transaction within 12 months from the date of such termination or an Alternative Transaction is consummated within 12 months from the date of such termination, then in the case of either of the foregoing subclauses (i) or (ii) the Company shall pay Parent (A) simultaneously with such termination in the event of a termination by the Company described in clause (b)(i), (B) on the second business day following termination by Parent described under clause (b)(i) and (C) upon such fee becoming payable under clause (b)(ii), by wire transfer of same day funds, a fee equal to $42,100,000 (the “Termination Fee”); provided, however, that, in the event that (1) this Agreement is terminated pursuant to Section 9.2(a) and an Alternative Transaction is subsequently consummated with or a definitive agreement with respect to an Alternative Transaction is subsequently entered into during the twelve-month period following termination with a Person other than the Person making the Alternative Transaction at the time of such termination and (2) the consideration per share of Common Stock to be paid in such Alternative Transaction is less than the Merger Consideration, then the Termination Fee will be discounted in the same proportion as the consideration to be paid in the Alternative Transaction is less than the Merger Consideration. For purposes of this Section 9.2(b)(iii), the “consideration per share of Common Stock” shall be determined as follows: (x) if the consideration consists of cash, such amount of cash, (y) if the consideration consists of marketable securities, the value of such marketable securities at the close of business on the day before the date such Alternative Transaction is consummated or a definitive agreement with respect to such Alternative Transaction is entered into, as the case may be, and (z) if the consideration is in a form other than cash or marketable securities, such value as the parties shall reasonably agree.

ARTICLE X

Miscellaneous and General

10.1.  Non-Survival of Representations and Warranties and Agreements.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, except as set forth in Section 9.5 hereof, the termination of this Agreement pursuant to the terms hereof. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

10.2.  Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, (i) this Agreement may be amended, modified or supplemented only in writing executed by each of the parties hereto by action of the Board of Directors of each such party (whether before or after the Company Requisite Vote) and (ii) any provisions herein may be waived only in writing executed by the party or parties against whom such waiver is asserted by action of such party or parties’ Board of Directors.

10.3.  Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law, in such party’s sole discretion.

10.4.  Counterparts; Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

10.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereto hereby irrevocably submit exclusively to the jurisdiction of the Court of Chancery of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties for purposes of the foregoing.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6.  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, facsimile or by overnight courier:

If to Parent or Merger Sub:

Merck & Co., Inc.
One Merck Drive
P.O. Box 100, WS3A-65
Whitehouse Station, New Jersey 08889-0100
Attention: Office of the Secretary
Facsimile: (908) 735-1246

with a copy, which will not constitute notice, to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: David N. Shine/Brian T. Mangino
Facsimile: (212) 859-4000

If to the Company:

Sirna Therapeutics, Inc.
185 Berry Street, Suite 6504
San Francisco, California 94107
Attention: President & CEO
Facsimile: (415) 512-7022

With a copy to:

Sirna Therapeutics, Inc.
185 Berry Street, Suite 6504
San Francisco, California 94107
Attention: Vice President of Legal Affairs
Facsimile: (415) 512-7022

with a copy, which will not constitute notice, to:

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
Attention: Michael J. Kennedy/Sam Zucker
Facsimile: (650) 473-2601

or to such other persons or addresses as may be designated in writing by the Person to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile; or on the next business day after deposit with an internationally recognized overnight courier, if sent by such a courier.

10.7.  Entire Agreement.  This Agreement, together with the schedules and Annexes hereto, and the Confidentiality Agreement and Voting Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.8.  No Third Party Beneficiaries.  Except as expressly set forth in Section 7.9 (Indemnification; Directors’ and Officers’ Insurance) of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.

10.9.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

10.10.  Interpretation; Absence of Presumption.

(a) For the purposes hereof, (1) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (2) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Annex references are to the Articles, Sections, paragraphs, Schedules and Annexes to this Agreement unless otherwise specified; (3) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified; (4) the word “or” shall not be exclusive; (5) provisions shall apply, when appropriate, to successive events and transactions; and (6) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.11.  Expenses.  Except as otherwise provided in Section 9.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

10.12.  Assignment.  This Agreement shall not be assignable by any party hereto; provided, however, that Parent may designate, by written notice to the Company, another Subsidiary of Parent to be a constituent corporation in lieu of Merger Sub, whereupon all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement will be void ab initio.

10.13.  Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.14.  Certain Definitions.  The following terms, as used herein, have the meanings which meanings shall be applicable equally to the singular and plural of the terms defined:

(a) an “Affiliate” of any Person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(b) “Company Material Adverse Effect” means any change or effect, event, violation, circumstance, occurrence, state of facts or development (any such item, an “Effect”) that, (i) is materially adverse to the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) would prevent or delay beyond the Termination Date the consummation by the Company of the transactions contemplated hereby; provided that no Effect related to or arising out of any of the following shall be taken into account in determining whether there may exist a Company Material Adverse Effect:

(A) circumstances generally affecting the biotechnology industry (which changes or developments, in each case, do not materially disproportionately affect the Company and its Subsidiaries taken as a whole); (B) changes affecting the United States economy in general (which changes or developments, in each case, do not materially disproportionately affect the Company and its Subsidiaries taken as a whole) or the financial or securities markets in general, political instability or political conditions in the United States or any acts of terrorism, military actions or war or other national calamity directly involving the United States; (C) other than with respect to Section 5.4 (Consents and Approvals; No Violations), the announcement or pendency of this Agreement or actions pursuant to (or required by) this Agreement; (D) any change in the Company’s stock price or trading volume (it being understood that any change in the Company underlying or contributing to such change in stock price or trading volume may be taken into account in determining whether there exists a Company Material Adverse Effect); (E) any determination by, or delay of a determination by, or delay of a submission to, the FDA or its European equivalent, or any panel or advisory body empowered or appointed thereby; (F) the failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that any change in the Company underlying or contributing to such failure may be taken into account in determining whether there exists a Company Material Adverse Effect); (G) any changes in applicable Law or GAAP (which changes, in each case, do not materially disproportionately affect the Company and its Subsidiaries taken as a whole); or (H) any effect resulting from the actions of Parent or any of its affiliates.

(c) “Knowledge” shall mean, with respect to a party hereto, and with respect to any matter in question, that any executive officer of such party has actual knowledge of such matter.

(d) “Lien” means, with respect to any asset (including any security) any option, claim, mortgage, lien, pledge, charge, security interest or encumbrance or restrictions of any kind in respect of such asset.

(e) “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(f) “Subsidiary” shall mean, with respect to any party, any corporation, limited liability company, partnership or similar entity, whether domestic or foreign to the United States, of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(g) “Tax” or “Taxes” means all taxes (whether federal, state, local or foreign) including, without limitation, all income, profits, franchise, gross receipts, stamp, payroll, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

(h) “Tax Return” means all returns, forms, reports and other documentation required to be filed with, or supplied to, any federal, state, local or foreign tax authority with respect to Taxes (and any amendments, supplements and supporting documentation thereto).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SIRNA THERAPEUTICS, INC.

By:	/s/ Howard W. Robin
Name: Howard W. Robin

Title:	President and Chief Executive Officer

MERCK & CO., INC.

By:	/s/ Richard T. Clark
Name: Richard T. Clark

Title:	Chief Executive Officer and President

SPINNAKER ACQUISITION CORP.

By:	/s/ Richard N. Kender
Name: Richard N. Kender

Title:	President

ANNEX B

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of October 30, 2006 by and between MERCK & CO., INC., a New Jersey corporation (“Acquiror”), and the undersigned securityholder (“Stockholder”) of SIRNA THERAPEUTICS, INC., a Delaware corporation (“Sirna”).

RECITALS:

A. Acquiror, Sirna and Merger Sub (as defined below) are concurrently entering into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Spinnaker Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), with and into Sirna, pursuant to which all outstanding capital stock of Sirna will be converted into the right to receive the consideration set forth in the Merger Agreement.

B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding capital stock of Sirna, and such number of shares of capital stock of Sirna issuable upon the exercise of outstanding options and warrants, as set forth on the signature page hereof.

C. As an inducement and a condition to entering into the Merger Agreement by Acquiror, Acquiror has requested that Stockholder agree, and Stockholder has agreed (in Stockholder’s capacity as such, and not in any other capacity, including as a director or officer of Sirna, as applicable), to enter into this Agreement in order to facilitate the consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Definitions.   For the purposes of this Agreement, capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

(a) “Expiration Date” shall mean the earliest to occur of (i) the date and time as the Merger Agreement shall have been validly terminated according to its terms and (ii) the date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.

(b) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(c) “Shares” shall mean: (i) all securities of Sirna (including all shares of capital stock of Sirna and all options, warrants and other rights to acquire shares of capital stock of Sirna) owned by Stockholder as of the date of this Agreement, and (ii) all additional securities of Sirna (including all additional shares of capital stock of Sirna and all additional options, warrants and other rights to acquire shares of capital stock of Sirna) which Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

(d) “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the gift, placement in trust, or other disposition of such security (excluding transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing; provided, however, the exercise of any Warrant shall not be deemed to constitute the Transfer of such Warrant or the underlying Shares.

2. Restriction on Transfer, Proxies and Non-Interference.   At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, Stockholder shall not, directly or indirectly, (A) cause or permit the Transfer of any of the Shares to be effected or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein, (B) grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into a voting agreement or other similar commitment or arrangement with respect to any of the Shares in contravention of the obligations of Stockholder under this Agreement, (C) request that Sirna register the Transfer in contravention of this Agreement of any certificate or uncertificated interest representing any of the Shares or (D) permit any such Shares to be, or become subject to, any pledges, liens, preemptive rights, security interests, claims, charges or other encumbrances or arrangements (each, an “Encumbrance”).

3. Agreement to Vote Shares.   During the period commencing on the date hereof and continuing until the Expiration Date, at every meeting of stockholders of Sirna called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of Sirna with respect to any of the following, Stockholder shall vote, to the extent not voted by the Person(s) appointed as proxies under Section 4, or shall cause the record holder of any Shares on the applicable record date to appear (in Person or by proxy) and vote the Shares entitled to vote thereon:

(a) in favor of adoption and approval of the Merger Agreement and the Merger contemplated thereby, including each other action, agreement and transaction contemplated by or in furtherance of the Merger Agreement, the Merger and this Agreement;

(b) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement;

(c) except as otherwise agreed to in writing in advance by Acquiror, against any other action, proposal, transaction or agreement that would compete with or serve to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger; and

(d) against any Acquisition Proposal (other than the Acquisition Proposal contemplated by the Merger Agreement).

4. Irrevocable Proxy.   Stockholder hereby irrevocably and unconditionally revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, Stockholder hereby irrevocably and unconditionally grants a proxy appointing Richard Kender and John Mustillo of Acquiror as such Stockholder’s attorneys-in-fact and proxies, with full power of substitution, for and in such Stockholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power solely as specifically set forth in Section 3 as to the matters specified in Section 3. The proxy granted by Stockholder pursuant to this Section 4 is coupled with an interest and is irrevocable and is granted in consideration of Acquiror entering into this Agreement and incurring certain related fees and expenses. Notwithstanding the foregoing, the proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms. Such irrevocable proxy is executed and intended to be irrevocable in accordance with Section 212(e) of the General Corporation Law of the State of Delaware (the “DGCL”). Acquiror covenants and agrees that Richard Kender and John Mustillo of Acquiror shall attend any stockholder meeting called with respect to the matters in Section 3 either in person or by proxy, and shall vote all the Shares as contemplated by Section 3 at any such meeting, including any adjournment or postponement thereof.

5. No Solicitations.   From the date hereof until the Expiration Date, Stockholder agrees neither Stockholder nor any of its Affiliates (it being agreed that the Company and its Subsidiaries shall not be considered Affiliates of Stockholder for purposes of this Section 5), officers or directors shall, and Stockholder shall not permit the employees, agents or representatives, including any investment banker, attorney, consultant or accountant of the Stockholder or any of its Affiliates on its behalf to, take any action prohibited by Section 7.2 or Section 7.3 of the Merger Agreement (assuming, for purposes of this Section 5, that Stockholder is a “Representative” of the Company as defined in the Merger Agreement).

6. Alternative Transaction Payment.

(a) If (i) the Merger Agreement shall have been terminated (A) by Sirna pursuant to Section 9.3(a) thereof or Acquiror pursuant to Section 9.4(a) or (b) thereof or (B) by Sirna or Acquiror pursuant to Section 9.2(a) or 9.2(b) thereof, and, in either case, a proposal for an Alternative Transaction shall have been made public and not been withdrawn prior to the time of the Stockholders’ Meeting (or at any adjournment thereof) and (ii) Sirna enters into a definitive agreement with respect to an Alternative Transaction within twelve (12) months after the termination of the Merger Agreement or an Alternative Transaction is consummated within twelve (12) months after the date of such termination, then Stockholder shall pay to Acquiror, within two business days after receipt, an amount equal to 50% of the Profit (as defined in Section 6(d) below), if any, (x) received by Stockholder or (y) that would have received by Stockholder as a result of Shares held by Stockholder on the date hereof in connection with consummation of such Alternative Transaction. Any payment to Acquiror hereunder shall be made in the same form as the consideration received from such transaction (and, if the consideration so received was in more than one form, then in the same proportion as the forms of consideration so received).

(b) If Acquiror shall have increased the Merger Consideration to an amount per share greater than $13.00 and the Merger shall have been consummated, then each Stockholder shall pay to Acquiror, within two business days after receipt, an amount equal to 50% of the Profit received by such Stockholder in connection with consummation of the Merger. Any payment to Acquiror hereunder shall be made in the same form as the consideration received from the Merger (and, if the consideration so received was in more than one form, then in the same proportion as the forms of consideration so received).

(c) Any payment to be made hereunder on account of Profit (i) received in cash, shall be paid by wire transfer of same day funds to an account designated by Acquiror and (ii) received in the form of securities or other property, shall be paid through delivery to Acquiror of the securities or property, suitably endorsed for transfer free and clear of all liens, charges, encumbrances, voting agreements, and commitments of every kind (other than those imposed by, through or under the Alternative Transaction or as required by law).

(d) (i) For purposes of this Section 6, “Profit” of a Stockholder in connection with the consummation of an Alternative Transaction (or, in the case of Section 6(b) above, the Merger) shall equal the aggregate consideration that such Stockholder received or would have received as a result of the Shares held by such Stockholder on the date hereof, directly or indirectly, as a result of such consummation, valuing any non-cash consideration (including any residual interest in Sirna or any successor whether represented by shares of Sirna Common Stock or other securities of Sirna or any successor to the extent that Sirna has engaged in a spin-off, recapitalization or similar transaction) at its fair market value as of the date of consummation less the amount of the aggregate consideration Stockholder received or would have received as a result of consummation of the Merger (assuming Merger Consideration equal to $13.00 in cash). Stockholder expressly agrees that Stockholder’s obligations to Acquiror under this Section 6 are personal obligations of Stockholder and that Stockholder’s obligation to pay Profit to Parent under this Section 6 shall not be affected as a result of any Transfer of the Shares following the Expiration Date. Stockholder waives any right to any cross-claim against a future holder of the Shares in response to a claim by Parent for Profit pursuant to this Section 6.

(ii) The fair market value of any non-cash consideration consisting of (A) securities listed on a national securities exchange or traded on the Nasdaq National Market of The Nasdaq Stock Market, Inc. (“Nasdaq National Market”) shall be equal to the average of the closing price per share of such security as reported on such exchange or Nasdaq National Market for each of the five (5) trading days prior to the date of determination, provided that such securities are not subject by law or agreement with Acquiror to any transfer restrictions and such securities do not represent in the aggregate 10% or more of the outstanding securities of the same class of securities of which such securities are a part; and (B) consideration which is other than cash or securities of the type specified in subclause (A) above shall be the amount a reasonable, willing seller would pay a reasonable, willing buyer, taking into account the nature and terms of such property. In the event of a dispute as to the fair market value of such property, such disputed amounts shall be determined, which determination shall be binding on all parties to this Agreement and shall be made by a nationally recognized independent banking firm mutually agreed upon by the parties, within ten (10) business days of the event requiring selection of such investment banking firm; provided, however, that if Acquiror and the Stockholder are unable to agree within two (2) business days after the date of such event as to the investment banking firm, then Acquiror, on the one hand, and the Stockholder, on the other hand, shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make a determination; provided further, that the fees and expenses of such investment banking firm shall be borne by the Stockholder. The determination of the investment banking firm shall be binding upon the parties hereto.

(iii) In the event that Sirna shall declare and pay a stock or extraordinary dividend or other distribution, or effect a stock split, reverse stock split, reclassification, reorganization, recapitalization, combination or other like changes with respect to the shares of Sirna Common Stock, the calculations set forth in this Section 6 shall be adjusted to reflect fully such dividend, distribution, stock split, reverse stock split, reclassification, reorganization, recapitalization or combination (including any residual interest in Sirna or any successor whether represented by the shares of Sirna Common Stock or other securities of Sirna or any successor to the extent that Sirna has engaged in a spin-off, recapitalization or similar transaction) and shall be considered in determining the Profit as provided in this Section 6.

7. Representations and Warranties and Agreements of Stockholder.   Stockholder hereby represents and warrants to Acquiror that, as of the date hereof and at all times until the Expiration Date:

(a) Stockholder is the beneficial owner of all of the Shares set forth on the signature page of this Agreement. Stockholder has sole voting power and sole power of disposition with respect to all of the Shares set forth on the signature page hereof, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement; provided, however, Stockholder is affiliated with a number of funds, entities and individuals that form part of [fund]1, and one or more of such other related funds, entities or individuals may also be deemed to beneficially own, solely from an economic perspective, a portion or all of such Shares. Stockholder does not beneficially own any securities of Sirna other than the Shares set forth on the signature page of this Agreement, as supplemented from time to time pursuant to Section 11 hereof.

(b) Stockholder acknowledges and agrees that all Warrants held by it or its Affiliates will, immediately after the Merger (to the extent not exercised prior thereto), only be exercisable for cash as and to the extent provided in such Warrants.

(c) The Shares are free and clear of any Encumbrances or other encumbrances of any kind or nature.

(d) Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate or breach, and will not give rise to any violation or breach of, Stockholder’s certificate of formation or limited liability company agreement or other organizational documents (if Stockholder is not an individual), or any law, court order, contract, instrument, arrangement or agreement by which such Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to general principles of equity and as may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

(e) The execution and delivery of this Agreement by Stockholder does not, and, to the best of Stockholder’s knowledge, the performance by Stockholder of his, her or its obligations hereunder will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than required filings under Section 13 of the Exchange Act.

(f) Each Stockholder will, in its capacity as a beneficial owner of the Shares, (i) use all reasonable efforts to cooperate with Sirna and Acquiror in connection with the Merger, (ii) provide any information reasonably requested by Sirna or Acquiror that Stockholder is legally and contractually permitted to provide for any regulatory application or filing made or approval sought for the Merger and (iii) make all filings required by Stockholder to be made with all third parties and Governmental Entities necessary for the consummation of the

1 Include name of applicable fund group.

transactions contemplated by this Agreement and the Merger Agreement and other documents in connection with the Merger.

8. Representations and Warranties of Acquiror.   Acquiror hereby represents and warrants to the Stockholder that, as of the date hereof, Acquiror has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Acquiror will not violate or breach, and will not give rise to any violation or breach of, its certificate of incorporation or any law, court order, contract, instrument, arrangement or agreement by which such Acquiror is a party or is subject. This Agreement has been duly and validly executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror, enforceable against Acquiror in accordance with its terms, subject to general principles of equity and as may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

9. Consent.   Stockholder consents and authorizes Acquiror and Sirna to publish and disclose in the Proxy Materials (including all documents filed with the SEC in connection therewith) its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.

10. No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to Stockholder.

11. Stockholder Notification of Acquisition of Additional Shares.   At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, Stockholder shall promptly notify Acquiror of the number of any additional Shares and the number and type of any other voting securities of Sirna acquired by Stockholder, if any, after the date hereof.

12. Directors and Officers.   Notwithstanding anything in this Agreement to the contrary, if Stockholder or any affiliate thereof is a director or officer of Sirna, nothing contained in this Agreement shall prohibit such director or officer from (i) acting in his/her capacity as such or from taking such action as a director or officer of Sirna that may be required on the part of such Person as a director or officer of Sirna, including, without limitation, acting in compliance with Sections 7.2 and 7.3 of the Merger Agreement, but only to the extent that Sirna is permitted to take such actions under the aforementioned Sections or (ii) complying with such director or officer’s fiduciary duties under applicable law (in the context of, and in the manner permitted by, Sections 7.2 and 7.3 of the Merger Agreement).

13. Termination.   Except as otherwise provided in this Section 13, this Agreement shall terminate and be of no further force or effect as of the Expiration Date. Notwithstanding anything to the contrary contained herein, the provisions of Section 6 and Section 15 shall survive the expiration or sooner termination of this Agreement.

14. Appraisal Rights.   Stockholder irrevocably waives and agrees not to exercise any rights (including, without limitation, under Section 262 of the DGCL) to demand appraisal of any of the Shares which may arise with respect to the Merger.

15. Miscellaneous.

(a) Entire Agreement.   This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) Certain Events.   This Agreement and the obligations hereunder shall attach to all of the Shares and shall be binding upon any Person to whom legal or beneficial ownership of any of the Shares shall pass, whether by operation of law or otherwise.

(c) Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

(d) Amendment.   This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(e) Notices.   Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, facsimile or by overnight courier:

If to Aquiror:

Merck & Co., Inc.
One Merck Drive
P.O. Box 100, WS3A-65
Whitehouse Station, New Jersey 08889-0100
Attention: Office of the Secretary
Facsimile: (908) 735-1246

with a copy, which will not constitute notice, to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: David N. Shine/Brian T. Mangino
Facsimile: (212) 859-4000

If to Stockholder, to the address for notice set forth on the signature page hereof.

with a copy, which will not constitute notice, to:

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
Attention: Sam Zucker
Facsimile: (650) 473-2601

or to such other persons or addresses as may be designated in writing by the Person to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile; or on the next business day after deposit with an internationally recognized overnight courier, if sent by such a courier.

(f) Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

(g) No Waiver.   At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, waive compliance with any of the obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such waiver or failure to insist on strict compliance with an obligation contained herein shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(h) Governing Law.   This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules.

(i) Enforcement of Agreement.   The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek, without the posting of a bond, an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(j) Counterparts; Signatures.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

(k) Expenses.   Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expense. The Acquiror will not object if Sirna reimburses up to $10,000 of Stockholder’s incurred legal fees and expenses in connection with this Agreement and related matters.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed, or caused this Voting Agreement to be executed by a duly authorized officer, as of the date first written above.

MERCK & CO., INC.	STOCKHOLDER:
By: _ _Signature of Authorized Signatory Name: _ _ Title: _ _	By: _ _Signature Name: _ _ Title: _ _
Print Address

Shares beneficially owned:

shares of Sirna Common Stock

shares of Sirna Common Stock issuable upon the exercise of outstanding options, warrants or other rights

ANNEX C

PERSONAL AND CONFIDENTIAL

October 30, 2006

Board of Directors
Sirna Therapeutics, Inc.
185 Berry Street, Suite 6504
San Francisco, California 94107

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Sirna Therapeutics, Inc. (the “Company”) of the $13.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of October 30, 2006 (the “Agreement”), among Merck & Co, Inc. (“Parent”), Spinnaker Acquisition Corp., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We have provided certain investment banking services to Parent from time to time, including having acted as co-manager with respect to a public offering of Parent’s 4.75% Notes due 2015 (aggregate principal amount $1,000,000,000) in February 2005. We also may provide investment banking services to the Company and Parent in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Parent and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Parent for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the pharmaceutical industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and

C-1

liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $13.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

C-2

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§262 APPRAISAL RIGHTS. — (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest that the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

[PROXY CARD (face)]

SIRNA THERAPEUTICS, INC.
185 Berry Street, Suite 6504
San Francisco, California 94107
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
for the Special Meeting of Stockholders
to be Held on [•], 2006
The undersigned hereby appoints Howard W. Robin and Bharat M. Chowrira as Proxies, each with full power of substitution and re-substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Sirna Therapeutics, Inc. held of record by the undersigned on November 8, 2006, at the Special Meeting of Stockholders to be held on [•], 2006 (the “Special Meeting”) and at any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting and Proxy Statement in connection with the Special Meeting, each dated [•], 2006, and hereby revokes any proxy or proxies heretofore given.
(Continued on reverse side)
THE SPECIAL MEETING OF SHAREHOLDERS OF SIRNA THERAPEUTICS, INC. WILL BE HELD ON [•], 2006 FOR SHAREHOLDERS OF RECORD AS OF NOVEMBER 8, 2006. YOU MAY VOTE NUMBER OF RECORD DATE SHARES AS OF THE RECORD DATE. YOUR CONTROL NUMBER TO VOTE VIA THE INTERNET AT www.voteproxy.com OR VIA TELEPHONE (1-800-PROXIES) IS CONTROL NUMBER. YOU MAY VIEW THE COMPANY PROXY MATERIAL AT WWW.SIRNA.COM.
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet. Available 24 hours a day 7 days a week.
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
To vote using the Telephone (within U.S. and Canada)
o	Call toll free 1-800-PROXIES in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

o	Follow the simple instructions provided by the recorded message.
To vote using the Internet
o	Go to the following web site: www.voteproxy.com

o	Enter the information requested on your computer screen and follow the simple instructions.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by [•], Pacific Standard Time on [•], 2006.
YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

[PROXY CARD (reverse)]
SPECIAL MEETING OF STOCKHOLDERS OF
SIRNA THERAPEUTICS, INC.
[•], 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR
BLACK INK AS SHOWN HERE ☑

		FOR	AGAINST	ABSTAIN

1.
To adopt the Agreement and Plan of Merger, dated as of October 30, 2006, by and among Merck & Co., Inc., a New Jersey corporation, Spinnaker Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Merck, and Sirna Therapeutics, Inc.
		☐	☐	☐

2.	To grant discretionary authority to adjourn the Sirna special meeting to another time or place for the purpose of soliciting additional proxies in respect to the merger agreement.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.
                  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 (UNLESS THIS PROXY IS VOTED AGAINST PROPOSAL 1, IN WHICH CASE IT WILL ALSO BE VOTED AGAINST PROPOSAL 2).
                  All other proxies heretofore given the undersigned to vote shares of stock of Sirna Therapeutics, Inc., which the undersigned would be entitled to vote if personally present at the Special Meeting or any adjournment or postponement thereof, are hereby expressly revoked.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
Signature of Stockholder                                     Date:                                     Signature of Stockholder                                     Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.